Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

By and Among

LUFKIN INDUSTRIES, INC.
a Texas corporation

LUFKIN PUMP ACQUISITION LTD.
an Alberta corporation,

AND

DOUGLAS J. QUINN

QUINN HOLDINGS LTD.
an Alberta corporation,

QUINN’S OILFIELD SUPPLY LTD.
an Alberta corporation,

QUINN PUMPS, INC.
a Texas corporation,

QUINN PUMPS [CALIFORNIA] INC.
a California corporation,

GRENCO ENERGY SERVICES INC.
an Alberta corporation

GRENCO ENERGY SERVICES LIMITED PARTNERSHIP
an Alberta limited partnership

AND

THE SELLER REPRESENTATIVE NAMED HEREIN

Dated as of September 6, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

Section 1.1 Definitions
Section 1.2 Definitions Appearing Elsewhere in this Agreement

ARTICLE II PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale
Section 2.2 Excluded Assets
Section 2.3 Assumed Liabilities
Section 2.4 Excluded Liabilities
Section 2.5 Deemed Assignment of Contracts
Section 2.6 The Closing
Section 2.7 Delivery of Estimates; Calculation of Purchase Price; Payment
Section 2.8 Adjustments
Section 2.9 Escrow
Section 2.10 Purchase Price Allocation

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1 Representations and Warranties of Seller
Section 3.2 Representations and Warranties of Buyer

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES

Section 4.1 Corporate Organization; Etc
Section 4.2 Authorization, Etc
Section 4.3 No Violation
Section 4.4 Consents
Section 4.5 Accounts Receivable
Section 4.6 Financial Statements
Section 4.7 Inventory
Section 4.8 Real Property
Section 4.9 Absence of Certain Changes
Section 4.10 No Material Adverse Effect
Section 4.11 Litigation
Section 4.12 Intellectual Property
Section 4.13 Company Contracts
Section 4.14 Customers and Suppliers
Section 4.15 Labor and Employment Matters
Section 4.16 Employee Benefit Plans and ERISA Matters
Section 4.17 Taxes
Section 4.18 Insurance
Section 4.19 Environmental Laws and Regulations
Section 4.20 Warranties
Section 4.21 Capitalization; Subsidiaries
Section 4.22 Brokers and Finders
Section 4.23 Internal Controls; Books and Records
Section 4.24 Payments; Foreign Corrupt Practices Act (U.S.); Corruption of Foreign Public Officials Act (Canada); U.S. Export and Sanctions Laws
Section 4.25 Anti-Terrorism Laws; Trading with the Enemy
Section 4.26 Affiliate Relationships
Section 4.27 Title to and Sufficiency of Assets
Section 4.28 Banks; Powers of Attorney
Section 4.29 Absence of Undisclosed Liabilities
Section 4.30 Defects; Product Liability
Section 4.31 Intentionally Omitted
Section 4.32 Bonds, Guaranties and Letters of Credit
Section 4.33 Disclosure

ARTICLE V PRE-CLOSING COVENANTS

Section 5.1 Business in the Ordinary Course
Section 5.2 Conduct of Business Pending Closing
Section 5.3 Inspection
Section 5.4 Notice of Developments
Section 5.5 Exclusivity
Section 5.6 Filings; Reasonable Commercial Efforts, Etc
Section 5.7 Notices and Consents
Section 5.8 Financing
Section 5.9 280G Approval
Section 5.10 Grenco Energy Services Limited Partnership
Section 5.11 Updates to Disclosure Schedule
Section 5.12 Intentionally Omitted
Section 5.13 Privacy
Section 5.14 Employees
Section 5.15 Risk of Loss
Section 5.16 Notices and Consents

ARTICLE VI POST-CLOSING COVENANTS

Section 6.1 General
Section 6.2 Litigation Support
Section 6.3 Transition
Section 6.4 Confidentiality
Section 6.5 Tax Matters
Section 6.6 Cessation of Use of Trade Names and Related Matters
Section 6.7 Apportionment of Property Taxes; Utilities; Rents
Section 6.8 GST Election
Section 6.9 Supply Agreement
Section 6.10 Non-Competition and Non-Solicitation
Section 6.11 Section 22 Election

ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1 Conditions to Obligations of All Parties
Section 7.2 Conditions to Obligations of Buyer
Section 7.3 Conditions to Obligations of Seller

ARTICLE VIII INDEMNIFICATION

Section 8.1 Survival
Section 8.2 Indemnification by Seller
Section 8.3 Indemnification by Buyer
Section 8.4 Limitations
Section 8.5 Indemnification Procedures
Section 8.6 Tax Treatment of Indemnification Payments

ARTICLE IX TERMINATION

Section 9.1 Termination of Agreement
Section 9.2 Effect of Termination

ARTICLE X MISCELLANEOUS

Section 10.1 Press Releases and Public Announcements
Section 10.2 No Third-Party Beneficiaries
Section 10.3 Entire Agreement
Section 10.4 Succession and Assignment
Section 10.5 Counterparts
Section 10.6 Headings
Section 10.7 Notices
Section 10.8 Governing Law
Section 10.9 Amendments and Waivers
Section 10.10 Severability
Section 10.11 Expenses
Section 10.12 Rules of Construction
Section 10.13 Incorporation of Exhibits and Schedules
Section 10.14 Specific Performance
Section 10.15 Submission to Jurisdiction
Section 10.16 Appointment of Seller Representative

ARTICLE XI DISPUTE RESOLUTION

Section 11.1 Resolution by Parties
Section 11.2 Binding Arbitration
Section 11.3 Exceptions to Arbitration Obligation

SCHEDULES

Schedule	Title	Section Reference

2.8(a)(i)	Net Working Capital Calculation Example	2.8(a)

EXHIBITS

Exhibit	Title	Section Reference

A	Form of Escrow Agreement	1.1
B	Form of Employment Agreement	7.2(e)(i), (ii)

DISCLOSURE SCHEDULE

Section	Title

3.1	Representations and Warranties of Seller
4.1	Corporate Organization
4.3	No Violation
4.4	Consents
4.5	Accounts Receivable
4.6	Financial Statements
4.7(a)	Inventory Adjustments
4.7(b)	Inventory Locations
4.8(a)	Real Property
4.8(b)	Real Property Condition
4.9	Absence of Certain Changes
4.11	Litigation
4.12(a)	Intellectual Property
4.12(b)	Licenses
4.12(c)	IP Litigation
4.12(d)(i)	Work for Hire
4.12(d)(ii)	Non-Disclosure Employees
4.12(d)(iii)	Former Employees
4.13(a)	Company Contracts
4.13(b)	Business Agreements
4.14(a)	Customers and Suppliers
4.14(b)	Foreign Customers and Suppliers
4.15	Labor and Employment
4.15(a)	Acquired Company Employees and Consultants
4.15(b)	Seller Employees and Consultants
4.15(c)	Excepted Employee and Consultant Information
4.15(d)	Excepted US Employees and Consultants Information
4.15(e)	Excepted Canadian Employees and Consultants Information
4.15(f)	Other Excepted Canadian Employees and Consultants Information
4.16(b)	Employee Benefit Plans; ERISA
4.16(e)	Employee Loans
4.17(a)	Taxes
4.18(a)	Insurance Coverages
4.18(b)	Insurance Claims
4.19	Environmental Laws and Regulations
4.20	Warranties
4.21(a)	Capitalization
4.21(b)	Subsidiaries
4.22	Brokers and Finders
4.23(b)	Books and Records
4.24	Payments
4.26	Affiliated Relationships
4.28	Banks; Powers of Attorney
4.29	Undisclosed Liabilities
4.30(a)	Product Liability
4.30(b)	Terms and Conditions
4.30(c)	Product Proceedings
4.32	Bonds
5.2(c)	Dividends and Distributions
5.13	Personal Information Compliance
5.14(a)(i)	Non-offered Employees
5.14(a)(ii)	Census Information
5.14(h)	Non-offered Subsidiary Employees

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (“Agreement”) entered into as of September 6, 2011, by and among Lufkin Industries, Inc., a Texas corporation (“Parent”), Lufkin Pump Acquisition Ltd., an Alberta corporation (“Buyer”), and (a) Quinn’s Oilfield Supply Ltd., an Alberta corporation (“Seller” or “Quinn Canada”), (b) Quinn Pumps, Inc., a Texas corporation (“Quinn Texas”), (c) Quinn Pumps [California] Inc., a California corporation (“Quinn California”), (d) Grenco Energy Services Inc., an Alberta corporation (“Grenco GP”), (e) Grenco Energy Services Limited Partnership, an Alberta limited partnership (“Grenco”) (each of the entities referenced in clauses (b) through (e) is referred to as an “Acquired Company” and collectively as the “Acquired Companies”), (f) Quinn Holdings Ltd., an Alberta corporation (“Quinn Holdings”), (g) Douglas J. Quinn, an individual residing in Alberta, Canada (“Quinn”), and (h) the Seller Representative designated in Section 10.16.  Acquired Companies, Seller, Seller Representative, Parent and Buyer are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties.”

Background

As of the date of this Agreement, (a) Quinn and Quinn Holdings own all of the outstanding capital stock of Seller; (b) Quinn owns eighty five percent (85%) of the outstanding capital stock of Grenco GP; (c) Seller owns (i) all of the outstanding capital stock of Quinn Texas and Quinn California and (ii) eighty five percent (85%) of the limited partnership interests of Grenco; (d) Grenco GP owns all of the outstanding general partnership interests of Grenco; and (e) Quinn Holdings owns all of the Quinn Holdings Real Property.

This Agreement contemplates transactions in which (a) Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Purchased Assets, (b) Buyer will assume the Assumed Liabilities; (c) Buyer will purchase from Quinn Holdings, and Quinn Holdings will sell to Buyer, all of the Quinn Holdings Real Property; and (d) Buyer will purchase from Quinn, and Quinn will sell to Buyer, all of the capital stock of Grenco GP held by Quinn, which as of the date of this Agreement represents eighty five percent (85%) of the outstanding capital stock of Grenco GP.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

Where used in this Agreement, the following words and terms shall have the respective definitions (and such definitions shall be equally applicable to the singular and plural forms, and all grammatical variations, of such terms):

“AAMS” has the meaning set forth in Section 11.2.

“Accounts Payable” means all of Seller’s accounts payable, accrued expenses and other current liabilities (including prepaid sales and accrued freight) with respect to the Business as of the Closing Date..

“Accounts Receivable” means any and all accounts receivable and notes receivable of or amounts owing or payable to Seller, any Acquired Company and any Subsidiary of an Acquired Company as of the date hereof, the Closing Date or any other specified date; however, “Accounts Receivable” shall not include the Acquired Company Promissory Notes.

“Acquired Company” and “Acquired Companies” has the meaning set forth in the preface above.

“Acquired Companies’ Benefit Plan” means each written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, savings, thrift, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock ownership, stock appreciation, phantom stock option, other equity or equity-based compensation, severance or termination pay, retention, change in control, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, cafeteria or flexible benefit, disability or other insurance (whether insured or self-insured), vacation, sick leave or other leave or time-off, plan, program, policy, agreement, arrangement or understanding, including any that have been terminated, that are or were sponsored, maintained or contributed to or required to be contributed to (on a contingent basis or otherwise) by the Acquired Companies or by any ERISA Affiliate  or with respect to which any Acquired Company has or could have an Liability.

“Acquired Companies’ Compensation Commitment Benefit Plan” has the meaning set forth in Section 4.15(b)(i) below.

“Acquired Company Assets” has the meaning set forth in Section 4.27(a) below.

“Acquired Company Consultants” has the meaning set forth in Section 4.15(a) below.

“Acquired Company Employees” has the meaning set forth in Section 4.15(a) below.

“Acquired Company Promissory Notes” means collectively (i) that certain promissory note dated as of August 31, 2011 made by Quinn Texas and payable to Seller in the original principal amount of $4,027,000, (ii) that certain promissory note dated as of August 31, 2011 made by Quinn California and payable to Seller in the original principal amount of $421,294.74; and (iii) that certain promissory note dated as of August 31, 2011 made by Grenco and payable to Seller in the original principal amount of $6,912,863.10.

“Acquired Company’s Closing Documents” has the meaning set forth in Section 4.2 below.

“Acquisition Agreements” means (i) that certain Asset Purchase Agreement dated October 1, 2010 between Quinn Texas, as buyer, and Ranger Pump, LLC, as seller; (ii) that certain Share Purchase Agreement dated January 4, 2010 between Quinn Texas, as buyer, and John Prescott, Sharyl Prescott, David Foss and David Patterson, collectively, as seller; (iii) that certain Asset Purchase Agreement dated June 7, 2010 between Grenco and Quinn Holdings, collectively, as buyer, and Grenco Industries Ltd, as seller; and (iv) that certain Share Purchase Agreement dated January 15, 1999 between Seller, as buyer, and Carles W. Gibson and Gibco Pump & Supply Inc., collectively, as seller.

“Acquisition Proposal” means any Contract, proposal, offer or other inquiry or indication of interest (whether or not in writing and whether or not delivered to Seller Representative, Seller or the stockholders of Seller) relating to any of the following (other than the transactions contemplated by this Agreement): (a) any merger, reorganization, share exchange, take-over bid, tender offer, statutory plan of arrangement, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions directly or indirectly involving any of Seller, an Acquired Company or a Subsidiary of an Acquired Company (as the case may be), (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 15% or more of the consolidated net revenues, net income or stockholders’ equity, or assets representing 15% or more of the book value of the assets of the Acquired Companies or Seller (as the case may be), taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions, or (c) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 15% or more of the shares of any class of the issued and outstanding equity of Seller, whether in a single transaction or a series of related transactions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Allocation” has the meaning set forth in Section 2.10.

“Anti-Terrorism Law” means any Legal Requirement relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the applicable laws comprising or implementing the Bank Secrecy Act, and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing applicable laws may from time to time be amended, renewed, extended, or replaced).

“Annual Financial Statements” has the meaning set forth in Section 4.6 below.

“Antitrust Laws” has the meaning set forth in Section 5.6(a) below.

“Assigned Contracts” means each Business Agreement to which Seller is a party, however, Assigned Contracts shall not include any Contract between Seller and any foreign sales agent or representative of Seller or any Contract for the sale of goods or services by Seller to any Person located outside Canada or the United States.

“Assumed Liabilities” has the meaning set forth in Section 2.3 below.

“Authorized Action” has the meaning set forth in Section 10.16(c) below.

“Blocked Person” has the meaning set forth in Section 4.25(b) below.

“Books and Records” means all original (or copies certified by Seller Representative as accurate) files, records and data in any media relating to the Purchased Assets, including, but not limited to, lease, land, and title records (including abstracts of title, title opinions and title curative documents), Contracts, customer and supplier lists, files and information, purchasing records, sales and credit reports, supplier lists, customer lists, distributor lists, bid and quote information, literature, catalogs, brochures, advertising material, financial books and records, ledgers, Tax Returns and records, communications to and from any Governmental Body associated with Tax or accounting, and engineering and operating records relating to the Purchased Assets.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” means the manufacture, distribution, service and repair by Seller, any Acquired Company or any Subsidiary of an Acquired Company of reciprocating rod pumps and progressing cavity pumps for the energy industry.

“Business Agreement” has the meaning set forth in Section 4.13(b) below.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are closed or authorized to close in Houston, Texas or Calgary, Alberta.

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Benefit Plans” has the meaning set forth in Section 5.14(b)(iii) below.

“Canadian Employee Benefit Plan” means each Acquired Companies’ Benefit Plan sponsored, maintained or contributed to or required to be contributed to by the Acquired Companies for the benefit of Canadian Employees or former Canadian Employees and their dependants or beneficiaries, other than plans established pursuant to Legal Requirement.

“Canadian Employees” means all Employees working in Canada.

“Capital Expenditures” means expenditures of Seller, the Acquired Companies and their Subsidiaries for the period beginning on March 1, 2011 and extending through the Closing Date which meet the criteria for capitalization under GAAP applied consistently in the manner applied in the Financial Statements.

“Cash on Hand” means the aggregate amount of cash and cash equivalents of Seller, the Acquired Companies and their Subsidiaries as of 11:59 p.m. (Calgary time) on the last day immediately preceding the Closing Date.

“Closing” has the meaning set forth in Section 2.6 below.

“Closing Date” has the meaning set forth in Section 2.6 below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.8(a) below.

“Closing Date Payment Certificate” has the meaning set forth in Section 2.7(a) below.

“Closing Date Statement” has the meaning set forth in Section 2.8(a) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of Seller, the Acquired Companies and any Subsidiary of an Acquired Company that is not generally available to the public immediately prior to the time of disclosure.

“Consultants” has the meaning set forth in Section 4.15(b)

“Contract” means all written or oral contracts, agreements, leases, licenses, obligations, instruments, commitments and other arrangements to which Seller, any Acquired Company or its Subsidiaries is a party or by which Seller, any Acquired Company, its Subsidiaries or their assets are bound or pursuant to which Seller, any Acquired Company or such Subsidiary enjoys any right or benefit or undertakes any obligation related to the Business, including all amendments thereto and modifications thereof.

“Convertible Securities” means, with respect to any of the Acquired Companies or any of their Subsidiaries, securities, rights or other instruments convertible into or exchangeable for capital stock or other voting securities of such entity (including as a result of multiple or successive conversions or exchanges), or that afford the holder thereof the right to acquire such capital stock or voting securities.

“Damages” means all actions, suits, proceedings, claims, injunctions, judgments, orders, damages (including, without limitation, consequential damages), penalties, fines, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, costs and fees, including court costs, reasonable attorneys’ and other professionals’ fees and expenses (including costs of investigation and defense whether involving a third part claim or a claim solely between the Parties) and other third party costs and expenses, and diminutions of value, whether or not involving a third party claim.

“Debt” means, for any Person, without duplication: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) unfunded vested benefits under each Acquired Companies’ Benefit Plan and (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).  For the avoidance of doubt, Debt does not include (a) any intercompany accounts, payables or loans solely between Seller and the Acquired Companies or their Subsidiaries or (b) obligations of Seller or the Acquired Companies under motor vehicles leases required to be capitalized in accordance with GAAP.

“Deductible” has the meaning set forth in Section 8.4(a) below.

“Deferred Portion” has the meaning set forth in Section 2.7(d) below.

“Direct Claim” has the meaning set forth in Section 8.5(c) below.

“Dispute” has the meaning set forth in Section 11.1 below.

“Dispute Notice” has the meaning set forth in Section 2.8(a) below.

“Disputed Claim Amounts” has the meaning set forth in Section 2.9(c) below.

“Dollars” or “$” means dollars in lawful money of the United States of America.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employees” has the meaning set forth in Section 4.15(b) or Section 5.14, as the case may be.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claims” means any and all third party, administrative, regulatory or judicial actions, causes of action, demands, suits, claims, liens or written notices of violation or liability, requests for information, summons, Proceedings or Orders arising under or related to (i) any Environmental Law or (ii) any common law causes of action pertaining to the environment or health and safety as a result of any Release or as a result of the condition of any Real Property or Tangible Personal Property, whether or not caused by a breach of Environmental Laws.

“Environmental Laws” means any applicable Legal Requirement relating to the protection, investigation or restoration of health and safety, the environment or natural resources or to any pollutant, contaminant or Hazardous Materials.

“Equity Interests” means collectively the Quinn California Shares, the Quinn Texas Shares, the Grenco GP Shares and the Grenco Interests.

“Equipment” means all of the machinery, cranes, tools, spare parts, equipment, vehicles and any vehicle leases, including tractors, trailers and other transportation equipment, computer equipment and hardware, office furnishings, office equipment and office supplies located on or in transit to the Real Property that are used or held for use primarily in connection with the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Acquired Companies would be a “single employer” under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Blake, Cassels & Graydon LLP or such other Person as may be agreed to by Seller Representative and Buyer.

“Escrow Agreement” means that certain Escrow Agreement dated the date hereof among Buyer, Seller and the Escrow Agent, the form of which is attached hereto as Exhibit A.

“Escrow Amount” means an amount equal to the sum of the amount of the Supply Escrow Fund and the amount of the Indemnity Escrow Fund.

“Escrow Release Date” has the meaning set forth in Section 2.9(b) below.

“Estimated Capital Expenditure Amount” has the meaning set forth in Section 2.7(a)(ii) below.

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.7(a)(i) below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2 below.

“Excluded Liabilities” has the meaning set forth in Section 2.4 below.

“Facility” means any real property, leasehold or other interest in real property currently owned, leased or operated by Seller, an Acquired Company or any of its Subsidiaries, including the Tangible Personal Property used or operated by Seller, such Acquired Company and its Subsidiaries at the respective locations of the real property specified in Section 4.8(a) of the Disclosure Schedule.  Notwithstanding the foregoing, for purposes of Section 4.19, “Facility” shall mean any real property, leasehold or other interest in real property currently or formerly owned by an Acquired Company or any of its Subsidiaries, including the Tangible Personal Property used or operated by Seller, an Acquired Company and its Subsidiaries at the respective locations of the Real Property specified in Section 4.8(a) of the Disclosure Schedule.

“Final Adjustment Amount” has the meaning set forth in Section 2.8(d) below.

“Final Determination” means the final resolution of liability for any Tax: (a) by execution of IRS Form 870 or 870-AD (or any successor forms thereto) or by execution of a form having the same effect under the Tax laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (b) by a judgment which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or agreements having the same effect under the Tax laws of other jurisdictions; or (d) by any allowance or disallowance of a refund or credit in respect of an overpayment of Tax as set forth in Section 1313(a) of the Code or by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Final Purchase Price” has the meaning set forth in Section 2.8(d) below.

“Financial Statements” has the meaning set forth in Section 4.6 below.

“Financing” has the meaning set forth in Section 5.8 below.

“Financing Notice” has the meaning set forth in Section 5.8 below.

“Former Employees” has the meaning set forth in Section 5.14(a) below.

“GAAP” means Canadian generally accepted accounting principles as in effect on the date of this Agreement and on the Closing Date.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any approval, authorization, consent, license, registration, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, provincial, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“Grenco” has the meaning set forth in the preface above.

“Grenco GP” has the meaning set forth in the preface above.

“Grenco Interests” means any general or limited partnership interest of Grenco.

“GST Legislation” means Part IX of the Excise Tax Act, R.S.C. 1985, c.E-13(Canada).

“Hazardous Materials” means any substance, material or waste that is regulated, classified or otherwise characterized, or which can form the basis of liability, under, or pursuant to, an Environmental Law, including but not limited to petroleum and its by-products, asbestos and asbestos containing materials, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Employee” has the meaning set forth in Section 5.14(a) below.

“Indemnified Party” has the meaning set forth in Section 8.4 below.

“Indemnifying Party” has the meaning set forth in Section 8.4 below.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.9(a).

“Initial Purchase Price” has the meaning set forth in Section 2.7(b) below.

“Intellectual Property” means any and all rights existing now or in the future under patent law, copyright law, industrial design rights law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all applications, registrations, renewals, extensions and restorations thereof, all rights to file applications anywhere in the world claiming priority or otherwise based on the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions that is owned or licensed by Seller, any Acquired Company or a Subsidiary of an Acquired Company.

“Inventory” means all inventories of Seller, an Acquired Company and its Subsidiaries, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Seller, such Acquired Company and its Subsidiaries.

“Key Employees” means Darlene Hauck, Larry Cain, David Garland, Wesley Grenke, Darin Grenke, Kevin Kroetsch, Brian Stone, Zdenek Niederle, Brad Church, Colin Heidel, Kevin Gardner and Wendell Mortensen.

“Knowledge” means, with respect to either Seller or the Acquired Companies, the actual knowledge after reasonable investigation of Douglas J. Quinn, Darlene Hauck, Larry Cain, David Garland, Wesley Grenke, Darin Grenke, Kevin Kroetsch, Brian Stone, Zdenek Niederle, Brad Church, Colin Heidel, Kevin Gardner and Wendell Mortensen.

“Lease” or “Leases” has the meaning set forth in Section 6.7(d) below.

“Leased Real Property” has the meaning set forth in Section 4.8(a) below.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law (including common law), ordinance, code, regulation, rule, agreement with any Governmental Body, Order, permit, decree, ruling, statute, treaty or governmental restriction or requirement.

“Liability” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

“Material Adverse Effect” means, with respect to any Party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate with any other events, occurrences, facts, conditions or changes, is, or is reasonably likely to be, materially adverse to (i) the business, assets, prospects, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, except for any such change or effect that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect such Party or any of its Subsidiaries in any material respect, (B) changes that affect generally the industries in which such Party and its Subsidiaries are engaged and do not disproportionately affect such Party or any of its Subsidiaries in any material respect, (C) acts of war or terrorism that do not disproportionately affect such Party in any material respect or (ii) the ability of the Party to consummate the transactions contemplated by this Agreement or to fulfill the conditions to Closing.

“Minority Interests” has the meaning set forth in Section 5.10 below.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.6 below.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37) and ERISA § 4001(a)(3).

“Net Working Capital” means all current assets but excluding (i) cash and (ii) Tax Assets related to the Tax Act, less all current liabilities but excluding (i) interest payable and Debt of Seller, the Acquired Companies and their Subsidiaries and (ii) Tax Liabilities related to the Tax Act, all of which shall be determined for Seller, the Acquired Companies and their Subsidiaries on a consolidated basis and in accordance with GAAP applied consistently in the manner applied in the Financial Statements.

“Net Working Capital Amount” means the amount of Net Working Capital as of 11:59 p.m. (Calgary time) on the day immediately preceding the Closing Date.  A sample calculation of the Net Working Capital Amount and the net working capital adjustment as of February 28, 2011 is set forth in Schedule 2.8(a)(i).

“Neutral Auditor” means PriceWaterhouseCooper LLP or another nationally recognized public accounting firm agreed to by Seller Representative and Buyer.

“Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means a course of conduct that reasonable prudent men would use in conducting business affairs as they occur from day to day consistent with past practice.

“Other Current Assets” means all prepaid and deferred items (including prepaid rent and other prepaid expenses) or credits and deposits, rights of offset and credits and claims for refund (other than Tax refunds arising from or pertaining to periods prior to the Closing Date) generated or incurred by or in connection with the Business.

“Owned Real Property” has the meaning set forth in Section 4.8(a) below.

“Parent” has the meaning set forth in the recitals above.

“Party” has the meaning set forth in the preface above.

“Past Service” has the meaning set forth in Section 5.14(b) below.

“Permits” means any license, permit, concession, franchise, tax abatement agreement, authorization, consent or approval granted or required by any Person which are necessary for the continued operation of the Business and the Purchased Assets as such are conducted as of the Closing Date.

“Permitted Encumbrances” means (i) any Encumbrance for current ad valorem taxes, real property taxes, personal property taxes and similar obligations attributable to the assets of Seller, the Acquired Companies and their Subsidiaries that are not yet due or payable or are being contested in good faith by appropriate proceedings and, in connection therewith, an adequate accrual or reserve has been set aside in accordance with GAAP, (ii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iii) builders’ or mechanics’ and materialmen’s liens that are incurred in the Ordinary Course of Business, (iv) statutory and contractual liens of landlords and garagemen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ liens, and other similar Encumbrances arising in the Ordinary Course of Business, (v) requirements incurred or other Encumbrances relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, social security, and other similar statutory requirements, (vi) Encumbrances, deposits, or pledges to secure the performance of bids, tenders, Contracts (other than Contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the Ordinary Course of Business, (vii) easements, rights-of-way, restrictions, and other similar Encumbrances which, individually and in the aggregate, do not materially interfere with the occupation, use, and enjoyment by any Acquired Company of the property or assets encumbered thereby in the Ordinary Course of Business or materially impair the value of the property subject thereto, and (viii) any Encumbrances that will not survive the Closing.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Information” has the meaning set forth in Section 5.13.

“Pre-Closing Returns” has the meaning set forth in Section 6.5(a).

“Pre-Closing Tax Period” means any Tax period or the portion of any Straddle Period ending on or before the Closing Date.

“Proceeding” means any claim, charge, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property Taxes” has the meaning set forth in Section 6.7(a).

“Public Accounting Firm” means an independent certified public accounting firm selected by the Neutral Auditor and KPMG LLP when and as required by the terms of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.7(c).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Quinn” has the meaning set forth in the preface above.

“Quinn California” has the meaning set forth in the preface above.

“Quinn California Shares” means any share of the common capital stock, $1.00 par value per share, of Quinn California.

“Quinn Canada” has the meaning set forth in the preface above.

“Quinn Holdings” has the meaning set forth in the preface above.

“Quinn Holdings Real Property” means the Owned Real Property owned in fee simple by Quinn Holdings listed in Section 4.8(a) of the Disclosure Schedule.

“Quinn Texas” has the meaning set forth in the preface above.

“Quinn Texas Shares” means any share of the common capital stock, $1.00 par value per share, of Quinn Texas.

“Real Property” has the meaning set forth in Section 4.8(a) below.

“Release” means any spilling, leaking, pumping, emitting, discharging, injection, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment.

“Reportable Event” has the meaning set forth in ERISA § 4043.

“Representatives” has the meaning set forth in Section 5.7(a) below.

“Restricted Activity” has the meaning set forth in Section 6.10 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Consultants” has the meaning set forth in Section 4.15(b) below.

“Seller Employees” has the meaning set forth in Section 4.15(b) below.

“Seller Fundamental Representations” has the meaning set forth in Section 8.1 below.

“Seller Parties” means Quinn, Quinn Holdings and Seller.

“Seller Representative” has the meaning set forth in Section 10.16(a) below.

“Seller Representative Appointment” has the meaning set forth in Section 10.16(a) below.

“Seller Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, Seller, any of the Acquired Companies or their Subsidiaries (whether on their own behalf or on behalf of Seller) in connection with the process of selling the Acquired Companies and their Subsidiaries or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, which have not been paid prior to Closing, including (i) any fees and expenses associated with obtaining necessary waivers, consents or approvals of any Governmental Body or third parties on behalf of Quinn Holdings, Seller or the Acquired Companies; (ii) any fees or expenses, including termination fees or penalties, associated with obtaining the release and termination of any Encumbrances; (iii) all brokers’ or finders’ fees; (iv) fees and expenses of counsel, advisors, consultants, investment bankers (including the fees and expenses of Wood Roberts, LLC and Infinity Energy Capital, LLC), accountants, and auditors and experts; and (v) fifty percent of all fees and expenses of the Escrow Agent.  For avoidance of doubt, however, bonuses payable to employees of Seller, the Acquired Companies and their Subsidiaries are excluded from this definition if they are (A) consistent with the past practices of Seller, the Acquired Companies and their Subsidiaries, (B) in no way contingent upon or accelerated by the completion of the transactions contemplated by this Agreement and (C) not awarded in consideration for work on the transactions contemplated by this Agreement.

“Special Indemnified Matters” has the meaning set forth in Section 8.4(a) below.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

 “Subsidiary,” when used with respect to any Party, means any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Party is a general partner, managing partner or member.

“Supply Agreement” means a Supply Agreement to be entered into by Seller and Buyer effective as of the Closing Date.

“Supply Escrow Fund” has the meaning set forth in Section 2.9(a).

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, inventories, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller, an Acquired Company or any Subsidiary of such Acquired Company (wherever located), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Net Working Capital Amount” means $32,364,650.

“Tax” means (i) any federal, state, provincial, territorial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar including Canada Pension Plan and provincial pension plan contributions), unemployment, disability, workers’ compensation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, fines, installments with respect thereto, additions to or additional amounts imposed by any Taxing Authority in connection with any item described above and any liability for any of the foregoing as transferee, whether disputed or not; (ii) in the case of any of the Acquired Companies or any Subsidiary of an Acquired Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any of the Acquired Companies or any Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of any of the Acquired Companies or any Subsidiary of an Acquired Company for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Indemnity” has the meaning set forth in Section 6.5(d).

“Tax Return” means any return, form, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding on Seller, an Acquired Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability including without limitation sections 80.04 or 191.3 of the Tax Act or any equivalent provincial provision.

“Taxing Authority” means any Governmental Body (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.5(a) below.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transaction Documents” has the meaning set forth in Section 3.1(a) below.

“Transferring Employees” has the meaning set forth in Section 5.14(a) below.

“Treasury Regulation” means income tax regulations promulgated under the Code, as amended.

“WARN Act” has the meaning set forth in Section 4.24(d) below.

Section 1.2 Definitions Appearing Elsewhere in this Agreement.

The terms used in this Agreement which are defined in (a) the preface of this Agreement, (b) the recitals of this Agreement and (c) the further Sections of this Agreement shall have the respective definitions therein ascribed to them.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale.

On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer and convey to Buyer, and Buyer will purchase, acquire and accept from Seller, all of the Purchased Assets, free and clear of all Liens of every kind, nature and description other than Permitted Liens.  The “Purchased Assets” shall mean and include all of the right, title and interest of Seller in and to the assets, properties and agreements as of the Closing Date of every kind, nature and description that are used in or substantially relating to the Business, wherever situated and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in any of the books or financial statements of Seller as of the Closing Date, including, without limitation, the properties and business of Seller as a going concern as of the Closing Date and including the assets and properties listed and/or described in clause (a) through clause (o) below and the schedules referenced therein; provided, however, that the Purchased Assets shall expressly exclude the Excluded Assets:

(a) all of the assets reflected on the Most Recent Balance Sheet;

(b) all Equipment, as further described on Schedule 2.1(b);

(c) all Inventory, as further described on Schedule 2.1(c);

(d) all Tangible Personal Property, as further described on Schedule 2.1(d);

(e) the Accounts Receivables, as further described on Schedule 2.1(e);

(f) the Other Current Assets, as further described on Schedule 2.1(f);

(g) the Assigned Contracts, as further described on Schedule 2.1(g), and all outstanding offers or solicitations made by or to Seller to enter into any Assigned Contract;

(h) all of the Equity Interests and any Convertible Security;

(i) all Books and Records;

(j) all Confidential Information;

(k) all Permits and all pending applications therefor or renewals thereof, as further described on Schedule 2.1(k), other than those that cannot be lawfully transferred;

(l) all goodwill associated with the Business, including the exclusive right to Buyer to represent itself as carrying on the Business in continuation of and in succession to Seller and the right to use any words indicating the Business is so carried on;

(m) except as specified in Section 2.2, all other assets, tangible or intangible, owned by Seller and relating to the Business, including (A) all past, present and future claims, choses in action and rights of action by Seller against third parties relating to the Business or any of the Purchased Assets arising from events, acts, omissions or circumstances on or prior to the Closing Date, (B) all insurance benefits, including rights and proceeds, arising from or related to the Purchased Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement and (C) the right of Seller to the name “Quinn’s Oilfield Supply Ltd.” and any derivatives thereof;

(n) all Real Property set forth on Section 4.8(a) of the Disclosure Schedule; and

(o) all interest in the Intellectual Property of Seller relating to the Business, as further described on Schedule 2.1(o).

Section 2.2 Excluded Assets.

The assets listed below shall be retained by Seller, and shall not be transferred to or purchased by Buyer (the “Excluded Assets”):

(a) any cash and cash equivalents on hand in any bank account of Seller;

(b) the real property commonly referred to 6798 52nd Avenue, Red Deer, Alberta (the “52nd Avenue Real Property”);

(c) all past, present or future claims, choses in action and rights or actions by Seller against (i) third parties relating to (A) any Excluded Asset, (B) the Business or any of the Purchased Assets arising from events, acts, omissions or circumstances after the Closing Date to the extent such claim or action relates to or arose out of any matter for which Seller remains liable, including any Excluded Liability and (C) any matter for which Seller is obligated to indemnify the Indemnified Parties pursuant to the terms of this Agreement or (ii) claims, choses in action and rights or actions that do not relate to the Purchased Assets;

(d) Permits, to the extent not lawfully transferable;

(e) all refunds of Taxes for which Seller is liable;

(f) all rights and obligations arising under contracts, leases or agreements constituting Excluded Liabilities;

(g) tangible personal property of Quinn, Seller or the Acquired Companies used in the Business and set forth on Schedule 2.2(g);

(h) assets and documents relating to the organization and governance of Seller and their predecessors including formation documents, organizational charters, shareholder and owner agreements, identification numbers, tax records, minute books, seals and transfer records;

(i) all shares of capital stock of Quinn Canada issued and outstanding to Quinn and Quinn Holdings;

(j) all prepaid items, deferred charges, credits, reserves and deposits paid by Seller relating to any of the Excluded Assets;

(k) the Acquired Company Promissory Notes;

(l) all Contracts between Seller and any foreign sales agent or representative of Seller or any Contract for the sale of goods or services by Seller to any Person located outside Canada or the United States; and

(m) all rights of Seller pursuant to this Agreement and the instruments delivered hereunder.

Section 2.3 Assumed Liabilities.

As partial consideration for consummation of the transactions contemplated by this Agreement, at the Closing, Buyer shall assume and agree to thereafter perform when due and discharge, the following debts, obligations and liabilities of Seller relating to the Business or the Purchased Assets (the “Assumed Liabilities”) and no other liabilities or obligations of Seller:

(a) those liabilities, obligations, costs and expenses that arise out of the performance of the Assigned Contracts, Leases and Permits on or after the Closing Date to the extent that such Assigned Contracts, Leases and Permits are assigned to Buyer pursuant to the other provisions of this Agreement, except in each case, to the extent (i) such liabilities and obligations would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the Closing Date with respect to the Purchased Assets and (ii) such liabilities and obligations were not so reflected in the Closing Date Balance Sheet and were not taken into account as a deduction in preparing the Closing Date Statement pursuant to Section 2.8;

(b) all liabilities in respect of Taxes for the Business arising or incurred after the Closing Date;

(c) the Accounts Payable and all other liabilities included as dollar amounts in the Closing Date Balance Sheet;

(d) all liabilities or obligations explicitly undertaken or assumed by Buyer pursuant to the other provisions of this Agreement;

(e) the obligations of Seller incurred in the Ordinary Course of Business to hold, store or retain finished goods located at any facility of the Business for customers who have previously purchased such goods;

(f) all liabilities or obligations of Seller in respect of warranty or product liability claims to the extent reserved for and included as dollar amounts in the Closing Date Balance Sheet;

(g) all liabilities or obligations of Seller in respect of claims or proceedings made by third parties resulting from claims, choses in action and rights of action asserted by Buyer pursuant to Section 2.1(m);

(h) all liabilities in respect of Environmental Claims arising from the conduct of the Business by Buyer and its successors and assigns after the Closing Date; and

(i) all liabilities in respect of Environmental Claims with respect to Seller arising from the conduct of the Business by Seller before the Closing Date, except liabilities in respect of Environmental Claims arising or incurred, whether before or after the Closing Date, from Seller’s ownership or operation of the 52nd Avenue Real Property.

Section 2.4 Excluded Liabilities.

Seller shall retain all debts, obligations and liabilities (known, unknown, fixed, contingent or otherwise) other than the Assumed Liabilities (“Excluded Liabilities”), and notwithstanding any provision to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a) (i) all liabilities in respect of Taxes of Seller arising as a result of Seller’s operation of the Business or ownership of the Purchased Assets for all Pre-Closing Tax Periods, (ii) all liabilities in respect of Taxes of the Acquired Companies and their Subsidiaries for all Pre-Closing Tax Periods, (iii) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (iv) any deferred Taxes of Seller of any nature;

(b) all any liabilities or obligations, including any Environmental Claims, arising out of or relating to Seller’s ownership or operation of the 52nd Avenue Real Property, whether arising or incurred before or after the Closing Date;

(c) those liabilities retained by Seller pursuant to Section 5.14, including without limitation liabilities arising out of or related (i) to any employment, severance, retention or termination agreement with any employee of Seller or any of its Affiliates, (ii) to any bonus, compensation or fringe benefits payable to any director, officer, supervisor, manager or consultant of Seller or its Affiliates owing or accrued as of the Closing Date or (iii) to any employee grievance whether or not the affected employees are hired by Buyer;

(d) obligations or expenses of Seller in connection with the transactions contemplated by this Agreement, including legal and accounting fees and expenses and investment banking fees due (except such fees and expenses as Seller is entitled to receive from Buyer and that arise out of a breach of this Agreement, enforcement of this Agreement, indemnification pursuant to this Agreement, and similar matters);

(e) accrued liabilities of any kind required to be reflected on the Closing Date Balance Sheet that were not reflected thereon as a dollar amount;

(f) any liabilities or obligations in respect of any of Seller’s Benefit Plans;

(g) any liabilities or obligations arising out of or relating to that certain Share Purchase Agreement dated January 15, 1999 between Seller, as buyer, and Carles W. Gibson and Gibco Pump & Supply Inc., collectively, as seller;

(h) any liabilities or obligations arising out of or relating to any Contract between Seller and any foreign sales agent or representative of Seller or any Contract for the sale of goods or services by Seller to any Person located outside Canada or the United States

(i) any liabilities in respect of the claims or proceedings listed or referred to in Section 4.11 of the Disclosure Schedule with respect to Quinn Holdings or Seller;

(j) any liabilities or obligations in respect of any Excluded Assets; and

(k) all liabilities or obligations undertaken by Seller pursuant to this Agreement and the instruments delivered hereunder.

Section 2.5 Deemed Assignment of Contracts.

To the extent that the assignment hereunder of any of the Assigned Contracts requires the consent of any third party (or in the event that any of the same shall be non-assignable), upon the request of Buyer, Seller shall use commercially reasonable efforts to obtain the consent of such party to the reasonable satisfaction of Buyer.  Prior to receipt of such consent, neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign such Assigned Contract if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution of any benefit thereunder; provided, however, that Seller shall cooperate with Buyer to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of such Assigned Contract, including appointing Buyer to act as its agent to perform all of the applicable Seller’s obligations under such Assigned Contract and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assigned Contract and, at Buyer’s expense, to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other Person arising out of the breach or cancellation of such Assigned Contract by such other Person or otherwise (any and all of which arrangements shall constitute, only as between the Parties, a deemed assignment or transfer); provided, further, that Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of any such Assigned Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement.

Section 2.6 The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blake, Cassels & Graydon LLP, 855 - 2nd Street S.W., Suite 3500, Bankers Hall East Tower, Calgary, Alberta T2P 4J8 commencing at 9:00 a.m. local time on November 1, 2011 or, if any of the conditions to the Closing set forth in Article VII (other than those to be satisfied at the Closing) have not been satisfied or waived by the Party entitled to the benefit thereof, then on or prior to the third Business Day following satisfaction or waiver of all of the conditions to the Closing set forth in Article VII (other than those to be satisfied at the Closing) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

Section 2.7 Delivery of Estimates; Calculation of Purchase Price; Payment.

(a) At least three Business Days prior to the Closing Date, Seller shall deliver to Buyer a pro forma balance sheet showing the estimated consolidated financial results of Seller, the Acquired Companies and their Subsidiaries as of the Closing Date, reflecting any transactions contemplated before the Closing and including any monthly, quarterly or annual estimated adjustments and a certificate (the “Closing Payment Certificate”), which Closing Payment Certificate shall be subject to the prior review and approval of Seller Representative and Buyer, setting forth:

(i) Seller’s good faith estimate of the Net Working Capital of Seller, the Acquired Companies and their Subsidiaries (such estimate is referred to as the “Estimated Net Working Capital Amount”);

(ii) Seller’s good faith estimate of the amount by which Capital Expenditures exceeded $1,000,000 for the period beginning March 31, 2011 and ending on the Closing Date (such estimate is referred to as the “Estimated Capital Expenditures Amount”); and

(iii) Seller’s good faith estimate of the Initial Purchase Price.

(b) For purposes hereof, the “Initial Purchase Price” means an amount equal to the sum of:

(i) $302,700,000, plus

(ii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount (which, for the avoidance of doubt, shall constitute a reduction to the Initial Purchase Price if the Target Working Capital Amount exceeds the Estimated Net Working Capital Amount), plus

(iii) the Estimated Capital Expenditures Amount.

(c) The Initial Purchase Price shall be adjusted pursuant to Section 2.8(b) (as so adjusted, the “Purchase Price”).

(d) At Closing, Buyer shall pay or cause to be paid the Initial Purchase Price as follows:

(i) first, to lenders of borrowed money, including Seller as payee of the Acquired Company Promissory Notes, for the account of the Acquired Companies immediately available funds by wire transfer to accounts designated by such persons in writing no less than three Business Days prior to the Closing Date in the amount equal to the principal indebtedness owing to such persons by the Acquired Companies plus accrued and unpaid interest as of the Closing Date in accordance with the pay-off letters to be delivered pursuant to Section 7.2(c)(vi) below;

(ii) second, an amount of cash payable by wire transfer in immediately available funds sufficient to satisfy in full all Seller Expenses not paid in full prior to Closing to such accounts as designated in writing by Seller not less than three Business Days prior to the Closing; after the Closing Seller shall be responsible for paying any other Seller Expenses;

(iii) third, $20,000,000 in cash (the “Deferred Portion”) payable by wire transfer in immediately available funds to the Escrow Agent to such accounts as designated in writing by the Escrow Agent not less than three Business Days prior to the Closing, which shall be held in accordance with the terms of the Escrow Agreement;

(iv) fourth, $$26,901,000 in cash payable by wire transfer in immediately available funds to Quinn Holdings to such accounts as designated in writing by Quinn Holdings not less than three Business Days prior to the Closing, which shall be the consideration for the Quinn Holdings Real Property;

(v) fifth, an amount of cash payable by wire transfer in immediately available funds to accounts Seller designates in writing not less than three Business Days prior to the Closing in the amount of the consideration payable to Quinn and Quinn Holdings for the covenants not to compete to be delivered pursuant to Section 7.2(c)(ix) below; and

(vi) sixth, to Seller immediately available funds by wire transfer to an account designated by Seller in writing no less than three Business Days prior to the Closing Date in an amount equal to the Initial Purchase Price, less the amounts paid or deposited in accordance with the preceding clauses (i), (ii), (iii), (iv) and (v).

(e) At Closing, Seller shall cause the Equity Interests and any Convertible Securities to be transferred and delivered to Buyer and shall deliver stock certificates and stock assignments duly executed and notarized.

(f) Notwithstanding anything herein to the contrary, each of Buyer, the Escrow Agent and their agents and Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to Seller pursuant to this Agreement such amounts as it is required to deduct and withhold under any provisions of any Legal Requirement.  Any amounts so withheld shall be treated as having been paid to Seller.

Section 2.8 Adjustments.

(a) Determination.  On or before ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller:

(i) a consolidated balance sheet for Seller, the Acquired Companies and their Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”); and

(ii) a calculation and statement (the “Closing Date Statement”) of the actual Net Working Capital of Seller, the Acquired Companies and their Subsidiaries as of the Closing Date as well as a schedule of the finalized Capital Expenditures.

Buyer shall prepare the Closing Date Balance Sheet and the Closing Date Statement in good faith and in accordance with GAAP consistently applied.  An example of the manner in which Net Working Capital shall be calculated is set forth on Schedule 2.8(a)(i).

After delivery of the Closing Date Balance Sheet and the Closing Date Statement, Seller and its representatives shall be permitted, upon reasonable notice, reasonable access during normal business hours to review, copy and inspect Seller’s, the Acquired Companies’ and their Subsidiaries’ books and records, work papers, schedules and other supporting papers related to the preparation of the Closing Date Balance Sheet and the Closing Date Statement.  Prior to the delivery of any Dispute Notice, Seller and its representatives may make reasonable inquiries of Buyer, Acquired Companies and their representatives regarding questions concerning or disagreements with the Closing Date Balance Sheet and the Closing Date Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause Acquired Companies and their Subsidiaries to use their, commercially reasonable efforts to cause any such representatives to cooperate with and respond to such inquiries.

Seller may submit to Buyer, not later than thirty (30) days after Seller’s receipt of the Closing Date Balance Sheet and the Closing Date Statement from Buyer, a written notice of disagreement (a “Dispute Notice”) with respect to any components or values stated in the Closing Date Balance Sheet and the Closing Date Statement, as applicable, specifying in reasonable detail the nature and extent of such disagreement, in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.8(d).  If Seller does not deliver a Dispute Notice to Buyer within the applicable thirty (30) day period described above, then the Closing Date Balance Sheet and the Closing Date Statement, as applicable, as delivered to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the Parties.

(b) Net Working Capital Adjustment.  If the Net Working Capital Amount as finally determined pursuant to Section 2.8(a) above is greater than the Estimated Net Working Capital Amount, Buyer shall pay such excess in accordance with Section 2.8(d).  If the Net Working Capital Amount as finally determined pursuant to Section 2.8(a) above is less than the Estimated Net Working Capital Amount, such shortfall shall be paid to Buyer in accordance with Section 2.8(d).
(c) Capital Expenditure Adjustment.  If the Capital Expenditures as finally determined pursuant to 2.8(a) above is greater than the Estimated Capital Expenditure Amount, Buyer shall pay such excess in accordance with Section 2.8(d).  If the Capital Expenditures as finally determined pursuant to 2.8(a) above is less than the Estimated Capital Expenditure Amount, such shortfall shall be paid to Buyer in accordance with Section 2.8(d).

(d) Final Adjustment Amount. The amount, if any, owed by Buyer to Seller, on the one hand, or Seller to Buyer, on the other hand, pursuant to Section 2.8(b) and Section 2.8(c) is referred to as the “Final Adjustment Amount,” it being understood and agreed that if the net effect pursuant to this Section 2.8(d) is an increase in the Purchase Price, then Buyer shall make a cash payment to Seller in an amount equal to such Final Adjustment Amount; and, if the net effect is a decrease in the Purchase Price (the “Purchase Price Reduction”), then Seller shall pay to Buyer an amount equal to the Purchase Price Reduction.  The Final Adjustment Amount shall be calculated as an adjustment to the Purchase Price and the Purchase Price, as so adjusted, is referred to as the “Final Purchase Price.”  Payment of the Final Adjustment Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Buyer or Seller, as the case may be, within three Business Days after the date of final determination; provided, however, any Final Adjustment Amount owing by Seller shall be paid from the Indemnity Escrow Fund.  Except as otherwise set forth in this Agreement, all adjustments to the Purchase Price described in this Agreement shall be borne by Seller or payable to Seller, as the case may be.

(e) Dispute Resolution.  In the event a Dispute Notice is timely delivered to Buyer by Seller, Buyer and Seller for a period of up to fifteen (15) days thereafter shall negotiate in good faith to resolve any items of dispute.  If any item of dispute regarding the Closing Date Balance Sheet or the Closing Date Statement, as applicable, is not so resolved, then either Buyer, on one hand, or Seller, on the other hand, by written notice to the other, may demand that such dispute be submitted to the Neutral Auditor.  The Neutral Auditor shall act as an arbitrator to determine and resolve only those issues still in dispute based solely on the presentations by Seller and Buyer.  The Neutral Auditor’s resolution of such dispute (i) shall be made as soon as practicable but no later than forty-five (45) days after the submission of the dispute, based solely on the presentations by Buyer and Seller, (ii) shall be in accordance with this Agreement, (iii) shall be effected in a manner that is consistent with GAAP consistently applied, (iv) shall be set forth in a written statement delivered to Seller and Buyer and (v) shall be final, conclusive and binding on Seller and Buyer, except for fraud or manifest error, and judgment may be entered on such decision in a court of competent jurisdiction.  In connection with the resolution of any dispute, the Neutral Auditor shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  To the extent not otherwise provided herein, the commercial arbitration rules adopted by the AAMS as in effect at the time of any arbitration shall govern such arbitration in all respects.  The arbitration under this Section 2.8(e) will take place in Calgary, Alberta.  Each Party shall bear its own fees and expenses with respect to any proceeding under this Section 2.8(e); provided, however, that the fees and expenses of the Neutral Auditor shall be allocated to and paid by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Neutral Auditor.

Section 2.9 Escrow.

(a) On the Closing Date, Buyer shall deposit the Deferred Portion of the Initial Purchase Price with the Escrow Agent as provided in Section 2.7(a)(iii).  Of such amount, an amount equal to $15,000,000 (such cash, together with all dividends, distributions and interest thereon from and after the Closing Date), is referred to as the “Indemnity Escrow Fund,” and an amount equal to $5,000,000 (such cash, together with all dividends, distributions and interest thereon from and after the Closing Date) is referred to as the “Supply Escrow Fund.”  The Indemnity Escrow Fund constitutes the security for the payment of any Final Adjustment Amount owing by Seller under Section 2.8(d) and the payment or performance of the obligations of Seller under Section 6.5 and Article VIII, except for clause (d) of Section 8.2.  The Supply Escrow Fund constitutes the security for the payment or performance of the obligations of Seller under clause (d) of Section 8.2.

(b) The Escrow Amount shall be paid as provided in Section 2.8(d), Section 6.5 and Article VIII and the Escrow Agreement; provided, that (i) any amounts remaining in the Supply Escrow Fund less any Disputed Claim Amounts and (ii) any amounts remaining in the Indemnity Escrow Fund less any Disputed Claim Amounts shall be released to Seller on the first Business Day that is 18 months after the Closing Date (the “Escrow Release Date”).

(c) Notwithstanding anything to the contrary in this Agreement, if on or prior to the Escrow Release Date any claim or claims have been made by Buyer pursuant to Section 6.5 and Article VIII that have not been finally resolved by such date, a portion of the Escrow Amount in an amount equal to the amount of such claims shall continue to be held in escrow (the “Disputed Claim Amounts”) and shall be released with respect to each such claim once such claim has been finally resolved in accordance with the Escrow Agreement.

(d) Each of Buyer, on the one hand, and Seller, on the other, shall be responsible for one-half of all fees and expenses of the Escrow Agent.

(e) Unless otherwise agreed by the Parties, Buyer shall be the owner of the Escrow Amount for federal income tax reporting purposes.

Section 2.10 Purchase Price Allocation.

Buyer and Seller agree that the Purchase Price and Assumed Liabilities shall be allocated among the Purchased Assets and covenants herein in the manner mutually agreed to in writing by Buyer and Seller Representative (the “Allocation”), which Allocation is in accordance with the Tax Act and Section 1060 of the Code and the respective regulations thereunder and which Allocation shall be agreed upon by Buyer and Seller Representative on or prior to the Closing Date; provided, however, that the Allocation is subject to any adjustments reasonably required by Buyer’s auditors to comply with the Tax Act and the Code and the respective regulations thereunder or as a result of the Closing Date Balance Sheet, Closing Date Statement or the Capital Expenditures Statement; provided, further, that any such adjustment shall be made within thirty (30) days after the delivery of such items.  Subject to any adjustments set forth in the preceding sentence, the Allocation shall control for all purposes (including financial reporting and Tax purposes), and neither Buyer nor Seller shall take any position for purposes of any federal, state provincial or local income tax with respect to the allocation of the Purchase Price that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination made by the IRS or a court, or as defined in the Tax Act.  Each of Buyer and Seller Representative agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.  Consistent with the Tax Act and Section 1060 of the Code, the Allocation shall specify a maximum amount of the Purchase Price to be allocated to the Equity Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1 Representations and Warranties of Seller.

Except as set forth in the disclosure schedule delivered to Buyer by Seller at or prior to the execution of this Agreement (the “Disclosure Schedule”) and making reference in the Disclosure Schedule to the particular Section or subsection of this Agreement to which exception is being taken, Seller represents and warrants to Buyer as follows:

(a) Power and Authority; Organization.  Seller has the requisite corporate power and authority necessary to enter into and perform its obligations under this Agreement and the agreements and documents contemplated hereby (collectively, the “Transaction Documents”) to which Seller is, or at Closing will be, a party, and to consummate the transactions contemplated hereby and thereby.  Each of Seller and Quinn Holdings is a corporation that has been duly organized and is validly existing under the laws of Alberta and is duly qualified or licensed to carry on business in each jurisdiction where the character of its business or the nature of its assets or the ownership of its assets and properties makes such qualification or licensing necessary.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which each of Seller and Quinn Holdings is, or at Closing will be, a party and the consummation of the transactions contemplated herein and therein have been duly and validly authorized and approved by all required action on the part of Seller or Quinn Holdings, as the case may be.  This Agreement and each of the other Transaction Documents to which Seller is, or at Closing will be a party has been or will be validly executed and delivered by each of Seller and Quinn Holdings.  Neither Seller nor Quinn Holdings need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement, other than filing pursuant to the HSR Act and any non-US antitrust laws applicable to the consummation of the transactions contemplated hereby and the expiration or termination of any waiting period thereunder with no adverse action being taken or threatened by any applicable Governmental Body.

(b) Noncontravention. Assuming due authorization, execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is, or at Closing will be, a party, each of this Agreement and the other Transaction Documents to which Seller is, or at Closing will be, a party constitutes, or will constitute at Closing in the case of Transaction Documents to be entered into at the Closing, a legal, valid and binding obligation of each of Seller and Quinn Holdings, as the case may be, enforceable against it, in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

(c) Taxes.  All Tax Returns required to be filed by each of Quinn Holdings or Seller with respect to its assets or operations have been timely filed or a valid election has been made to extend the time for filing.  All such Tax Returns are true, correct and complete in all material respect.  All Taxes shown to have become due on such Tax Returns or otherwise due have been timely paid.  There are no proceedings pending or threatened against Quinn Holdings or Seller with respect to its assets or operations in respect of Taxes. There are no tax deficiency outstanding, proposed or assessed against Quinn Holdings or Seller and there are no liens for Taxes with respect to Quinn Holdings’ or Seller’s assets or operations, except for liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested by appropriate proceedings in good faith and for which adequate reserves have been established.

(d) No Conflict.  Assuming the consents and other actions described in Section 4.3 and Section 4.4 of the Disclosure Schedule have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents to which each of Seller and Quinn Holdings is, or at Closing will be, a party, and the consummation of the transactions provided for herein and therein will not conflict with or result in any violation of or default (with or without notice or lapse of time or both) under or give rise to a right of termination or cancellation under any provision of (i) any applicable Legal Requirement to which each of Seller and Quinn Holdings is subject, (ii) any Order applicable to each of Seller and Quinn Holdings or by which any of the properties or assets of Seller or Quinn Holdings are bound, (iii) except as set forth in Section 4.3 of the Disclosure Schedule, any Contract or Governmental Authorization to which Seller is a party or by which any of the properties or assets of Seller are bound or (iv) any Governing Documents of Seller, and will not result in any Encumbrance on any of the Equity Interests.

(e) Brokers’ Fees.  Except as set forth in Section 3.1(e) of the Disclosure Schedule, no Seller Party has Liability or obligation to pay, any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(f) Equity Interests.  Seller holds of record and owns beneficially the number of Equity Interests set forth in Section 4.21(a) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions of general applicability imposed under the Securities Act and securities laws of the applicable jurisdictions), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities and demands.  Except as set forth in Section 4.21(a) of the Disclosure Schedule, Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Equity Interest of an Acquired Company (other than this Agreement).  Except as set forth in Section 4.21(a) of the Disclosure Schedule, Seller is not a party to or bound by any voting trust, proxy, or other Contract or understanding with respect to the voting of any Equity Interest of an Acquired Company.  Seller has the power and authority to sell, transfer, assign and deliver such Equity Interests as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Equity Interests, free and clear of any and all Encumbrances.  The Equity Interests held by Seller comprise all of the outstanding capital stock of the Acquired Companies, and there are no Convertible Securities outstanding with respect to the capital stock of any of the Acquired Companies or any of their respective Subsidiaries.

(g) Tax Act.  Seller is not a non-resident of Canada for purposes of the Tax Act.

(h) Proceeding.  Except as set forth in Section 4.11 of the Disclosure Schedule, Seller is not a party to any pending Proceeding or threatened, to its Knowledge, with any Proceeding, in each case relating to the Business or this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(i) Size of Parties Threshold. Quinn Canada and Grenco GP, together with their affiliates, as such term is defined under the Competition Act (Canada), do not have aggregate assets in Canada nor aggregate gross revenues from sales in, from or into Canada, equal to or exceeding $100 million, as such values for assets and gross revenues are determined pursuant to subsection 109(1) of the Competition Act.

(j) Investment Canada Act.  The aggregate assets of Quinn Canada and Grenco GP, and of all other entities in Canada, the control of which is acquired, directly or indirectly, through the transactions contemplated by this Agreement does not exceed the threshold for “WTO investors”, as such term is defined under the Investment Canada Act (Canada), pursuant to section 14.1 of the Investment Canada Act (Canada).

Section 3.2 Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a) Organization.  Each of Buyer and Parent is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  Buyer has the full corporate power and authority to own its property, carry on its business as now being conducted and as currently contemplated to be conducted effective as of the Closing Date, and to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Authorization of Transaction.  Each of Buyer and Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  Assuming due authorization, execution and delivery by Seller and the Acquired Companies of this Agreement and each other Transaction Document to which Seller and the Acquired Companies, respectively, is, or at Closing will be, a party, each of this Agreement and the other Transaction Documents to which each of Buyer and Parent is, or at Closing will be, a party and the consummation of the transactions contemplated herein and therein have been duly and validly authorized and approved by all required action on the part of Buyer and Parent.  This Agreement and each of the other Transaction Documents to which each of Buyer and Parent is, or at Closing will be a party has been or will be validly executed and delivered constitutes, or will constitute at Closing in the case of Transaction Documents to be entered into at the Closing, a legal, valid and binding obligation of each of Buyer and Parent enforceable against it, in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.  Neither Buyer nor Parent need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement, other than filing pursuant to the HSR Act and any non-US antitrust laws applicable to the consummation of the transactions contemplated hereby and the expiration or termination of any waiting period thereunder with no adverse action being taken or threatened by any applicable Governmental Body.

(c) Noncontravention.  Neither the execution and the delivery of this Agreement and the other Transaction Documents to which it is, or at Closing will be, a party, nor the consummation of the transactions contemplated hereby and thereby, will conflict with or result in any violation of or default (with or without notice or lapse of time or both) under or give rise to a right of termination or cancellation under any provision of (i) any applicable Legal Requirement to which Buyer or Parent is subject, (ii) any Order applicable to which Buyer or Parent or by which any of the properties or assets of Buyer or Parent are bound, (iii) any Governmental Authorization by which any of the properties or assets of Buyer or Parent are bound or (iv) the certificate of incorporation and by-laws of Buyer or Parent.

(d) Brokers’ Fees.  Neither Buyer nor Parent has Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(e) Investment.  Buyer is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Equity Interests are not registered under the Securities Act of 1933, as amended, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(f) Proceeding.  Neither Parent nor Buyer is not a party to any pending Proceeding or threatened, to its knowledge, with any Proceeding, in each case relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(g) Size of Parties Threshold.  Buyer, together with its affiliates, as such term is defined under the Competition Act (Canada), does not have aggregate assets in Canada, nor does it have aggregate gross revenues from sales in, from or into Canada, equal to or exceeding $300 million, as such values for assets and gross revenues are determined pursuant to subsection 109(1) of the Competition Act.

(h) Investment Canada Act.  Buyer qualifies as a “WTO investor”, as such term is defined under the Investment Canada Act (Canada).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer (and unless the context of a particular representation or warranty clearly indicates otherwise, all references in this Article IV to an Acquired Company are references to both such Acquired Company and each Subsidiary of such Acquired Company) as follows:

Section 4.1 Corporate Organization; Etc.

Each Acquired Company and each Subsidiary of such Acquired Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.  Each Acquired Company and each Subsidiary of such Acquired Company has full corporate or limited partnership power and authority, as the case may be, to carry on its business as it is now being conducted and to own the properties and assets it now owns.  Each Acquired Company and each Subsidiary of such Acquired Company is duly qualified or licensed to do business and is in good standing in each jurisdiction listed on Section 4.1 of the Disclosure Schedule.  There is no other jurisdiction in which the character or location of the properties owned or leased by an Acquired Company and its Subsidiaries or the nature of the business conducted by such Acquired Company and its Subsidiaries makes such qualification or licensing necessary.

Section 4.2 Authorization, Etc.

Each Acquired Company has full corporate or limited partnership power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  Each Acquired Company has taken all action required by law, such Acquired Company’s Governing Documents or otherwise to authorize the execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by such Acquired Company.  Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligation of each Acquired Company, enforceable against such Acquired Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.  Assuming due authorization, execution and delivery by Buyer, Parent and the other parties thereto other than Seller and the Acquired Companies, upon the execution and delivery by each Acquired Company of each agreement to be executed or delivered by such Acquired Company at the Closing (collectively, the “Acquired Company’s Closing Documents”), each of such Acquired Company’s Closing Documents will constitute the legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.  Each Acquired Company has the right, power and authority to execute and deliver this Agreement and such Acquired Company’s Closing Documents to which such Acquired Company is a party and to perform its obligations under this Agreement and such Acquired Company’s Closing Documents, and such action has been duly authorized by all necessary action by such Acquired Company’s partners, shareholders and board of directors, as the case may be.

Section 4.3 No Violation.

No Acquired Company is subject to, nor a party to, any Contract, instrument or other commitment that would prevent the execution, delivery and performance by such Acquired Company of this Agreement, such Acquired Company’s Closing Documents and the consummation of the transactions contemplated by this Agreement.  Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, such Acquired Company’s Closing Documents nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time), (a) breach (i) any provision of any of the Governing Documents of such Acquired Company or (ii) any resolution adopted by the partners, board of directors or the shareholders, as the case may be, of such Acquired Company; (b) breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Acquired Company or any of its assets, may be subject; (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Acquired Company or that otherwise relates to such Acquired Company’s assets or to the business of such Acquired Company; (d) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Contract or Governmental Authorization to which such Acquired Company is a party or by which any material properties or assets of such Acquired Company are bound; or (e) result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of such Acquired Company’s assets.

Section 4.4 Consents.

Except as set forth in Section 4.4 of the Disclosure Schedule, no Acquired Company is required to give any notice to or obtain any consent, waiver, approval, Order, Governmental Authorization or authorization from any Person or Governmental Body in connection with (i) the execution and delivery of this Agreement and such Acquired Company’s Closing Documents, the compliance by such Acquired Company with any of the provisions hereof and thereof or the consummation or performance of any of the transactions contemplated by this Agreement or (ii) the continuing validity and effectiveness immediately following the Closing of any Governmental Authorization or Contract of such Acquired Company, except for compliance with the applicable requirements of the HSR Act, any applicable non-US antitrust laws.

Section 4.5 Accounts Receivable.

Except to the extent reserved for on the Most Recent Balance Sheet and except as set forth in Section 4.5 of the Disclosure Schedule, all Accounts Receivables have arisen from the bona fide sale of inventory or services to persons not affiliated with Seller, the Acquired Companies or their Subsidiaries and in the ordinary course of the Business consistent with past practice and, except as reserved against on the Most Recent Balance Sheet, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied, are good and collectible at the aggregate recorded amounts thereof and constitute only valid, undisputed claims of Seller, the Acquired Companies and their Subsidiaries not subject to valid claims of set-off or other defenses or counterclaims.  Except as set forth in Section 4.5 of the Disclosure Schedule, none of the Accounts Receivables represent obligations for goods sold on consignment, on approval or on sale-or-return basis or are subject to any other repurchase or return arrangement.  All accounts payable of Seller, the Acquired Companies and their Subsidiaries reflected in the Financial Statements, including the Most Recent Balance Sheet, or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business consistent with past practice and have been paid or are not yet due and payable.

Section 4.6 Financial Statements.

Section 4.6 of the Disclosure Schedule contains a true and correct copy of (i) an unaudited consolidated balance sheet of Seller, the Acquired Companies and their Subsidiaries at February 28, 2011, February 28, 2010 and February 28, 2009, and the related statements of income, shareholders’ equity and cash flows for the fiscal years then ended (the “Annual Financial Statements”) and (ii) an unaudited consolidated balance sheet of Seller, the Acquired Companies and their Subsidiaries as of June 30, 2011 (the “Most Recent Balance Sheet”) and the related statements of income, shareholders’ equity and cash flows for the four months then ended (the financial statements described in clauses (i) and (ii) above are collectively referred to as the “Financial Statements”).  Except as noted in Section 4.6 of the Disclosure Schedule or in the Financial Statements and the footnotes thereto, and except in the case of the Most Recent Balance Sheet and the related Financial Statements for normal year-end adjustments that are not material in amount in the case of any unaudited interim financial statements, each of the Financial Statements are complete and correct in all material respects, were prepared in accordance with GAAP consistently applied by the Acquired Companies without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents and present fairly, in all material respects, the financial condition of the Acquired Companies at the respective dates thereof and for the periods indicated therein.

Section 4.7 Inventory.

The inventories of Seller, the Acquired Companies and their Subsidiaries (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition and (ii) are of a quality and quantity and, with respect to finished goods, saleable, in the Ordinary Course of Business except for obsolete items and items of below-standard quality, all of which have been written off or written down to the lower of cost or net realizable value or fully reserved against in the Financial Statements, including the Most Recent Balance Sheet, or on the accounting records of Seller, the Acquired Companies and their Subsidiaries as of the Closing Date, as the case may be, except as set forth in Section 4.7(a) of the Disclosure Schedule.  Seller, the Acquired Companies and their Subsidiaries are not in possession of any inventory not owned by Seller, the Acquired Companies and their Subsidiaries, including goods already sold.  Inventories now on hand that were purchased after the date of the Annual Financial Statements or the Most Recent Balance Sheet were purchased in the Ordinary Course of Business of Seller, the Acquired Companies and their Subsidiaries at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of inventories (whether raw materials, supplies, work-in-process, finished goods and other materials) are reasonable in the present circumstances of Seller, the Acquired Companies and their Subsidiaries.  Work-in-process inventories are now valued, and will be valued on the Closing Date, according to GAAP, consistently applied.  Section 4.7(b) of the Disclosure Schedule sets forth a list of places where material inventories of Seller, the Acquired Companies and their Subsidiaries were located as of August 31, 2011.

Section 4.8 Real Property.

(a) Section 4.8(a) of the Disclosure Schedule lists all real property and interests in real property, including improvements thereon and easements appurtenant thereto, owned in fee simple by Quinn Holdings, Seller, the Acquired Companies and their Subsidiaries (the “Owned Real Property,” except that such term does not include the 52nd Avenue Real Property) and all real property leased by Seller, the Acquired Companies and their Subsidiaries (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”).  Quinn Holdings, Seller, the Acquired Companies and their Subsidiaries have good and indefeasible title to the Owned Real Property and, as the case may be, subsisting leasehold interests in the Leased Real Property (subject in each case to the terms of the applicable leases, subleases and related instruments governing Seller’s or the Acquired Companies’ interests therein), free and clear of all Encumbrances other than Permitted Encumbrances.  The leases and subleases related to the Leased Real Property are valid and subsisting leases or subleases, which are in full force and effect and binding upon the landlords or sublandlords thereunder, and none of Seller, the Acquired Companies or their Subsidiaries has received any notice that it has breached, violated or defaulted under any of such leases, subleases or contracts.  Seller and the Acquired Companies are the tenant, occupant or possessor in good-standing under the applicable leases, subleases and related instruments governing Seller’s and such Acquired Company’s interests in the Leased Real Property.  To the Knowledge of Seller and the Acquired Companies, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or in conjunction with the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such existing leases or subleases.  Seller and each Acquired Company is in peaceful and undisturbed possession of the space and/or estate under each lease or sublease of which Seller and such Acquired Company is a tenant.  None of Quinn Holdings, Seller or the Acquired Companies has received any written notice of any expropriation, appropriation, condemnation or like proceeding or of any violation of any applicable zoning or similar law relating to or affecting the Owned Real Property, and, to the Knowledge of Quinn Holdings, Seller and the Acquired Companies, no such proceeding has been threatened or commenced.  None of the improvements located on the Owned Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Legal Requirements.  All buildings, structures, improvements, fixtures and building systems, and all components thereof, included in the Owned Real Property are, to the Knowledge of Quinn Holdings, Seller and the Acquired Companies, in good condition and repair and are not subject to any structural deficiencies or latent defects and are situated entirely within the boundaries of the Owned Real Property without encroachment on any adjoining real property.  Quinn Holdings, Seller or the Acquired Companies have delivered or made available to Buyer true, correct and complete copies of all deeds, certificates of title, title reports and surveys for the Owned Real Property in the possession, custody or control of Quinn Holdings, Seller or the Acquired Companies.  Quinn Holdings, Seller or the Acquired Companies have delivered true, correct and complete copies to Buyer of all leases, subleases and related instruments governing the Acquired Companies’ interests in the Leased Real Property.

(b) Except as set forth on Section 4.8(b) of the Disclosure Schedule, all buildings, fixtures and improvements on the Real Property that are material to the operation of the Business (i) are in good operating condition, ordinary wear and tear excepted, and to the Knowledge of Quinn Holdings, Seller and the Acquired Companies, without structural defects, and, to the Knowledge of Quinn Holdings, Seller and the Acquired Companies, all mechanical and other systems located thereon are in good operating condition, ordinary wear and tear excepted, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.  To the Knowledge of Quinn Holdings, Seller and the Acquired Companies, none of the improvements located on the Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Legal Requirements.

(c) Except as set forth in Section 4.8(c) of the Disclosure Schedule, Quinn Holdings, Seller, each Acquired Company and its Subsidiaries has all development and building permits and all Governmental Authorizations necessary for the current use and operation of all buildings, fixtures and improvements on the Owned Real Property constructed by Seller or such Acquired Company.

Section 4.9 Absence of Certain Changes.

Except as set forth in Section 4.9 of the Disclosure Schedule, since February 28, 2011, Seller, each Acquired Company and its Subsidiaries has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in such Acquired Company’s or its Subsidiaries’ authorized or issued capital stock or equity interests, grant of any stock option or right to purchase shares of capital stock or equity interests of such Acquired Company or its Subsidiaries or issuance of any security convertible into such capital stock;

(b) amendment to the Governing Documents of such Acquired Company or its Subsidiaries;

(c) increase in the compensation or fringe benefits of any present or former shareholder, director, officer or employee of an Acquired Company or its Subsidiaries (except for payment of bonuses to and increases in salary or hourly wage rates for employees other than Key Employees in the Ordinary Course of Business consistent with past practice) or entry into any employment, change of control, deferred compensation, severance or similar Contract with any shareholder, director, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e) damage to or destruction or loss in excess of $25,000 to any Tangible Personal Property, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which such Acquired Company is a party, or (ii) any Contract or transaction involving a total remaining commitment by or to such Acquired Company of at least $50,000;

(g) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any asset or property of such Acquired Company with a value in excess of $50,000 or the creation of any Encumbrance on any asset;

(h) cancellation or waiver of any claims or rights with a value to such Acquired Company in excess of $50,000;

(i) notification by any customer or supplier of discontinuance of or material changes to the terms of its relationship with such Acquired Company;

(j) capital expenditures, or commitment to make capital expenditures, in excess of $100,000 for any single capital expenditure or commitment or in excess of $250,000 in the aggregate, other than Capital Expenditures;

(k) change in the application of GAAP as historically used by such Acquired Company;

(l) declaration, setting aside, or payment of any dividend or the making of any distribution with respect to any capital stock or other equity interests of an Acquired Company or its Subsidiaries or the redemption, purchase, or other acquisition of any capital stock or other equity interests of an Acquired Company or its Subsidiaries;

(m) issuance, creation, incurrence, assumption, guarantee, endorsement or otherwise becoming responsible with respect to (whether directly, contingently or otherwise) any Debt, except Debt between or among Seller, the Acquired Companies and their Subsidiaries;

(n) modification of the terms of any Debt or other Liability, except Debt between or among Seller, the Acquired Companies and their Subsidiaries;

(o) loan or advance of any money or other property to any present or former director, officer or employee of the Acquired Companies;

(p) acquisition of any business or any corporation, partnership, association or other business operation, organization or division thereof;

(q) change in any Tax election, change an annual accounting period, adoption of or change in any accounting method with respect to Taxes, entry into any closing agreement, settlement or compromise of any proceeding with respect to any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, extension of time in which to file any Tax Returns or failure to pay any Taxes or estimated Taxes when due (without the benefit of available extensions), in each case by Seller or any Acquired Company; or

(r) entry into any Contract by such Acquired Company to do any of the foregoing.

Section 4.10 No Material Adverse Effect.

Since December 31, 2010, there has not been any Material Adverse Effect, and, to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Effect.

Section 4.11 Litigation.

Except as set forth in Section 4.11 of the Disclosure Schedule, there is no claim, charge, action, Proceeding or Order pending against or, to the Knowledge of the Acquired Companies, threatened against Seller or any of the Acquired Companies (or to the Knowledge of Seller or the Acquired Companies, pending or threatened, against any of the officers, directors or employees of Seller or the Acquired Companies with respect to their business activities on behalf of Seller or the Acquired Companies), or to which Seller or any of the Acquired Companies is otherwise a party before or by any Governmental Body; nor, to the Knowledge of Seller or the Acquired Companies, is there any reasonable basis for such claim, charge, action, Proceeding or Order.  Neither Seller nor any Acquired Company is subject to any Order and neither Seller nor any Acquired Company is in breach or violation of any Order.  There are no Proceedings pending or, to the Knowledge of Seller or the Acquired Companies, threatened against Seller or the Acquired Companies or to which Seller or any Acquired Company is otherwise a party relating to this Agreement, or any Transaction Document or the transactions contemplated hereby or thereby.

Section 4.12 Intellectual Property.

(a) A true and accurate list of all Intellectual Property owned by or licensed to Seller, the Acquired Companies and their Subsidiaries is set forth in Section 4.12(a) of the Disclosure Schedule.  Seller, the Acquired Companies and their Subsidiaries are the sole and exclusive owner of all Intellectual Property rights necessary for the conduct of the Business as currently conducted, free and clear of any Encumbrances, except for Permitted Encumbrances and are entitled to uninterrupted  use of the Intellectual Property without payment of any royalty or other fee, except as specified in Section 4.12(b) of the Disclosure Schedule.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, no third person has any right, interest or option to purchase any of the Intellectual Property.  All the registrations and applications for registration of the Intellectual Property owned by the Acquired Companies are valid and subsisting in good standing and are recorded in the names of one or more of the Acquired Companies.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedule, Seller, the Acquired Companies and their Subsidiaries do not have, nor do they require, any license (other than licenses generally available to the public at a reasonable cost) from any Person in or to any Intellectual Property that is material to the conduct or operation of the Business.  Except as set forth in Section 4.12(b) of the Disclosure Schedule, neither the Acquired Companies nor any Subsidiary of an Acquired Company has granted a license to any person in or to any of the Intellectual Property.

(c) Except as set forth in Section 4.12(c) of the Disclosure Schedule, no actions or proceedings involving the Acquired Companies or any Subsidiary of an Acquired Company are pending or, to the Knowledge of the Acquired Companies, threatened: (i) that challenge the ownership, validity or enforceability of any Intellectual Property; (ii) that seek to restrict the use by the Acquired Companies or any Subsidiary of an Acquired Company of any Intellectual Property; or (iii) that allege the Acquired Companies or any Subsidiary of an Acquired Company infringe or violate the intellectual property of any Person; nor is there any reasonable basis for such actions or Proceedings.  None of the Acquired Companies or any of their Subsidiaries has infringed, misappropriated or otherwise violated any intellectual property right of any third person.  To the Knowledge of the Acquired Companies, no third party has infringed upon or otherwise violated any Intellectual Property owned by or licensed to the Acquired Companies or any Subsidiary of an Acquired Company.

(d) To the extent that any of the Acquired Company Intellectual Property Rights have been developed or created by a third party for an Acquired Company or its Subsidiaries, such Acquired Company and its Subsidiaries have a written agreement with that third party to obtain full and exclusive ownership of all of such third party’s intellectual property rights in such work, material or invention by operation of law or by valid assignment (and such assignments include waivers of moral rights).  Each Acquired Company represents and warrants that the employees set forth on Section 4.12(d)(i) of the Disclosure Schedule are employees of such Acquired Company and have executed a written employment agreement assigning all rights they have in the intellectual property (and waiving any moral rights in the same) containing nondisclosure/non-compete agreements.  Each Acquired Company represents and warrants that the former employees set forth on Section 4.12(d)(ii) of the Disclosure Schedule were actual employees of such Acquired Company and such former employees assigned all rights they may have had in the Intellectual Property (and waived any moral rights in the same) and executed a nondisclosure/non-compete agreement that was in use by such Acquired Company during the period of their employment.  Each Acquired Company represents and warrants that the former employees set forth on Section 4.12(d)(iii) of the Disclosure Schedule were actual employees of such Acquired Company and did not contribute to the conception, development or reduction to practice of any of the Acquired Company Intellectual Property Rights used in the conduct of the business of such Acquired Company and its Subsidiaries as currently conducted and as proposed to be conducted.

Section 4.13 Company Contracts.

(a) Section 4.13(a) of the Disclosure Schedule lists or describes the following agreements relating to the Business and Seller, the Acquired Companies or their Subsidiaries (including leases of personal property, purchase contracts and purchase orders (with respect to purchase orders; however, such list includes only those purchase orders issued on or subsequent to February 28, 2011 and for an amount which is reasonably expected to exceed $50,000) entered into in the Ordinary Course of Business) to which Seller, an Acquired Company or its Subsidiaries is a party or by which it is bound, or by which the Business may be bound:

(i) all Contracts involving future obligations on the part of Seller or an Acquired Company in an amount which, individually, are reasonably expected to exceed $50,000;

(ii) all partnerships and joint ventures;

(iii) all customer alliances;

(iv) all exclusive Contracts with a supplier, vendor, manufacturer or customer of any of the Acquired Companies;

(v) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by Seller, an Acquired Company or its Subsidiaries of any amount (exclusive of advances to employees for expenses in the Ordinary Course of Business) or any borrowing by Seller, such Acquired Company or its Subsidiaries, which is reasonably expected to exceed $50,000 or will survive Closing;

(vi) all distributor, manufacturers representative and sales agency Contracts, together with a list of any distributors, manufacturers representatives or sales agents of the Business who are not parties to written Contracts;

(vii) all guarantees by Seller, an Acquired Company or its Subsidiaries of the obligations of any of its customers, suppliers, officers, directors, employees, Affiliates or others (including Seller);

(viii) all Contracts that limit or restrict where Seller, an Acquired Company or its Subsidiaries may conduct the Business or the type or line of business in which such Acquired Company or its Subsidiaries may engage;

(ix) all written employment agreements calling for annual payments of $50,000 or more;

(x) all collective bargaining agreements;

(xi) any Contract relating to any investment by any of Seller, the Acquired Companies or their Subsidiaries in any Person;

(xii) all Contracts providing for the acquisition or disposition of assets with an aggregate value exceeding $100,000;

(xiii) all Contracts involving commitments to make capital expenditure purchases from any one Person in excess of $100,000;

(xiv) all Contracts with Seller, any director, officer, owner or Affiliate of Seller or any director, officer or Affiliate of any of the Acquired Companies or their Subsidiaries;

(xv) all Contracts not made in the Ordinary Course of Business; and

(xvi) all other Contracts, agreements, commitments, understandings or instrument which are material to the Business.

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedule:

(i) each agreement referred to in subsection (a) above (the “Business Agreements”), each Acquisition Agreement and, with respect to Seller, each Assigned Contract is valid, binding and enforceable in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights;

(ii) the Acquired Companies have fulfilled and performed their obligations under each of the Business Agreements and the Acquisition Agreements and Seller has fulfilled and performed its obligations under each of the Assigned Contracts and the Acquisition Agreements;

(iii) to the Knowledge of Seller and the Acquired Companies, no other party to any such agreement is in material breach or default of the terms of such instrument;

(iv) there does not exist under any provision thereof, any event that, with the giving of notice or the passage of time or both, would constitute a material breach or default thereunder;

(v) Seller has not been notified in writing of the intention of any party to an Acquisition Agreement or a material Assigned Contract to cancel, terminate or otherwise materially alter such party’s business relationship with Seller; and

(vi) no Acquired Company or its Subsidiaries has been notified in writing of the intention of any party to an Acquisition Agreement or a material Business Agreement to cancel, terminate or otherwise materially alter such party’s business relationship with any of the Acquired Companies.

A true, correct and complete copy of each Assigned Contract, Business Agreement and each Acquisition Agreement (including all amendments, modifications or supplements thereto) has been made available to Buyer by Seller or the Acquired Companies.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Seller, the Acquired Companies and their Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2009 and 2010, showing the approximate total sales by Seller, the Acquired Companies and their Subsidiaries to each such customer and the approximate total purchases by Seller, the Acquired Companies and their Subsidiaries from each supplier during such period.  Except as set forth in Section 4.14(a) of the Disclosure Schedule, there exists no actual or, to the Knowledge of the Acquired Companies, threatened termination, cancellation or material limitation, modification or change in the business relationship of the Acquired Companies or their Subsidiaries with any customer or group of customers listed in Section 4.14(a) of the Disclosure Schedule, or whose purchases individually or in the aggregate are material to the operation of the Business, or with any supplier or group of suppliers listed in Section 4.14(a) of the Disclosure Schedule, or whose sales individually or in the aggregate are material to the operation of the Business.

(b) Section 4.14(b) of the Disclosure Schedule sets forth a list of all foreign countries in which the Acquired Companies or their Subsidiaries sold products to or performed services for customers located therein since December 31, 2007.  To the Knowledge of Seller and the Acquired Companies, Seller, the Acquired Companies and their Subsidiaries are and have been in compliance in all material respects with all applicable Legal Requirements prescribed by the Office of Foreign Assets Control of the United States Treasury Departments.

Section 4.15 Labor and Employment Matters.

(a) Section 4.15(a) of the Disclosure Schedule sets forth a true and correct list of:  (i) all current directors of each Acquired Company; (ii) all current officers (with office held) of each Acquired Company; (iii) all employees (whether active or on leave) of each Acquired Company (collectively, 4.15(a)(ii) and (iii), the “Acquired Company Employees”); (iv) all current paid consultants, dependent contractors or independent contractors engaged by each Acquired Company (collectively, the “Acquired Company Consultants”); and (v) all retirees and terminated employees of each Acquired Company for which any Acquired Company has any benefits responsibility or other continuing or contingent obligation; together, in each case, with the following for each such Person, his/her: (A) current rate of compensation (if any); (B) date of hire; (C) age; (D) title and/or job description; (E) part-time or full-time status; (F) accrued and unused vacation days; (G) accrued and unused sick days; (H) if on leave, the status of such leave (including reason for leave, expected return date); (I) location of employment; and (J) the terms on which each of the Acquired Company Consultants is engaged.

(b) Section 4.15(b) of the Disclosure Schedule sets forth a true and correct list of:  (i) all employees (whether active or on leave) of Seller in connection with the Business (the “Seller Employees”) (collectively, the Acquired Company Employees and Seller Employees, the “Employees”); and (ii) all current paid consultants, dependent contractors or independent contractors engaged by Seller in connection with the Business (the “Seller Consultants”) (collectively, the Acquired Company Consultants and the Seller Consultants, the “Consultants”), together, in each case, with the following for each such Person, his/her: (A) current rate of compensation (if any); (B) date of hire; (C) age; (D) title; (E) job description; (F) part-time or full-time status; (G) accrued and unused vacation days; (H) if on leave, the status of such leave (including reason for leave, expected return date); (I) location of employment; and (J) the terms on which each of the Seller Consultants is engaged.

(c) With respect to all Employees and Consultants, except as set forth in Section 4.15(c) of the Disclosure Schedule:

(i) neither Seller nor any Acquired Company is a party to any agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former director, Employee or Consultant (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which Seller or any Acquired Company, with respect to the Business, is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than the Acquired Companies’ Benefit Plans (“Acquired Companies’ Compensation Commitments”);

(ii) no Acquired Company is indebted to any of its directors, Employees or Consultants except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses on a basis consistent with past practices; and no director, Employee or Consultant of the Acquired Companies is indebted to any Acquired Company except for advances for ordinary business expenses on a basis consistent with past practices;

(iii) no Employee or Consultant has indicated to any Acquired Company that he, she or it intends to resign, retire or terminate his, her or its engagement with any Acquired Company as a result of the transactions contemplated in this Agreement or otherwise;

(iv) no offer of employment or engagement has been made by Seller or any Acquired Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started;

(v) no Employees of Seller or any Acquired Company are on secondment, maternity, parental, adoption or other leave or absent due to ill-health or for any reason;

(vi) every Employee of Seller and of the Acquired Companies who requires Governmental Authorization to work in such employee’s place of work, has the necessary immigration documentation or other necessary permission.  Seller and the Acquired Companies are in compliance with all applicable laws and regulations regarding immigration and/or employment of non-citizen workers;

(d) With respect to the US Employees, except as set forth in Section 4.15(d) of the Disclosure Schedule:

(i) neither the Acquired Companies nor any ERISA Affiliate is party to any collective bargaining agreements, labour contract, letter of understanding, letter of intent, voluntary recognition agreement, works council agreement, union representation agreement or similarly legally binding commitment or written communication to or with any labour union, trade union or employee organization or group which may qualify as a trade union to which the Acquired Company is or has been a party or by which the Acquired Company is or has been bound, either directly or by operation of Law, and no employees of the Acquired Companies or any ERISA Affiliates are represented by any labor union, work council or similar labor organization;

(ii) no Acquired Company is currently subject to any union organization effort, nor are they engaged in any labour negotiation; and

(iii) within the last five years there has not been and there is not presently pending or existing any:  (A) strikes, work stoppages, disputes, slowdowns, picketing, lockouts or arbitrations or (B) material grievances or other labor disputes pending or, to the Knowledge of the Acquired Companies, threatened against or involving the Acquired Companies.  No Acquired Company is engaging in nor have they engaged in any unfair labor practice and there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Acquired Companies, threatened by or on behalf of any Employees or group of Employees.

(iv) the Business is in compliance in all material respects with all applicable Legal Requirements with respect to employment and employment practices, terms and conditions of employment, wages and hours (including the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act (WARN), eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination in employment, disability rights and benefits, affirmative action and occupational safety and health (and all comparable Legal Requirements in non-US jurisdictions), and is not engaged in any material unfair labor or material unfair employment practices;

(v) there are no material citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending before any federal, state, provincial, territorial or local agency or court involving the Business, including the Occupational Safety and Health Administration; and

(vi) there are no material charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) involving the Business pending or, to the Knowledge of Seller and the Acquired Companies, threatened in writing before any human rights commission, any federal, state, territorial or local agency or court, including the Equal Employment Opportunity Commission.

(e) With respect to the Canadian Employees, except as set forth in Section 4.15(e) of the Disclosure Schedule:

(i) no Acquired Company is party to any collective bargaining agreements, labour contract, letter of understanding, letter of intent, voluntary recognition agreement, works council agreement, union representation agreement or similarly legally binding commitment or written communication to or with any labour union, trade union or employee organization or group which may qualify as a trade union to which the Acquired Company is or has been a party or by which the Acquired Company is or has been bound, either directly or by operation of Law, and no employees of the Acquired Companies are represented by any labor union, work council or similar labor organization;

(ii) no Acquired Company is currently subject to any union organization effort, nor are they engaged in any labour negotiation; and

(iii) within the last five years there has not been and there is not presently pending or existing any:  (A) strikes, work stoppages, disputes, slowdowns, picketing, lockouts or arbitrations or (B) material grievances or other labor disputes pending or, to the Knowledge of the Acquired Companies, threatened against or involving the Acquired Companies.  No Acquired Company is engaging in nor have they engaged in any unfair labor practice and there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Acquired Companies, threatened by or on behalf of any Employees or group of Employees.

(iv) the Business is in compliance in all material respects with all applicable Legal Requirements with respect to employment and employment practices, terms and conditions of employment, wages and hours (including the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act (WARN), eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination in employment, disability rights and benefits, affirmative action and occupational safety and health (and all comparable Legal Requirements in non-US jurisdictions), and is not engaged in any material unfair labor or material unfair employment practices;

(v) there are no material citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending before any federal, state, provincial, territorial or local agency or court involving the Business, including the Occupational Safety and Health Administration; and

(vi) there are no material charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) involving the Business pending or, to the Knowledge of Seller and the Acquired Companies, threatened in writing before any human rights commission, any federal, state, territorial or local agency or court, including the Equal Employment Opportunity Commission.

(f) With respect to the Canadian Employees, except as set forth in Section 4.15(f) of the Disclosure Schedule:

(i) neither Seller nor any Acquired Company is party to any collective bargaining agreements, labour contract, letter of understanding, letter of intent, voluntary recognition agreement, works council agreement, union representation agreement or similarly legally binding commitment or written communication to or with any labour union, trade union or employee organization or group which may qualify as a trade union to which Seller or any Acquired Company is or has been a party or by which Seller or any Acquired Company is or has been bound, either directly or by operation of Law, and no employees of Seller or the Acquired Companies are represented by any labor union, work council or similar labor organization;

(ii) neither Seller nor any Acquired Company is currently subject to any union organization effort, nor are they engaged in any labour negotiation; and

(iii) within the last five years there has not been and there is not presently pending or existing any:  (A) strikes, work stoppages, disputes, slowdowns, picketing, lockouts or arbitrations or (B) material grievances or other labor disputes pending or, to the Knowledge of Seller or the Acquired Companies, threatened against or involving Seller or the Acquired Companies.  Neither Seller nor any Acquired Company is engaging in nor have they engaged in any unfair labor practice and there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller or the Acquired Companies, threatened by or on behalf of any Employees or group of Employees;

(iv) the Business is in compliance in all material respects with all applicable Legal Requirements with respect to employment and employment practices, terms and conditions of employment, wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants) (in accordance with the Employment Standards Code (Alberta)), Tax withholding, unemployment insurance, workers’ compensation, immigration, harassment and discrimination in employment, disability rights and benefits;

(v) there are no material charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon race, religious beliefs, colour, gender, physical disability, mental disability, age, ancestry, place of origin, marital status, source of income, family status or sexual orientation of any person or class of persons) involving the Business pending or, to the Knowledge of Seller or the Acquired Companies, threatened in writing before any human rights commission or court;

(vi) there are no pending or threatened charges against Seller or the Acquired Companies under occupational health and safety laws.  There have been no fatal or critical accidents which have occurred in the course of the operation in the past three years which is reasonably expected to lead to charges under Applicable Law.  Seller and each Acquired Company has complied in all material respects with any orders, directives, judgments, decrees, injunctions, decisions, rulings, awards or writs of any Governmental Authority issued under applicable occupational health and safety laws; and

(vii) there are no outstanding assessments, penalties, fines liens, charges, surcharges, or other amounts due or owing pursuant to any applicable workers’ compensation legislation and neither Seller nor any Acquired Company has been reassessed in any material respect under such legislation and, to the Knowledge of Seller and the Acquired Companies, no audit of Seller or the Acquired Companies is currently being performed pursuant to any applicable worker’s compensation legislation.  There are no claims or potential claims which may materially adversely affect the accident cost experience of any of Seller or the Acquired Companies; and

(g) neither Seller nor any Acquired Company has any obligation to make any severance or termination payment to any Employee working in Canada in excess of any amount payable under common law principles or the provisions of the Employment Standards Code (Alberta).

Section 4.16 Employee Benefit Plans and ERISA Matters.

(a) Section 4.16(a) of the Disclosure Schedule sets forth a true and correct list of all Acquired Companies’ Benefit Plans.

(b) Other than with respect to the Acquired Companies’ Benefit Plans set forth in Section 4.16(b) of the Disclosure Schedule, neither the Acquired Companies nor any ERISA Affiliate has ever maintained, sponsored, contributed to or been obligated to contribute (on a contingent basis or otherwise), or has any Liability with respect to any (i) Employee Pension Benefit Plan that is or was subject to ERISA § 302 or 303 or Title IV of ERISA or Section 412 of the Code, (ii) non-U.S. defined benefit pension plan, (iii) Multiemployer Plan, (iv) a “multiple employer plan” within the meaning of ERISA §§ 4063 and 4064 of ERISA or Section 413(c) of the Code or (v) a “multiple employer welfare arrangement” within the meaning of ERISA § 3(4).

(c) The Acquired Companies have made available to Buyer, with respect to each Acquired Companies’ Benefit Plan and Acquired Companies’ Compensation Commitment, correct and complete copies of such plans or commitment (or, to the extent unwritten, a written summary thereof) and all related insurance and annuity policies and Contracts and other documents including all summary plan descriptions and summary material modifications, the most recent Form 5500 or Annual Information Form, if applicable, and the most recent IRS determination letter or Canada Revenue Agency confirmation of plan registration, if applicable, with respect to each Acquired Companies’ Benefit Plan and Acquired Companies’ Compensation Commitment.

(d) There are no liabilities, breaches, violations or defaults under any Acquired Companies’ Benefit Plan or Acquired Companies’ Compensation Commitment which could subject the Business, Buyer, or any of Buyer’s employee benefit plans to any material Taxes, penalties or other liabilities.  No Acquired Companies’ Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other Governmental Body, nor to the Knowledge of Seller, is any such audit or investigation pending or threatened.

(e) Section 4.16(e) of the Disclosure Schedule sets forth a true and complete list of all outstanding loans or advances made by an Acquired Company to any employee of such Acquired Company, except travel allowances made in the Ordinary Course of Business.

(f) Each Acquired Companies’ Benefit Plan and Acquired Companies’ Compensation Commitment has been maintained in material compliance with (i) its terms and (ii) all applicable foreign, federal, state, provincial and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

(g) All Acquired Companies’ Benefit Plans intended to qualify under Section 401 of the Code meet the requirements of that Section of the Code and have received a determination letter (or opinion letter) from the Internal Revenue Service that such plans are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such plans which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(h) None of the Acquired Companies’ Benefit Plans or Acquired Companies’ Compensation Commitments provide for any post-employment health or welfare insurance or benefits, except as may be required under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or beneficiary.  Each Acquired Company and ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in good faith with the notice and continuation requirements of Section 4980B of the Code, and with the Health Insurance Portability and Accountability Act (“HIPAA”) and the regulations thereunder.

(i) Neither the execution of this Agreement nor the consummation of any transactions contemplated hereunder will (i) result in any payment becoming due to any current or former Employee or director of the Acquired Companies or their Subsidiaries, (ii) increase any benefits or trigger any rights under any Acquired Companies’ Benefit Plan or Acquired Companies’ Compensation Commitment or (iii) result in the acceleration of a the time of vesting, payment or funding or any benefits under any Acquired Companies’ Benefit Plan or Acquired Companies’ Compensation Commitment.

(j) None of the Acquired Companies’ Benefit Plans or Acquired Companies’ Compensation Commitments, individually or collectively, would reasonably be expected to give rise, as a result of the transactions contemplated by this Agreement, to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(k) To the extent permitted by applicable Legal Requirements, each Acquired Companies’ Benefit Plan that is sponsor or maintained by an Acquired Company, and each service agreement, vendor contract and arrangement with any third party relating to each such Acquired Companies’ Benefit Plan can be amended or terminated at any time, without consent from any other Person and without liability other than for benefits accrued as of the date of such amendment or termination.

(l) Each Acquired Companies’ Benefit Plan and Acquired Companies’ Compensation Commitment that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies and has at all relevant time complied (or been timely corrected to comply) in form, substance and operation with the requirements of Section 409A of the Code such that no compensation under any Acquired Companies’ Benefit Plan and Acquired Companies’ Compensation Commitment is, has been or shall be includible in gross income as provided by Section 409A(a)(1)(A) of the Code or subject to the Tax imposed under Section 409A(a)(1)(B) or 409A(b)(5)(A) of the Code.  No Acquired Company or any Subsidiary has any indemnity obligation or other Liability for any Taxes imposed under Section 409A(a)(1)(B) or 409A(b)(5)(A) of the Code.

Section 4.17 Taxes.

Except as set forth in Section 4.17 of the Disclosure Schedule:

(a) each Acquired Company and its Subsidiaries has filed or caused to be filed on a timely basis all material Tax Returns required to be filed by or with respect to such Acquired Company and its Subsidiaries pursuant to applicable Legal Requirements.  All Tax Returns of the Acquired Companies and their Subsidiaries that have been filed were true, complete and correct in all material respects and no fact has been omitted therefrom.  Each Acquired Company and its Subsidiaries has timely paid all Taxes of such Acquired Company and its Subsidiaries that are due and payable in respect of all fiscal periods ending on or before the Closing Date, whether or not shown on the Tax Returns, except where such Taxes are being contested in good faith and the applicable Acquired Company or Subsidiary maintains adequate reserves in accordance with GAAP therefor;

(b) there is no written action, suit, proceeding, investigation, audit, claim, adjustment or assessment pending or threatened in writing with respect to any Acquired Company or its Subsidiaries with respect to Taxes.  There are no Encumbrances other than Permitted Encumbrances on the assets of any Acquired Company or its Subsidiaries that arose in connection with any failure to pay any Tax.  No Governmental Body or Taxing Authority has asserted or assessed, is asserting or assessing or has raised and communicated any issues or deficiency for any material amount of Tax against any Acquired Company or any Subsidiary, directly or indirectly, that has not been satisfied, settled or withdrawn or is not reflected in the Financial Statements.  No Acquired Company is negotiating any draft assessment or reassessment with any Taxing Authority.  Seller is not aware of any Contingent Liabilities for Taxes or any grounds for an assessment or reassessment of any Acquired Company, including, without limiting the generality of the foregoing, unreported benefits conferred on any shareholder of the Acquired Companies, aggressive treatment of income, expenses or credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements.  Neither the Acquired Companies nor Seller has received any indication from any Government Body that an assessment or reassessment of the Acquired Companies is proposed in respect of any Taxes, regardless of its merits.  Section 4.17 of the Disclosure Schedule lists all audits by any Taxing Authority from 2006 through the Closing Date;

(c) each of the Acquired Companies has withheld and collected all amounts required by applicable Legal Requirements to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Body within the time prescribed under any applicable Legal Requirement, except for such amounts as are not yet due and for which adequate reserves are reflected on the Financial Statements;

(d) no Acquired Company or its Subsidiaries is a party to, is bound by, or has obligation under, any Tax Sharing Agreement or otherwise is liable for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision under any Legal Requirement) as a transferee or successor, by contract or otherwise;

(e) the charges, accruals and reserves for Taxes with respect to the Acquired Companies and their Subsidiaries reflected on the books of the Acquired Companies and their Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the end of the last period for which Acquired Companies and their Subsidiaries ordinarily record items on their respective books; and (ii) all information set forth in the Financial Statements (including the notes thereto) relating to Tax matters is true and complete in all material respects;

(f) no Acquired Company and no Subsidiary of any Acquired Company has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and (ii) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any Acquired Company or any of its Subsidiaries and any Taxing Authority;

(g) no Acquired Company and no Subsidiary of any Acquired Company has made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filing of any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing the Tax liability or reducing any Tax Asset of any of the Acquired Companies or their Subsidiaries, Buyer or any Affiliate of Buyer, taken or failed to take any other action outside of the Ordinary Course of Business;

(h) no Acquired Company and no Subsidiary of any Acquired Company has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Acquired Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired;

(i) (i) no Acquired Company and no Subsidiary of any Acquired Company is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and (ii) during the two-year period ending on the date hereof, no Acquired Company and no Subsidiary of any Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(j) (i) no Acquired Company and no Subsidiary of any Acquired Company will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; (ii) no Tax Asset of any Acquired Company or its Subsidiaries is currently subject to a limitation under Section 382 or Section 383 of the Code (or any similar provision of the Tax laws of any jurisdiction); (iii) no Acquired Company no Subsidiary of such Acquired Company has an overall foreign loss within the meaning of Section 904(f) of the Code; and (iv) no Acquired Company and no Subsidiary of any Acquired Company will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code);

(k) (i) no Acquired Company and no Subsidiary of any Acquired Company owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (ii) none of the property owned by any Acquired Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code;

(l) (i) no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat any Acquired Company or any Subsidiary of any Acquired Company as an association, corporation or partnership; and (ii) no Acquired Company or any Subsidiary of any Acquired Company is disregarded as an entity for Tax purposes;

(m) no Acquired Company or any of the Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n) all of the Acquired Companies are in compliance with the requirements of Section 482 of the Code and the Treasury Regulations promulgated thereunder as they apply to transfer pricing between controlled entities including documentation (which was in existence as of the time an affected Tax Return was filed) meeting the requirements of Section 6662(e)(3)(B) of the Code with respect to all material transactions with related parties subject to the provisions of Section 482 of the Code;

(o) The Acquired Companies will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Tax Act or any analogous provincial legislative provision as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date;

(p) No circumstances exist or have existed which could result in the application of section 17, 78, 80.01, 80.02, 80.03, 80.04, 160, or 247 of the Tax Act to the Acquired Companies;

(q) Each of Grenco GP and Grenco has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Tax Act and any applicable analogous provincial legislation; and

(r) Seller and the following Acquired Companies are duly registered under subdivision (d) of Division V of Part IX of the GST Legislations with respect to the goods and services tax and their respective registration numbers are:

Name of Acquired Company                                                                      GST Registration No.

Quinn Canada	10437 2115 RT0001
Grenco GP	80970 6054 RT0001

Section 4.18 Insurance.

(a) Section 4.18(a) of the Disclosure Schedule sets forth a list and brief description (including the insured, carrier, nature of coverage, limits, deductibles, premiums and the loss experience since January 1, 2009 with respect to each type of coverage) of all policies of insurance maintained, owned or held by or on behalf of Seller, the Acquired Companies and their Subsidiaries on the date hereof with respect to the Business.  All policies are in full force and effect, all premiums due and payable thereon have been paid in full and Seller, the Acquired Companies and their Subsidiaries have not received any written notice of cancellation, amendment or dispute as to coverage with respect to any such policies within the past twelve months.  Each of Seller, the Acquired Companies and their Subsidiaries has complied with each of such insurance policies in all material respects and has not failed to give any material notice or present any material claim thereunder in a due and timely manner.

(b) No event relating specifically to Seller, the Acquired Companies or their Subsidiaries has occurred that could reasonably be expected, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Seller, the Acquired Companies or any Subsidiary of an Acquired Company during the period of one year prior to the date of this Agreement.  Prior to the date of this Agreement, no event has occurred, including the failure by Seller, the Acquired Companies or any Subsidiary of an Acquired Company to give any notice or information or by giving any inaccurate or erroneous notice or information, that materially limits or impairs the rights of Seller, the Acquired Companies or any Subsidiary of an Acquired Company under any such excess liability or protection and indemnity insurance policies.  Since January 1, 2009, Seller, Seller, the Acquired Companies and their Subsidiaries have given notice or have otherwise presented every claim in excess of $25,000 treated in good faith by Seller or an Acquired Company as covered by insurance under its insurance policies in a timely fashion, and Section 4.18(b) of the Disclosure Schedule sets forth a listing of all such notices and presentations.  No claim under any such insurance policy has been denied or disputed by the underwriters or issuers thereof.

Section 4.19 Environmental Laws and Regulations.

Except as set forth in Section 4.19 of the Disclosure Schedule:

(a) Quinn Holdings, Seller, the Acquired Companies and their Subsidiaries are and have at all times been in material compliance with Environmental Laws and have obtained and are and have at all times been in material compliance with all Governmental Authorizations required by Environmental Laws; such Governmental Authorizations are valid and in full force and effect and will not be terminated or impaired, or become terminable, as a result of the transactions contemplated hereby;

(b) none of Quinn Holdings, Seller, the Acquired Companies or any of their Subsidiaries has received written notice of or has been subject to any Environmental Claim and, to the Knowledge of the Acquired Companies, no such Environmental Claims are threatened;

(c) none of Quinn Holdings, Seller, the Acquired Companies or any of their Subsidiaries has disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (x) any location other than a site lawfully permitted to receive such Hazardous Materials; (y) any Facility of an Acquired Company, except for the use of Hazardous Materials in the Ordinary Course of Business in material compliance with applicable Environmental Laws; or (z) any site that has been placed on the National Priorities List or any similar federal, state, provincial, local or foreign list of sites requiring investigation or clean-up;

(d) there has not occurred at any premises currently or formerly owned or leased by Quinn Holdings, Seller or the Acquired Companies a Release; and the activities of Quinn Holdings, Seller, the Acquired Companies and their Subsidiaries have not resulted in a Release to, at, from, in under or upon any property currently or formerly owned, leased or operated by the Acquired Companies or their Subsidiaries;

(e) none of Quinn Holdings, Seller, the Acquired Companies or their Subsidiaries have received, entered into or assumed by Contract, any liability or obligation, Order or settlement relating to or arising under Environmental Laws;

(f) there are no material Liabilities of or relating to Quinn Holdings, Seller, the Acquired Companies or their Subsidiaries arising under or relating to any Environmental Laws or Environmental Claims, and there are no current facts, circumstances or conditions arising out of or relating to the operations of Quinn Holdings, Seller, the Acquired Companies and their Subsidiaries or any property currently or, to the Knowledge of Quinn Holdings, Seller or the Acquired Companies, formerly owned, leased or operated by the Acquired Companies or their Subsidiaries that could reasonably be expected to result in Quinn Holdings, Seller, the Acquired Companies or their Subsidiaries incurring material Liabilities under Environmental Laws or Environmental Claims;

(g) Quinn Holdings, Seller and Acquired Companies have made available to Buyer true and complete copies of all material environmental, health or safety audits, studies, reports, analyses and results of investigations that are in Quinn Holdings’, Seller’s or Acquired Companies’ possession, custody or control with respect to Quinn Holdings, Seller, the Acquired Companies and their Subsidiaries or any property currently or formerly owned, leased or operated by any Acquired Company or any Subsidiary of an Acquired Company; and

(h) Section 4.19 of the Disclosure Schedule sets forth a brief description (including, for each incident, the date, location and nature of the injury incurred) of all safety related accidents or incidents reported to or known by any of the designated safety personnel of Quinn Holdings, Seller, the Acquired Companies and their Subsidiaries, including but not limited to, OSHA recordable incidents, involving employees (including leased or temporary employees) of Quinn Holdings, Seller, such Acquired Company, its Subsidiaries and, to the Knowledge of Quinn Holdings, Seller and such Acquired Company and its designated safety personnel, its subcontractors during the period from January 1, 2009 through the date of this Agreement.  After the Closing Seller shall maintain employee safety practices for Seller’s employees consistent with Seller’s safety practices immediately prior to the Closing Date in accordance with applicable Legal Requirements.

Section 4.20 Warranties.

Section 4.20 of the Disclosure Schedule sets forth: (a) a specimen copy of the form of written warranties covering products sold by Seller or the Acquired Companies with respect to the Business that have not expired; and (b) a summary of the warranty expense incurred by the Acquired Companies with respect to the Business during each of its last two fiscal years.  Except as disclosed on Section 4.20 of the Disclosure Schedule, Seller and the Acquired Companies have made no other warranties regarding the products sold by them or services provided by them.  Since December 31, 2008 there have been no product recalls, market withdrawals, embargoes, off sale orders, warning letters or seizures with respect to any products manufactured by Seller, an Acquired Company or a Subsidiary of an Acquired Company.

Section 4.21 Capitalization; Subsidiaries.

(a) Section 4.21(a) of the Disclosure Schedule sets forth the authorized equity and capitalization of Seller and each of the Acquired Companies.  The outstanding Quinn Texas Shares and Quinn California Shares have been duly authorized and validly issued and are fully paid and nonassessable, are owned beneficially and of record by Quinn Canada, free and clear of all Encumbrances.  Except as set forth on Section 4.21(a) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any equity or other ownership interest of Seller, any Acquired Company or its Subsidiaries, nor are there outstanding any equity or other ownership interest that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of Seller, any Acquired Company or its Subsidiaries.  Except as set forth on Section 4.21(a) of the Disclosure Schedule, there are no agreements or restrictions (such as a right of first refusal, co-sale, right of first offer, proxy, voting trust or voting agreements) with respect to the sale or voting of any equity or other ownership interest of Seller, an Acquired Company or its Subsidiaries.

(b) Neither Seller nor any of the Acquired Companies owns, directly or indirectly, any equity or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity or enterprise, except as set forth in Section 4.21(b) of the Disclosure Schedule.  Except as set forth in Section 4.21(b) of the Disclosure Schedule, neither Seller nor any of the Acquired Companies is obligated or required to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such corporation, partnership, limited liability company, joint venture or other entity or enterprise.  Seller directly owns all of the outstanding equity or other ownership interest of each Acquired Company.  The outstanding equity or other ownership interest of each Acquired Company is duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in Section 4.21(b) of the Disclosure Schedule, the Acquired Companies own, directly or indirectly, all of the outstanding equity or other ownership interest of each Subsidiary of such Acquired Company.  The outstanding equity or other ownership interest of each Subsidiary of an Acquired Company is duly authorized, validly issued, fully paid and nonassessable (except as set forth in Section 4.21(b) of the Disclosure Schedule with respect to a Subsidiary that is a limited liability company) and is owned, directly or indirectly, by an Acquired Company or one of its Subsidiaries free and clear of all Encumbrances.  The following information for each Subsidiary of an Acquired Company is set forth in Section 4.21(b) of the Disclosure Schedule, as applicable:  (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interests; and (iii) the number of issued and outstanding shares of capital stock, share capital or other equity interests and the record owner(s) thereof.  There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any equity or other ownership interest of any Acquired Company or any Subsidiary of an Acquired Company, nor are there outstanding any equity or other ownership interest that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any Subsidiary of an Acquired Company.  Each Subsidiary of an Acquired Company is a corporation, partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted.  Each Subsidiary of an Acquired Company is duly qualified or licensed or admitted to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, use or leasing of its properties makes such qualification or licensing or admission necessary.

Section 4.22 Brokers and Finders.

Except as set forth in Section 4.22 of the Disclosure Schedule, none of Quinn Holdings, Seller, the Acquired Companies and their respective Affiliates has employed any investment banker, broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who is or might be entitled to a fee or commission in connection with such transactions.  Seller agrees to cause to be paid any payment, fee or commission that may be due to any such broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby.

Section 4.23 Internal Controls; Books and Records.

(a) To the Knowledge of Seller and the Acquired Companies, Seller and the Acquired Companies have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  No material weaknesses or significant deficiencies (as defined in Statement of Auditing Standards No. 112) in the design or operation of any internal controls of Seller or the Acquired Companies over financial reporting have been identified, and to the Knowledge of Seller and the Acquired Companies, there has not been any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Seller or any of the Acquired Companies over financial reporting.

(b) Seller, the Acquired Companies and their Subsidiaries maintain books and records reflecting in all material respects its assets and liabilities and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Seller, such Acquired Company and its Subsidiaries, and Seller, each Acquired Company and its Subsidiaries maintain proper and adequate internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller, such Acquired Company and its Subsidiaries and to maintain accountability for the assets; (iii) access to the assets of Seller, such Acquired Company and its Subsidiaries is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of Seller, such Acquired Company and its Subsidiaries is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Except as set forth in Section 4.23(b) of the Disclosure Schedule, the accountants of Seller, the Acquired Companies and their Subsidiaries have not advised Seller, the Acquired Companies or their Subsidiaries of any material deficiencies in the internal accounting controls and procedures of Seller, the Acquired Companies or their Subsidiaries.

(c) Seller and the Acquired Companies have made available to Buyer true and complete copies of the certificate of incorporation and bylaws, any partnership agreement or related certificate, or the comparable charter and organizational documents, of Seller and each of the Acquired Companies, as amended to the date of this Agreement, and the certificate of incorporation and bylaws, any partnership agreement or related certificate, or the comparable charter and organizational documents, of each Subsidiary of an Acquired Company, in each case as amended to the date of this Agreement.

(d) The minute books of Seller, the Acquired Companies and their Subsidiaries, all of which have previously been made available to Buyer, contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders, partners, members and board of directors or managers (including committees thereof) of Seller, the Acquired Companies and their Subsidiaries.  The stock certificate books, stock transfer ledgers and registers of partnership interests of the Acquired Companies and their Subsidiaries previously made available to Buyer are true, correct and complete.

Section 4.24 Payments; Foreign Corrupt Practices Act (U.S.); Corruption of Foreign Public Officials Act (Canada); U.S. Export and Sanctions Laws.

Except as set forth in Section 4.24 of the Disclosure Schedule:

(a) Neither Seller, an Acquired Company, a Subsidiary of an Acquired Company nor any director, officer, agent, employee or other Person associated with or acting on behalf of Seller, any Acquired Company or its Subsidiaries has directly or indirectly:

(i) paid or delivered, or agreed or promised to pay or deliver, any fee, commission, other sum of money, item of property, loan, reward, advantage or benefit of any kind, however characterized, to any Person, government official, government employee, employee, director or officer of any company or entity that is owned or controlled, directly or indirectly, by a government, or any other party that was illegal under any Legal Requirement when such payment, delivery, agreement or promise was made;

(ii) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(iii) made or offered any payment, gift, item of property, loan, reward, advantage, benefit of any kind or anything of value to any foreign or domestic government official or employee, any employee, director or officer of any company or entity that is owned or controlled, directly or indirectly, by a government, or to any foreign or domestic political parties, candidates or campaigns;

(iv) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, the Canadian Corruption of Foreign Public Officials Act (S.C. 1998, c. 34), as amended, or any Legal Requirement of similar effect; or

(v) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person.

(b) To the Knowledge of Seller and the Acquired Companies, Seller, each Acquired Company and its Subsidiaries has complied with, and is currently in compliance with, all applicable provisions of the United States export control, sanctions and antiboycott laws and presidential decrees, and regulations implemented thereunder, including without limitation the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended.

Section 4.25 Anti-Terrorism Laws; Trading with the Enemy.

(a) General.  To the Knowledge of Quinn Holdings, Seller and the Acquired Companies, neither Quinn Holdings, Seller, any Acquired Company nor an Affiliate of any Acquired Company is in violation of any applicable Anti-Terrorism Law or has engaged in or conspired to engage in any transaction that evaded or avoided, or has had the purpose of evading or avoiding, or attempted to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law.

(b) Executive Order No. 13224.  To the Knowledge of Quinn Holdings, Seller and the Acquired Companies, neither Quinn Holdings, Seller, any Acquired Company nor an Affiliate of any Acquired Company and none of their respective agents acting on their behalf or benefiting in any capacity in connection with the Transaction Documents has at any time been any of the following (each a “Blocked Person”):

(i) a Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which Buyer Parties are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity committing, threatening or conspiring to commit, or supporting “terrorism” as defined in Executive Order No. 13224;

(v) a Person or entity named as a “specially designated national” on the list published by the U.S. Treasury Department Office of Foreign Assets Control; or

(vi) a Person or entity affiliated or associated with a Person or entity listed above.

(c) Additional Matters.  To the Knowledge of Quinn Holdings, Seller and the Acquired Companies, neither Quinn Holdings, Seller, any Acquired Company nor its Subsidiaries and, to the Knowledge of Quinn Holdings, Seller and the Acquired Companies, none of their respective agents acting on their behalf or in any capacity in connection with this Agreement or the other Transaction Documents (i) conducts any prohibited business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any prohibited transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(d) Trading with the Enemy.  Neither Seller, any Acquired Company nor any Subsidiary of an Acquired Company and, to the Knowledge of Seller, any Acquired Company nor any Subsidiary of an Acquired Company, no counterparty of Seller, any Acquired Company nor any Subsidiary of an Acquired Company has engaged in any business or activity prohibited by the Trading with the Enemy Act.

Section 4.26 Affiliate Relationships.

Except as set forth in Section 4.26 of the Disclosure Schedule, there are no Contracts or other arrangements involving Seller, any Acquired Company or its Subsidiaries in which any partner, stockholder, officer, director or Affiliate of Seller, any such Acquired Company or Subsidiary has a financial interest, including indebtedness to Seller, any such Acquired Company or Subsidiary, and no such Person or Affiliate has any claim or cause of action against Seller, any Acquired Company or any of its Subsidiaries, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment.

Section 4.27 Title to and Sufficiency of Assets.

(a) Seller has good and indefeasible title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances or properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(b) The Acquired Companies and their Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof (collectively, the “Acquired Company Assets”), free and clear of all Encumbrances, except for Permitted Encumbrances or properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(c) The Purchased Assets and the Acquired Company Assets constitute all of the property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted.  Seller is not a party to any Business Agreement or any Contract with a third party that is material to the Business.  Seller is not currently providing any credit support, guarantee or indemnity with respect to Debt of any of the Acquired Companies or any of their Subsidiaries.

Section 4.28 Banks; Powers of Attorney.

Section 4.28 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which each Acquired Company and its Subsidiaries have accounts, lock boxes for the collection of cash payments or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Section 4.28 of the Disclosure Schedule, no person holds a power of attorney to act on behalf of an Acquired Company or the Subsidiary of any such Acquired Company.

Section 4.29 Absence of Undisclosed Liabilities.

Neither Seller, the Acquired Companies nor their Subsidiaries has any Debt or Liabilities, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such Debt or Liabilities, in each case other than those (i) specifically reflected on and fully reserved against in the Most Recent Balance Sheet, (ii) that have arisen in the Ordinary Course of Business consistent with past practices since the date of the Most Recent Balance Sheet, (iii) that are immaterial to Seller, the Acquired Companies or their Subsidiaries or (iv) are set forth on Section 4.29 of the Disclosure Schedule.

Section 4.30 Defects; Product Liability.

(a) Except as set forth on Section 4.30(a) of the Disclosure Schedule, each product manufactured, sold, leased, delivered or installed or services performed by Seller, any Acquired Company or any of its Subsidiaries has complied with and conformed with all applicable Legal Requirements and to the Knowledge of Seller and the Acquired Companies complied with and conformed with all contractual commitments and all applicable warranties.  Neither Seller, the Acquired Companies nor their Subsidiaries has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations, except as reserved against on the Most Recent Balance Sheet.

(b) Section 4.30(b) of the Disclosure Schedule includes copies of the standard terms and conditions of sale, lease, delivery or installation for the products and services of Seller, the Acquired Companies and their Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).  Except as disclosed in Section 4.30(b) of the Disclosure Schedule, none of such products or services is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

(c) Except as set forth in Section 4.30(c) of the Disclosure Schedule, there is no pending or, to the Knowledge of Seller, threatened Proceeding or dispute alleging any material Liability of Seller, any Acquired Company or any of its Subsidiaries as a result of any defect or other deficiency with respect to any product, project, job or services performed by Seller, such Acquired Company, its Subsidiaries, their respective employees, agents, contractors or any other Person acting at the direction or on behalf of Seller, such Acquired Company or its Subsidiaries prior to the Closing Date, and to the Knowledge of Seller, there is no fact, situation, circumstance, status or condition that is reasonably likely to result in any such Proceeding or dispute.

(d) Neither Seller, the Acquired Companies nor any of their Subsidiaries has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of Seller, any of the Acquired Companies or any of their Subsidiaries.  Neither Seller, the Acquired Companies nor any of their Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which could reasonably be expected to give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of Seller, any of the Acquired Companies or any of their Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of Seller, any of the Acquired Companies or any of their Subsidiaries.

Section 4.31 Intentionally Omitted.

Section 4.32 Bonds, Guaranties and Letters of Credit.

Section 4.32 of the Disclosure Schedule contains a true, correct and complete list of all bonds, guarantees and letters of credit or other credit arrangements, including surety and performance bonds and similar documents, agreements or arrangements, and all contracts and agreements entered into by Seller, any Acquired Company, a Subsidiary of such Acquired Company or any of their Affiliates with respect thereto, (a) issued or entered into by or on behalf of, or in support of any liability or obligation of, the Business, or (b) that would be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof in respect of the Business, in each case indicating the contract or agreement or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or, in the case of pending proposals, bids or other commitments outstanding as of the date hereof, the anticipated amount, principal terms and conditions, beneficiaries and term thereof).  All such bonds, guarantees and letters of credit are in full force and effect and have been fully funded to the extent so required in accordance with their terms, and no amounts are due and owing to any third party issuer, payee or beneficiary thereof with respect thereto.

Section 4.33 Disclosure.

The representations, warranties and statements by Quinn Holdings, Seller and the Acquired Companies in this Agreement and in the Disclosure Schedule do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the representations, warranties and statements by Quinn Holdings, Seller and the Acquired Companies contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Business in the Ordinary Course.

Except as permitted or contemplated by the terms of this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Seller shall, and shall cause each Acquired Company and each Subsidiary of an Acquired Company to, carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use its commercially reasonable efforts consistent with past practices and policies to (a) preserve intact their respective present business organization and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees, and (c) preserve their relationships with customers, suppliers, agents and creditors.

Section 5.2 Conduct of Business Pending Closing.

Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in the Disclosure Schedule, unless with the prior written consent of Buyer, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Seller shall not, and shall not permit any of the Acquired Companies or any Subsidiary of an Acquired Company, to do any of the following:

(a) amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, limited liability company operating agreement, partnership agreement, partnership certificate or other governing or organizational documents;

(b) adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests;

(c) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by direct or indirect wholly owned Subsidiaries of an Acquired Company), except as set forth in Section 5.2(c) of the Disclosure Schedule;

(d) issue or sell, or agree to issue or sell any Equity Interests, including its capital stock, change its capitalization from as it exists on the date hereof, issue, sell, award or grant any rights, options or warrants to acquire its Equity Interests or any conversion rights with respect to its Equity Interests (other than by an Acquired Company or any Subsidiary of such Acquired Company’s or Subsidiary’s Equity Interests to Seller) or enter into or amend any agreements with any holder of its Equity Interests with respect to holding, voting or disposing of such Equity Interests;

(e) purchase, redeem or otherwise acquire any of its outstanding Equity Interests;

(f) merge or consolidate with, or transfer all or a substantial portion of its assets to any other Person (other than transfers among the Acquired Companies), except for any sale, lease or disposition of assets (i) to customers in the Ordinary Course of Business consistent with past practices or (ii) any other arms-length transaction to a non-affiliated Person for not less than fair market value and not in excess of $50,000 individually or $100,000 in the aggregate;

(g) liquidate, wind-up or dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than Subsidiaries of an Acquired Company);

(h) acquire or agree to acquire by merger or consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or division thereof;

(i) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Equity Interests of an Acquired Company or a Subsidiary of an Acquired Company, other than Permitted Encumbrances;

(j) make any loans, advances or capital contributions to, or investments in, any Person (other than (i) advances to an Acquired Company or the Subsidiary of an Acquired Company or from an Acquired Company or the Subsidiary of an Acquired Company, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investment of cash in the Ordinary Course of Business in accordance with the cash management procedures of Seller, the Acquired Companies or their Subsidiaries, as the case may be);

(k) terminate any Business Agreement or waive or assign any of its rights under any Business Agreement, as the case may be, in a manner that would be materially adverse to an Acquired Company or its Subsidiaries, as the case may be, or enter into any Business Agreement other than in the Ordinary Course of Business consistent with past practices;

(l) (i) incur or assume any Debt, except indebtedness incurred under credit agreements outstanding as of the date hereof, letters of credit or surety bonds or similar arrangements incurred in the Ordinary Course of Business consistent with past practices or indebtedness incurred with respect to any matter expressly permitted by this Section 5.2, or (ii) assume, endorse (other than endorsements of negotiable instruments in the Ordinary Course of Business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities, obligations or performance of any other Person except under its credit agreements outstanding as of the date hereof, or in the Ordinary Course of Business consistent with past practices;

(m) (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer of an Acquired Company or its Subsidiaries, (ii) except in connection with promotions consistent with past practices, grant any increases in the compensation or benefits of non-officers of an Acquired Company or its Subsidiaries, or (iii) except as required to comply with applicable Legal Requirements or any agreement or policy in existence as of the date of this Agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become accrued or payable under any Company Benefit Plan;

(n) with respect to former, present or future Representatives, increase any compensation or benefits or enter into, amend, modify or extend any employment or consulting agreement or Company Benefit Plan, except in each case in the Ordinary Course of Business consistent with past practice;

(o) create, incur, assume or permit to exist any Encumbrance on any of its assets, except for Permitted Encumbrances;

(p) make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed, except as may be required by applicable Legal Requirements;

(q) make or commit to make capital expenditures other than those incurred in the Ordinary Course of Business consistent with past practice and in an amount not to exceed $50,000 individually or $100,000 in the aggregate;

(r) take any action that is reasonably likely to materially delay or impair the ability of the Parties to consummate the transactions contemplated by this Agreement;

(s) enter into any new line of business material to the Acquired Companies and their Subsidiaries taken as a whole;

(t) enter into any Contract that subjects an Acquired Company or the Subsidiary of an Acquired Company to any material non-compete or similar restriction on the business of such Acquired Company or Subsidiary;

(u) enter into any Contract the effect of which would be to grant a Person other than an Acquired Company or its Subsidiaries following the Closing any right or potential right of license to any material Intellectual Property of such Acquired Company or its Subsidiaries;

(v) except as may be required as a result of a change in GAAP, change any of the accounting principles, estimates, or practices used by Seller, the Acquired Companies or their Subsidiaries;

(w) compromise, settle, grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $50,000 individually or $100,000 in the aggregate;

(x) engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and are disclosed in the Disclosure Schedule and transactions between or among the Acquired Companies and their Subsidiaries in the Ordinary Course of Business consistent with past practice) or enter into any agreement with any of their respective Affiliates; or

(y) enter into any Contract or obligation with respect to any of the foregoing.

Section 5.3 Inspection.

(a) From the date of this Agreement to the Closing Date, Seller shall allow designated officers, attorneys, accountants and other representatives of Buyer, in each case as designated by Buyer, reasonable access, at all reasonable times, upon reasonable notice, to the personnel, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Acquired Companies and their Subsidiaries.  In addition, Buyer, at its sole cost and expense, shall have the right to inspect and test the Tangible Personal Property for purposes of determining the physical condition and legal characteristics of such property.  Buyer shall also have the right to have the Real Property inspected, at Buyer’s sole cost and expense, which inspections may include Phase I and Phase II environmental site assessments and other sampling or testing as determined by Buyer in its sole discretion, with not less than two Business Days’ prior notice to Seller.  All non-public information obtained pursuant to this Section 5.3 shall be governed by the Confidentiality Agreement dated January 11, 2011 between Parent and Quinn Canada (the “Confidentiality Agreement”).

(b) From the date of this Agreement through the Closing Date, the Acquired Companies and each Subsidiary of an Acquired Company shall afford to Buyer and its representatives reasonable access, including group or town hall meetings, during normal business hours to the employees of the Acquired Companies and each Subsidiary of an Acquired Company in order to facilitate integration of such employees with Buyer’s workforce and conduct of Parent’s and Buyer’s businesses.

(c) No investigation by Parent or Buyer or their respective representatives shall affect the representations, warranties, covenants or agreements of Seller or the Acquired Companies set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.

Section 5.4 Notice of Developments.

Each Party will give written notice to the other Parties of any fact or development causing any Breach of any of the representations and warranties of such Party in Article III or Article IV above or any Breach by such Party of any covenant in this Agreement within three Business Days of discovery thereof.  No such notice or disclosure shall update the Disclosure Schedule or otherwise modify such representations, warranties or covenants.

Section 5.5 Exclusivity.

(a) From the date of this Agreement until the first to occur of the Closing or the termination of this Agreement in accordance with Article IX Seller agrees that neither it nor any Acquired Company, a Subsidiary of an Acquired Company or their Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal, and Seller shall, and shall cause the Acquired Companies, the Subsidiaries of the Acquired Companies and their Representatives, upon becoming aware of any violation of this Section 5.5(a)(i), stop such Person from continuing to, directly or indirectly, solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer likely to lead to an Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to Seller, an Acquired Company or a Subsidiary of an Acquired Company, or in response to a request therefor, give access to the properties, assets or the books and records of Seller, an Acquired Company or a Subsidiary of an Acquired Company to, any Person that has made or may be considering making any Acquisition Proposal or that may otherwise lead to an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Acquisition Proposal.

(b) Seller shall, and shall cause each Acquired Company, each Subsidiary of an Acquired Company and of their Representatives, to immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal and shall inform the Acquired Companies, their Subsidiaries and Representatives, which are engaged in any such solicitations, discussions, negotiations or other activity of Seller’s obligations under this Section 5.5.  Seller shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of Seller’s obligations under this Section 5.5.  Seller shall promptly demand that each Person that has heretofore executed a confidentiality agreement with or for the benefit of Seller, any Acquired Companies or their Subsidiaries or any of their legal, financial or other representatives with respect to such Person’s consideration of a possible Acquisition Proposal promptly return or destroy (and Seller shall use commercially reasonable efforts to cause any such destruction to be certified in writing by such Person to Seller) all confidential information heretofore furnished by Seller or the Acquired Companies or any of their legal, financial or other representatives to such Person or any of its or their legal, financial or other representatives in accordance with the terms of the confidentiality agreement with such Person.

(c) Seller Representative shall notify Buyer as promptly as practicable (and in any event within 24 hours after receipt) in writing of any inquiries, proposals or offers related to an Acquisition Proposal that are received by, any confidential information or data that is requested from, or any negotiations or discussions related to an Acquisition Proposal that are sought to be initiated or continued with Seller, any Acquired Company, any Subsidiary of an Acquired Company or any of their Representatives, and keep Buyer promptly informed of any changes thereto; each such notice shall include the identity of all Persons involved in such matters.

Section 5.6 Filings; Reasonable Commercial Efforts, Etc.

(a) Subject to the terms and conditions herein provided, the Parties shall:

(i) make their respective required filings under the HSR Act and any applicable non-U.S. competition, antitrust or premerger notification laws, which filings shall be made promptly (which, in the case of filings required under the HSR Act, shall be not more than three Business Days after the date of this Agreement), and thereafter shall promptly make any other required submissions under the HSR Act or such other laws;

(ii) use their reasonable commercial efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing, from Governmental Bodies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing a Material Adverse Effect;

(iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that Party from any Governmental Body and permit the other Parties to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any Governmental Body;

(iv) to the extent not prohibited by a Legal Requirement, not participate or agree to participate in any meeting or discussion with any Governmental Body in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Body, gives the other Parties the opportunity to attend and participate in such meeting or discussion;

(v) to the extent not prohibited by a Legal Requirement, furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and representatives on the one hand, and any Governmental Body or members of any such Governmental Body’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby;

(vi) furnish the other Parties with such necessary information and reasonable assistance as such other Parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Body, including any filings necessary or appropriate under the provisions of the HSR Act and any applicable non-U.S. competition, antitrust or premerger notification laws;

(vii) “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act, other antitrust, competition, premerger notification or trade-regulation law, regulation or order and any such applicable non-U.S. competition, antitrust or premerger notification laws, including the Investment Canada Act, if applicable (“Antitrust Laws”); and

(viii) upon the terms and subject to the conditions herein provided, use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable in accordance with Legal Requirements or otherwise to consummate and make effective, in as expeditious manner as practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the Parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings.

(b) Without limiting Section 5.6(a), but subject to Section 5.6(c), the Parties shall each use all commercially reasonable efforts:

(i) to cause the expiration or termination of the applicable waiting period under the Antitrust Laws, as soon as practicable;

(ii) to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and

(iii) to take any and all steps necessary to obtain any consents or eliminate any impediments to consummating the transactions contemplated by this Agreement, including in any way relating to any labor unions, work councils and similar labor organization.

(c) Neither Parent nor Buyer shall, and shall not permit any of its Affiliates to, take any action that could reasonably be expected to delay materially or adversely affect in a material respect the ability of any of the Parties to obtain any consent, authorization, order or approval of any Governmental Body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall require a Party to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Closing, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the consummation of the transactions contemplated by this Agreement relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to the Antitrust Laws.

Section 5.7 Notices and Consents.

Seller will cause each of the Acquired Companies to give any notices to third parties, and will cause each of the Acquired Companies to use commercially reasonable efforts to obtain any third-party consents that Buyer reasonably may request in connection with the matters referred to in Section 4.4 above.  Each of the Parties will (and Seller will cause each of the Acquired Companies to) give any notices to, make any filings with, and use reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1(a), Section 3.2(b) and Section 4.4 above.

Section 5.8 Financing.

Seller shall, and shall cause the Acquired Companies and each Subsidiary of an Acquired Company to, provide Buyer and its representatives and advisors with all cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with arranging for financing for a portion of the Purchase Price (the “Financing”), including: (i) participating in meetings, presentations and due diligence sessions with potential lenders; (ii) facilitating field audits and other reviews of the Acquired Companies and their Subsidiaries by potential lenders; (iii) providing potential lenders with such financial and other pertinent information regarding the Acquired Companies and their Subsidiaries as may be reasonably requested; (iv) allowing Buyer and potential lenders to use the names of the Acquired Companies and their Subsidiaries in connection with the marketing or syndication of the Financing, (v) executing effective as of the Closing Date such agreements, guarantees, security agreements and other instruments as may be reasonably requested by Buyer or any lender or lenders providing the Financing; (vi) executing and delivering customary certificates to the lender or lenders on the Closing Date; and (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer or any lender or lenders providing the Financing to permit the Closing and the consummation of the transactions contemplated hereby on the Closing Date.  Notwithstanding the foregoing, Seller affirms that it is a condition to the Closing that Buyer obtain the Financing on terms satisfactory to Buyer.  In the event that Buyer determines the Financing is not available on satisfactory terms, Buyer shall promptly notify Seller of such determination (a “Financing Notice”) and Seller may elect to terminate this Agreement as provided in Section 9.1(c)(ii).

Section 5.9 280G Approval.

If necessary, prior to the Closing Date, the Acquired Companies shall submit to their shareholders for approval by such number of shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that would separately or in the aggregate constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed “parachute payments” under Section 280G of the Code.  If necessary, prior to the Closing Date, Seller shall deliver to Buyer evidence that (i) a shareholder vote was held in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments or benefits that were subject to the shareholder vote (the “280G Approval”), (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided and those individuals entitled to receive any such payment shall have provided to Buyer waivers of those payments or benefits, or (iii) the 280G Approval was not necessary because no payments or benefits would constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) in the absence of the 280G Approval.

Section 5.10 Grenco Energy Services Limited Partnership.

At or prior to the Closing, Quinn shall cause Quinn Canada to purchase all of the equity interests or other ownership interests, including all securities convertible into any such interests, of each of Grenco GP and Grenco not held by Quinn or Quinn Canada (collectively, the “Minority Interests”) on terms reasonably satisfactory to Buyer.  Notwithstanding Section 2.7(b), in the event Quinn Canada has not purchased all of the Minority Interests prior to the Closing and Buyer elects to waive the condition set forth in Section 7.2(f), the Initial Purchase Price shall be reduced by an amount equal to the product of (i) the amounts allocated to each of the Grenco GP and Grenco Equity Interests in the Allocation and (ii) the percentage ownership interest represented by such outstanding Minority Interests in each of Grenco GP and Grenco not held by Quinn Canada.

Section 5.11 Updates to Disclosure Schedule.

Without limiting the generality of Section 5.3, Seller shall provide to Buyer written updates to the Disclosure Schedule promptly upon becoming aware of facts or circumstances that would cause any of the representations or warranties of Quinn Holdings, Seller, any Acquired Company, or a Subsidiary of such Acquired Company, as the case may be, in Section 3.1 or Article IV, respectively, to be untrue or incomplete in any material respect.  Seller may not use the fact that it has provided updates to the Disclosure Schedule (or the contents of such updates) as a basis for asserting that any of the closing conditions in Sections 7.2(a), 7.2(b) and 7.2(c)(i) have been satisfied.  If Seller has provided updates to the Disclosure Schedule prior to the Closing Date that establish that any of the closing conditions in Sections 7.2(a), 7.2(b) and 7.2(c)(i) have not been satisfied and Buyer elects to waive such closing conditions and to proceed with Closing, then Buyer shall be precluded after the Closing from using the contents of such updates as a basis for asserting a claim for indemnification under Article VIII; in all other circumstances, such updates from Seller shall have no impact under this Agreement.  Notwithstanding any of the foregoing, if Closing would otherwise occur at a time within three Business Days of the last update provided by Seller under this Section 5.11, Buyer shall have the unilateral right to extend Closing by not more than three Business Days after the date on which Buyer last receives any such update, and, if such extension would cause Closing to occur after the End Date, to extend the End Date by an equal amount of time.

Section 5.12 Intentionally Omitted.

Section 5.13 Privacy.

(a) Except as set out in Section 5.13 of the Disclosure Schedule, Seller and each of the Acquired Companies has complied at all times with all applicable privacy laws in connection with Seller’s and the Acquired Company’s collection, use and disclosure of personal information about any identifiable individual (“Personal Information”); and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected;

(b) Before Closing, Buyer shall not use any Personal Information disclosed by any of the Acquired Companies or their representatives for any purposes other than those related to the performance of this Agreement and the completion of the transaction;

(c) Buyer, Seller and their respective representatives agree that only Personal Information which is necessary for the parties to (i) determine whether or not to proceed with this transaction, or (ii) carry out this transaction, shall be exchanged between the parties; and

(d) Buyer, Seller and their respective representatives agree that if this transaction is not completed, any Personal Information which was disclosed will either be destroyed or returned to the party which disclosed the Personal Information.

Section 5.14 Employees.

(a) General.

(i) At least 14 days prior to the Closing Date Seller shall issue notices of termination to each of the Seller Employees effective and conditional on Closing, and shall notify Buyer that the notices of termination have been issued.

(ii) Following receipt of confirmation that the termination notices described in Section 5.14(a)(i) have been issued and prior to Closing, Buyer will offer in writing to hire all Seller Employees effective and conditional on Closing, except as otherwise set forth in Section 5.14(a)(ii) of the Disclosure Schedule, (any personnel employed in connection with the Business who do not become employees of Buyer on the first Business Day after the Closing Date are referred to as “Former Employees”), who are actively at work immediately prior to the Closing Date and who report to work for Buyer on the first Business Day after the Closing Date, at a job and rate of pay (including commission structure) comparable in the aggregate to each such employee’s job and pay immediately prior to the Closing Date.  Notwithstanding anything in this Section 5.14(a) to the contrary, Buyer shall offer employment to any Seller Employee who is on medical or other leave of absence on the Closing Date (an “Inactive Employee”) when such employee is fit to return to work.  Inactive Employees shall be included as Former Employees unless and until they become Transferring Employees pursuant to the following sentence.  Seller Employees who are hired by Buyer and report to work for Buyer on the first Business Day after the Closing Date (or, if they are Inactive Employees on the Closing Date, when they are fit to return to work) and perform services for Buyer are “Transferring Employees.”  Except as provided above with respect to Inactive Employees, Former Employees shall not be included in the definition of Transferring Employees hereunder.  Buyer shall assume all employment-related obligations with respect to the Transferring Employees accruing on or after the Closing Date, and Seller shall retain all employment-related obligations with respect to such Former Employees whenever incurred or accruing and with respect to such Transferring Employees incurred, accruing or attributable to claims incurred or events occurring before the Closing Date including bonuses or other payments arising from the consummation of the transactions contemplated by this Agreement.

(iii) For purposes of this Section 5.14 and unless otherwise expressly provided herein:

(A)           “employment-related obligations” to be assumed by Buyer with respect to Transferring Employees shall include compensation for services performed for Buyer after the Closing Date (and related employment and withholding taxes), any Buyer-sponsored “employee welfare benefit plan” or “employee pension benefit plan” covering the Transferring Employees with respect to claims incurred on or after the Closing Date, and benefits accrued under any other unfunded employee benefit plan or arrangement of Buyer covering the Transferring Employees on or after the Closing Date; and

(B)           “employment-related obligations” to be assumed by Buyer shall not include compensation (and related employment and withholding taxes) for services performed for Seller before the Closing Date, benefits accrued or claims incurred under any employee benefit plan or arrangement of Seller covering the Seller Employees or Former Employees prior to or after the Closing Date, including any bonus, compensation or fringe benefits payable to any director, officer, supervisor, manager or consultant of Seller.

Notwithstanding anything set forth herein to the contrary, (i) Seller shall, and Buyer shall not, be responsible for any employment-related obligations with respect to any Inactive Employee who becomes a Transferring Employee for any period prior to the date such individual becomes a Transferring Employee, as the case may be, or with respect to Former Employees, (ii) Buyer shall have no obligation to continue the employment of any Transferring Employee for any definite period following the Closing Date, and (iii) Buyer shall not be precluded from altering, amending or terminating at any time any of its employee benefit plans, or the participation of any of its employees in such plans or any plan of Seller that Buyer adopts in whole or in part at any time.

(iv) Seller represents and warrants that Section 5.14(a)(iii) of the Disclosure Schedule sets forth a true and correct list of all Employees, together with their respective job titles, continuous service dates and hourly rates or base salary, as appropriate, as of the date of this Agreement.

(b) Seller Employees.

(i) “Past Service” means service with regard to the Business as a Seller Employee.

(ii) Transferring Employees shall be eligible for participation in benefit plans of Buyer as determined by Buyer in its sole discretion.  Buyer will give credit for Past Service for purposes of (x) participation in and eligibility for benefits under the above-referenced plans or arrangements, and (y) determining vacation under Buyer’s vacation policy, and severance benefits, if any.

(iii) Except as provided in Section 5.14(a), Buyer assumes no obligations under any of Seller’s Benefit Plans covering any Seller Employee or Former Employee prior to or after the Closing Date.  Subject to the provisions of this Section 5.14, Transferring Employees shall be eligible to participate in the Buyer’s medical, benefits, disability or other similar plans (“Buyer’s Benefit Plans”), in accordance with the terms of such plans.  Buyer shall not provide benefit coverage to a Seller Employee or his or her dependents to the extent that such person has not become an employee of, and performed services for, Buyer.  Buyer will make all commercially reasonable efforts to waive any preexisting condition restrictions under the Buyer’s Benefit Plans with respect to Transferring Employees or their dependents.  In particular, but without limitation, (x) claims for medical, hospital or other health care expenses incurred by Transferring Employees or their dependents on or after the Closing Date shall be covered under the Buyer’s Benefit Plans, subject to the limitations thereof (but in accordance with the terms of this Agreement), and claims for such expenses incurred by Transferring Employees or their dependents prior to the Closing Date shall be covered, subject to the limitations thereof (but in accordance with the terms of this Agreement), under Seller’s Benefit Plans; (y) claims of Transferring Employees or their dependents for life insurance, accidental death and dismemberment and disability benefits with respect to death, disability or other injury occurring on or after the Closing Date shall be covered under Buyer’s Benefit Plans; and (z) claims for such benefits with respect to death, disability or injury occurring prior to the Closing Date shall be covered under Seller’s plans (as applicable).  The amount and type of benefits payable in any case shall be determined in accordance with the terms of the applicable disability or benefits plan.

(iv) Buyer agrees to indemnify and hold Seller harmless from and against any and all claims for severance with respect to Transferring Employees arising out of Buyer’s termination of a Transferring Employee after the Closing Date.

(c) Cooperation.  Seller and Buyer shall cooperate and provide such information as may reasonably be necessary with respect to each of the actions contemplated in this Section 5.14.

(d) Obligations.  It is intended by the Parties that the responsibilities, liabilities, and covenants assumed or agreed to by Buyer pursuant to this Section 5.14 shall also bind any Affiliate of Buyer to which all or any portion of the Business is transferred.

(e) Reporting Requirements.  Seller and Buyer shall each comply with their respective reporting requirements attributable to wages paid or to be paid to Transferring Employees.

(f) No Third Party Rights.  No Transferring Employee or other Former Employee or Seller Employee including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

(g) Costs.  Except as otherwise provided in this Section 5.14, where Section 5.14 requires a Party to take any action or perform any task, the Party obligated to take such action or perform such task shall be responsible for all fees, costs and other expenses incurred for, and related to, such actions or tasks.

(h) Acquired Company Employees.  Effective on the Closing Date and except as otherwise set forth in Section 5.14(h) of the Disclosure Schedule, all of the salaried and hourly personnel employed by an Acquired Company or a Subsidiary of an Acquired Company shall continue to be employed by such Acquired Company or Subsidiary at the same job and rate of pay (including commission structure) applicable to each such employee’s job and pay immediately prior to the Closing Date.

Section 5.15 Risk of Loss.

Pending the Closing Date, possession of the Purchased Assets shall be retained by Seller and Seller shall continue to carry on the Business for its own benefit and at its own risk up to the Closing Date.  The Purchased Assets shall be at the risk of Buyer as of the Closing Date.

Section 5.16 Notices and Consents.

Buyer and Seller shall, and Seller shall cause the Acquired Companies and their Subsidiaries to, give all required notices to those third parties, and use commercially reasonable efforts to obtain those third party consents, that are necessary, proper or advisable in connection with the transactions contemplated by this Agreement, including the items listed in Section 4.3 of the Disclosure Schedule.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

Section 6.1 General.

In the event any further action is necessary or desirable to carry out the purposes of this Agreement at any time after the Closing, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party, unless the requesting Party is entitled to indemnification therefor under Article VIII below.  Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to each of the Acquired Companies.  After Closing, Seller shall have access to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the pre-Closing period of each of the Acquired Companies at its cost and expense, and such records shall not be destroyed prior to the expiration of seven years following the Closing Date, unless otherwise agreed to by the Parties.

Section 6.2 Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller or an Acquired Company, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below); provided, however, that Section 6.2 shall not apply to disputes between the Parties.

Section 6.3 Transition.

(a) Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of an Acquired Company or a Subsidiary of an Acquired Company from maintaining the same business relationships with such Acquired Company or Subsidiary after the Closing as it maintained with such Acquired Company or Subsidiary prior to the Closing.  Seller will refer all customer inquiries relating to the business of the Acquired Companies and their Subsidiaries to Buyer after the Closing.

(b) Seller agrees that Buyer shall have a reasonable period of time after Closing to remove and relocate the Purchased Assets located at the 52nd Avenue Real Property.  During the pendency of such removal and relocation, Buyer and its employees and representatives shall have access to and be permitted to operate such Purchased Assets during normal business hours.  Buyer and its employees shall only be allowed ingress and egress to the location of such Purchased Assets, shall not be authorized to enter other locations, shall not be in operation or control of or related in any capacity with Seller’s employees at such location.  Any matters arising during handling of such Purchased Assets by Buyer’s employees will be reported to Seller for its attention.

Section 6.4 Confidentiality.

Seller will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement, and after the Closing Date deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession.  In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use reasonable commercial efforts to obtain, at the reasonable request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

Section 6.5 Tax Matters.

(a) Tax Returns.  With the exception of income Tax Returns solely related to a Pre-Closing Tax Period and due before Closing, Buyer shall control the preparation of all Tax Returns of the Acquired Companies and their Subsidiaries after the Closing Date, provided, however, that Seller shall have the right (prior to filing) to review and comment on each such material Tax Return covering a Pre-Closing Tax Period or a Straddle Period (collectively, “Pre-Closing Returns”) and Buyer shall consider all such comments in good faith.  Buyer shall prepare such Pre-Closing Returns in a manner consistent with past practice.  Buyer may review any Tax Returns filed by any Acquired Company or Seller for a Pre-Closing Tax Period in connection with the preparation of such Pre-Closing Returns and Seller shall cooperate in providing Buyer copies thereof.  Buyer shall not amend any Pre-Closing Returns without the written consent of Seller, which consent shall not be unreasonably withheld, except as may be required by law.  With respect to income Tax Returns solely related to the Pre-Closing Tax Period and due before Closing, Seller shall control the preparation and filing of all such Tax Returns; provided, however, that Buyer shall have the right (prior to filing) to review and comment on each such Tax Return and Seller shall consider all such comments in good faith.

(b) Cooperation.  Each Party shall provide the other Party with such cooperation and information as it reasonably may request with respect to the Acquired Companies and their Subsidiaries in filing any Tax Return, amending any Tax Return, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Each Party shall bear its own expenses in complying with the foregoing provisions.

(c) Transfer and Similar Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid equally by Buyer and Seller when due, and Buyer shall, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Legal Requirement, Seller, as the case may be, shall join in the execution of any such Tax Returns and other documentation.

(d) Tax Indemnity.  Seller, Quinn and Quinn Holdings shall jointly and severally indemnify the Acquired Companies, their Subsidiaries and Buyer and holder them harmless from and against all Damages arising from: (i) all Taxes of Seller for all Pre-Closing Tax Periods, (ii) all Taxes of each Acquired Company and its Subsidiaries for all Pre-Closing Tax Periods, (iii) all Taxes of each Acquired Company and its Subsidiaries attributable to the portion of the Straddle Period that ends on and includes the Closing Date, and (iv) all Taxes resulting from a breach of any of the covenants, representations or warranties contained in Sections 4.17, 5.2 and 6.5 hereof (“Tax Indemnity”).  All indemnification claims made pursuant to this Section 6.5(d) shall be made in accordance with the procedures of Section 8.5 and shall be subject to the requirements set forth in Section 8.5.  For the avoidance of doubt, the Tax Indemnity provided in this Section 6.5(d) shall not be subject to any limitations, Deductible or De Minimis Claims exception set forth in Section 8.4.

(e) Allocation of Tax Liabilities.  For purposes of determining Tax liabilities under this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period that ends on and including the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains, gross receipts, sales or use be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, gains, gross receipts, sales or use be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Acquired Companies and their Subsidiaries.

(f) Carrybacks.  To the extent permitted by applicable Legal Requirements, Buyer, each Acquired Company or its Subsidiaries may carry back, or cause or permit such Acquired Company and its Subsidiaries to carry back, for Canadian, United States federal, state, provincial, local or non-United States Tax purposes to any taxable year or period thereof ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or a portion thereof) occurring after the Closing Date to the extent permitted by Legal Requirements, except to the extent that Seller would be materially adversely affected by such carryback.  Any refunds of Taxes resulting from such carryback shall be for the benefit of Buyer, the Acquired Companies and their Subsidiaries, and Seller shall have no entitlement thereto.

(g) Tax Elections.  Without the prior written consent of Buyer, none of Seller, any Acquired Company, any Subsidiary of any Acquired Company and any Affiliate of Seller shall, to the extent it may affect or relate to any Acquired Company or any Subsidiary of any Acquired Company, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or, if it would have the effect of increasing the Tax liability or reducing any Tax Asset of any Acquired Company, any Subsidiary of any Acquired Company, Buyer or any Affiliate of Buyer, take or omit to take any other action outside of the Ordinary Course of Business.

Section 6.6 Cessation of Use of Trade Names and Related Matters.

Seller agrees to: (a) promptly after the Closing Date change Seller’s legal name and trade name to a name that does not include the words “Quinn’s Oilfield Supply” or any variation thereof; and (b) as soon as reasonably practicable after the Closing Date, discontinue, and cause their respective Affiliates to discontinue, all use of the words “Quinn’s Oilfield Supply,” except as specifically permitted in this Agreement.

Section 6.7 Apportionment of Property Taxes; Utilities; Rents.

(a) All real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Purchased Assets with respect to a tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between Seller or Quinn Holdings, as the case may be, and Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period.

(b) Buyer shall pay or cause to be paid, when due, to the appropriate Taxing Authorities all Property Taxes relating to the tax period during which the Closing Date occurs.  Buyer shall send to Seller Representative a statement that apportions the Property Taxes between Seller or Quinn Holdings, as the case may be, and Buyer based upon Property Taxes actually invoiced and paid to the Taxing Authorities by Buyer for the tax year which includes the Closing Date, with Seller or Quinn Holdings, as the case may be, being responsible for the Property Taxes attributable to the period prior to and including the Closing Date less the amount accrued for such taxes on the Closing Date Balance Sheet.  This statement shall be accompanied by proof of Buyer’s actual payment of such Property Taxes for such tax year.  Within five days of receipt of such statement and proof of payment, Seller or Quinn Holdings, as the case may be, shall reimburse Buyer for its pro-rated portion of such Property Taxes.

(c) To the extent utilities have not been placed in Buyer’s name as of the Closing Date, charges and credits for water, electricity, sewage, gas, and all other utilities shall be adjusted and apportioned between Seller or Quinn Holdings, as the case may be, and Buyer through the Closing Date.  If Buyer receives invoices for utilities for any period of time prior to the Closing Date, Buyer will forward the invoices to Seller or Quinn Holdings, as the case may be, for prompt payment.  Likewise, if Seller or Quinn Holdings receives invoices for utilities for any period of time on or after the Closing Date, Seller or Quinn Holdings, as the case may be, will forward the invoices to Buyer of such Purchased Assets for prompt payment.

(d) Regarding the Leased Real Property, where one of Seller, the Acquired Companies or their Subsidiaries is a tenant under the applicable lease (each a “Lease” and collectively, the “Leases”), all items of base rent, percentage rent, and other charges paid or payable under the Leases shall be prorated at the Closing effective as of the Closing Date.  Seller shall be entitled to a credit for any prepaid rent under such applicable Leases and any security deposits paid by the applicable member of either Seller, the Acquired Companies or their Subsidiaries under such applicable Leases (it being agreed, however, that in such event, Buyer, the Acquired Company or its Subsidiary, as applicable, shall be entitled to (or shall have the benefit of, as applicable) any such prepaid rent and/or such security deposit under the applicable Leases).  Buyer shall be entitled to a similar credit from Seller for any percentage rent it may pay for any of the Leases in the amount of the portion of such percentage rent that is attributable to gross sales (or other  applicable measure, depending upon the Lease in question) generated on or prior to the Closing Date.  Within thirty (30) days after any such percentage rent is actually paid, Buyer shall notify Seller in writing of Seller’s proportionate part of the percentage rent and due from Seller.  Seller shall pay such amount within five (5) Business Days in immediately available funds wired to Buyer’s account.

Section 6.8 GST Election.

With respect to the purchase and sale of the Purchased Assets, Seller and Buyer agree that, on the Closing Date, they shall jointly make an election under Section 167 of the Excise Tax Act such that no Tax will be payable for the sale of the Purchased Assets pursuant to the GST Legislation.  Should it be determined by the appropriate Taxing Authority that the foregoing election is not available to the parties for whatever reason, Buyer shall indemnify Seller for any GST, penalty and interest that may be assessed against Seller.  The Parties agree that they shall forthwith jointly complete the required election form(s) and attend to its/their filing on or forthwith after Closing.

Section 6.9 Supply Agreement.

In connection with the performance and delivery of Services (as such term is defined in the Supply Agreement) pursuant to the Supply Agreement, Seller and Buyer agree as follows:

(a) Improvements.  Seller shall promptly disclose and irrevocably transfer, convey and assign to Buyer all of its worldwide right, title, and interest in and to any derivatives, enhancements, modifications, alterations or improvements Seller conceives to any patent, patent application, technology, trade secret, know-how or confidential information of Buyer disclosed by Buyer to Seller during the term of the Supply Agreement, and/or any development, design or Product form created in the course of performance of the Supply Agreement (collectively, “Improvements”) during the Term of the Supply Agreement whether solely by Seller or jointly by Seller and Buyer, being under the direction of, requested by, commissioned by, or in accordance to specific requirements of Buyer.  Buyer shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections, formal or informal, with respect to such Improvements, on a worldwide basis, and to incorporate Improvements into the Services at no additional charge in any manner.  Seller shall cooperate as reasonably requested by Buyer in order for Buyer to obtain all available protection of any intellectual property rights related to any such Improvements and Seller shall execute such documents, including assignment of rights, patent assignments, render such assistance, including reasonable efforts to obtain the execution of patent applications by the individual inventors of such inventions, and take such other actions as Buyer may reasonably request, at Buyer's expense, to apply for, register, perfect, confirm, and protect Buyer’s rights in the Services and any Improvements.  Seller shall be solely responsible for compensation payable to individual inventors of Seller by law, if any, or by contract, if any.

(b) License.  Seller hereby irrevocably grants to Buyer and its Affiliates as of the Closing Date, a non-exclusive, royalty-free, fully paid up, worldwide right and license to practice, reproduce in any medium and form, use, have used, make, have made, license, sublicense, assemble, offer for sale, sell, import, export, and otherwise transfer without attribution of any intellectual property, whether pre-existing or later developed, necessary for any of the performance of manufacture, distribution, sale and delivery of Services, Improvements, or any terms of the Supply Agreement by either Buyer or Seller, and Seller further covenants not to sue Buyer, its directed agents and end users under this Section 6.9, including for any intellectual property Seller may separately acquire hereafter that may be necessary under this Section 6.9.  Seller represents and warrants that Seller has all rights necessary and sufficient to make the licenses and grants hereunder.

(c) Design Rights.  Except as may otherwise be addressed in a development agreement between Seller and Buyer, Seller agrees that, where Seller undertakes activity of a research, development and/or design nature using information provided by Buyer, Buyer shall own all rights in any resulting work product, including without limitation all know-how, trade secrets and copyrights, and Seller shall take all necessary steps to ensure that Buyer obtains full legal title in and to said rights, including executing an assignment of rights document prepared by Buyer.

Section 6.10 Non-Competition and Non-Solicitation.

As an inducement for Buyer to consummate the transactions contemplated herein, Seller, Quinn and Quinn Holdings covenant and agree that for a period of five years following the Closing Date:

(a) neither Seller, Quinn nor Quinn Holdings shall, other than with the prior written consent of Buyer, directly or indirectly compete with the Business as it exists at the Closing Date, in any geographic location in which Seller is conducting the Business at the Closing Date, except for the benefit of Buyer, or assist any Person to do the same (the “Restricted Activity”), it being acknowledged that the areas in which the Business operates are separate and distinct covenants, severable one from another, and that all such areas shall apply unless any such area is determined to be unreasonable, invalid or unenforceable by a court of competent jurisdiction, in which case such area shall not apply.  Seller, Quinn and Quinn Holdings acknowledge that the words “directly and indirectly” include Seller, Quinn and Quinn Holdings and any of their Affiliates or successors, competing individually or in partnership or jointly in or conjunction with any Person or as principal, agent, creditor, advisor, consultant, owner, partner, independent, contractor, employee, shareholders, director, officer or in any manner whatsoever.  Seller, Quinn and Quinn Holdings acknowledge that any breach of this Section 6.10 will result in irreparable harm to the Buyer that could not be adequately compensated by monetary award.  Seller, Quinn and Quinn Holdings agree that in the event of any such actual, threatened or attempted breach, in addition to all other available remedies, Buyer shall be entitled, as a matter of right, to relief from a court of competent jurisdiction by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of this Section 6.10, without having to prove damages to the court.  Seller, Quinn and Quinn Holdings acknowledge that this covenant not to compete is being provided as an inducement to the Buyer to enter into and consummate the transactions contemplated by this Agreement and that this Section 6.10 contains reasonable limitations as to time, geographical area and scope of Restricted Activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill of the Business.  If any provision of this Section 6.10 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, then such judgment shall not affect, impair or invalidate the remainder of this Section 6.10.  In the event that the provisions of this Section 6.10 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, such provision shall be reformed to the maximum time or geographic limitations permitted by applicable Legal Requirements.  Buyer acknowledges that direct or indirect collective ownership by Seller, Quinn or Quinn Holdings of up to five percent or less of the outstanding common shares of any publicly traded corporation, partnership or trust in which Seller, Quinn and Quinn Holdings and their Affiliates act solely as passive investors shall not constitute a breach of this Section 6.10.

(b) Neither Seller, Quinn nor Quinn Holdings shall, and Seller shall cause the Seller Representative not to, other than with the prior written consent of Buyer, solicit or attempt or cause to be solicited any Transferring Employee or any officer, employee or consultant of any of the Acquired Companies, however, the foregoing provision will not prevent Seller, Quinn, Quinn Holdings or the Seller Representative from making general solicitations for employment (by advertising in a newspaper or periodical of general circulation) not specifically targeted to the Transferring Employees or the officers, employees or consultants of any of the Acquired Companies, or from employing any such person who responds to such a general non-targeted solicitation or who contacts Seller, Quinn, Quinn Holdings or the Seller Representative on his or her on initiative without any direct or indirect solicitation by or encouragement from Seller, Quinn, Quinn Holdings or the Seller Representative.

(c) Neither Seller, Quinn nor Quinn Holdings shall, and Seller shall cause the Seller Representative not to, other than with the prior written consent of Buyer, have any discussions, correspondence or other contact in respect of the Restricted Activity with any customer, supplier or distributor (which is a customer, supplier or distributor of Seller, Quinn or Quinn Holdings immediately prior to the Closing Date) or attempt to direct any such customer, supplier or distributor away from the Buyer or to discontinue or alter any one or more of their relationships with the Buyer.

Section 6.11 Section 22 Election.

Seller and Buyer shall joint execute an election in prescribed form under Section 22 of the Tax Act in respect of the Accounts Receivable and shall file such election with their respective Tax Returns for their respective taxation years that include the Closing Date.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1 Conditions to Obligations of All Parties.

The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to satisfaction, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act and any other applicable antitrust filings shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing any of the transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Body seeking an Injunction shall be pending.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restricts or makes illegal any of the transactions contemplated by this Agreement;

(c) No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(d) Escrow Agent shall have delivered the Escrow Agreement, duly executed by the Escrow Agent.

Section 7.2 Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Section 3.1 and Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) Seller shall have delivered or cause to be delivered to Buyer the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) certificates representing all of the Equity Interests, endorsed in blank or accompanied by duly executed assignment documents, which shall effect the transfer and assignment of such Equity Interests to Buyer as of the Closing Date;

(iii) certificates representing all of the equity interests of Grenco Energy Services Limited Partnership, endorsed in blank or accompanied by duly executed assignment documents, which shall effect the transfer and assignment of such equity interests to Buyer as of the Closing Date;

(iv) resignations, effective as of the Closing Date, of each director, manager and officer of each Acquired Company and each of its Subsidiaries resigning their positions as a director, manager and officer, as the case may be, but not of employment, other than those whom Buyer shall have specified in writing at least three Business Days prior to the Closing;

(v) the Escrow Agreement, executed and delivered by Seller;

(vi) customary pay-off letters or no-interest letters from all holders of Debt to be repaid as of or prior to the Closing;

(vii) recordable form mortgage and lien releases in form and substance satisfactory to Buyer, canceled notes and other documents necessary to terminate and discharge all Encumbrances on the assets or properties of the Acquired Companies that are not Permitted Encumbrances;

(viii) recordable deeds or registrable transfers of land in respect of the Quinn Holdings Real Property in form and substance satisfactory to Buyer;

(ix) (A) a certificate for Quinn Texas, signed under penalties of perjury by Quinn Texas ad dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.897-2(b) and 1.445-2(c)(3) and confirms that Quinn Texas is not a “United States real property holding corporation” as defined in Section 897 of the Code, (B) a notice to the IRS, signed by Quinn Texas, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2); and (C) similar certificates, if any, required under any Legal Requirement of any jurisdiction;

(x) certificates of the secretary(ies) of the Acquired Companies and each Subsidiary of an Acquired Company with certified copies of the articles or incorporation and bylaws, partnership agreements and related certificates or other applicable charter documents, resolutions duly adopted by the applicable boards of directors approving this Agreement and the consummation of the transactions contemplated hereby and good standing certificates or certificates of existence in their respective jurisdictions of incorporation;

(xi) evidence satisfactory to Buyer that all loans made to or by any Acquired Company or any of its Subsidiaries by or to Seller or any Affiliates of Seller shall have been repaid in full;

(xii) a clearance certificate from the Workers’ Compensation Board (Alberta) for Seller;

(xiii) Seller shall have obtained those consents to this transaction and waivers of any rights to terminate listed under Item 1 in Section 4.3 of the Disclosure Schedule in forms reasonably acceptable to Buyer;

(xiv) Seller shall have caused Grenco GP to terminate the Contract listed under Item 2(b)(iv) in Section 4.13(a)(vi) of the Disclosure Schedule in a manner reasonably acceptable to Buyer; and

(xv) such other customary certificates, instruments and agreements that Buyer reasonably requests;

(d) Buyer shall have obtained the Financing on terms satisfactory to Buyer;

(e) Each of the following agreements and documents shall have been duly executed and delivered to Buyer:

(i) An Employment Agreement and Noncompetition Agreement (the “Quinn Employment Agreement”) between Buyer and Douglas J. Quinn in substantially the form attached hereto as Exhibit B;

(ii) An Employment and Noncompetition Agreement (the “Key Employee Employment Agreements”) between Buyer and each of the Key Employees in substantially the form attached hereto as Exhibit B;

(iii) Each director and officer of each Acquired Company and its Subsidiaries shall have executed and delivered resignations, effective as of the Closing Date, from all positions held within such Acquired Company and its Subsidiaries, except to the extent otherwise requested in writing by Buyer;

(iv) The Supply Agreement between Seller and Buyer;

(f) Seller shall have effected (or shall effect immediately before the Closing Date, as part of the Closing) all of the actions contemplated by Section 5.10 and Section 5.11; and

(g) On or before September 30, 2011, the board of directors of Buyer shall have approved the execution and delivery of this Agreement and the other Transaction Documents and approved the consummation of the transactions contemplated thereby.

Section 7.3 Conditions to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Section 3.2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby;

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) Buyer shall have delivered or cause to be delivered to Seller the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii) the Escrow Agreement, executed and delivered by Buyer;

(iii) the Supply Agreement, executed and delivered by Buyer;

(iv) the Initial Purchase Price in accordance with Section 2.7; and

(v) such other customary certificates, instruments and agreements that Seller reasonably requests.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, that (a) the representations and warranties of Seller contained in Section 4.19 (Environmental Laws and Regulations) shall survive until the date that is 36 months from the Closing Date; (b) the representations and warranties of Seller contained in Section 4.17 (Taxes) shall survive for a period equal to the applicable statute of limitations plus 60 days after the Closing Date; and (c) the representations and warranties of Seller contained in Section 4.2 (Authorization), Section 4.21 (Capitalization; Subsidiaries), Section 4.22 (Brokers and Finders), Section 4.24 (Payments; Foreign Corrupt Practices Act; U.S. Export and Sanction Laws), Section 4.25 (Anti-Terrorism Laws; Trading with the Enemy) and Section 4.27 (Title to and Sufficiency of Assets) shall survive the Closing indefinitely (such representations and warranties contained in Sections 4.2, 4.17, 4.19, 4.21, 4.22, 4.24, 4.25 and 4.27 being the “Seller Fundamental Representations”).  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.2 Indemnification by Seller.

Subject to the other terms and conditions of this Article VIII, Seller Parties, jointly and severally, shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Damages incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or Breach of any of the representations or warranties of a Seller Party contained in this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained in such representations or warranties in determining the amount of any Damages);

(b) any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller Party pursuant to this Agreement;

(c) any payment, fee or commission that may be due to any broker, finder, consultant or other intermediary employed by a Seller Party, any of the Acquired Companies or any of their Subsidiaries in connection with the transactions contemplated by this Agreement;

(d) any Breach of the Supply Agreement or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to the Supply Agreement;

(e) any product of the Business or component thereof manufactured by and shipped by Seller prior to the Closing Date, or any services provided by Seller prior to the Closing Date;

(f) the Proceedings set forth in Section 4.11 of the Disclosure Schedule; and

(g) any payment, fee, commission or consideration that may be due by a Seller Party, an Acquired Company or a Subsidiary of an Acquired Company to a counterparty of an Acquisition Agreement;

provided, however, Seller Parties shall not be required to indemnify or save harmless Buyer pursuant to this Section 8.2 unless Seller Parties receive notice in accordance with Section 8.5 on or prior to the expiration of the applicable survival period related to such representation and warranty as set out in Section 8.1; provided further, that notwithstanding the foregoing, the failure of any such notice to comply with the requirements set forth in Section 8.5 shall not relieve Seller of its obligations hereunder, except to the extent such failure shall have actually prejudiced Seller.

Section 8.3 Indemnification by Buyer.

Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller Parties against, and shall hold Seller Parties harmless from and against, any and all Damages incurred or sustained by, or imposed upon, Seller Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or Breach of any of the representations or warranties of Buyer contained in this Agreement (without giving effect to any qualification as to materiality or material adverse effect contained in such representations or warranties in determining the amount of any Damages); or

(b) any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

provided, however, Buyer shall not be required to indemnify or save harmless Seller Parties pursuant to this Section 8.3 unless Buyer receives notice in accordance with Section 8.5 on or prior to the expiration of the applicable survival period related to such representation and warranty as set out in Section 8.1; provided further, that notwithstanding the foregoing, the failure of any such notice to comply with the requirements set forth in Section 8.5 shall not relieve Buyer of its obligations hereunder, except to the extent such failure shall have actually prejudiced Buyer.

Section 8.4 Limitations.

The Party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”  The indemnification provided for in this Article VIII shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2 or Section 8.3, as the case may be, until the aggregate amount of all Damages in respect of indemnification under Section 8.2 or Section 8.3 exceeds three-quarters of one percent (0.75%) of the Initial Purchase Price (the “Deductible”), in which event the Indemnifying Party shall pay and be liable for the full amount of all Damages, excluding the Damages making up the Deductible.  With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.2 or Section 8.3, as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Damages that do not exceed $2,500 (the “Deminimis Claims”), which Damages shall not be counted toward the Deductible until the aggregate of all such Deminimis Claims exceeds $50,000; provided, however, that the Deminimis Claims exception and the Deductible shall not apply to (i) any claim for indemnification pursuant to Section 8.2(a) to the extent that such claim relates to a Breach of a Seller Fundamental Representation, (ii) any claim for indemnification pursuant to Section 8.2(c), Section 8.2(d), Section 8.2 (e), Section 8.2(f) or Section 8.2(g) or (iii) any Tax Indemnity (the matters set forth in the preceding clauses (i), (ii) and (iii) being referred to as the “Special Indemnified Matters”); provided, further, that any claim for indemnification pursuant to Section 8.2(d) relating to termination of the Supply Agreement pursuant to Section 8.5 or Section 8.6 thereof, such Damages shall include an amount equal to the costs and expenses incurred by Buyer in obtaining substitute Services (as defined in the Supply Agreement) over the amount Buyer would have paid Seller for such Services pursuant to the Supply Agreement for the period beginning with such termination date and ending with the last day of the term of the Supply Agreement.

(b) Except for Damages arising out of a Special Indemnified Matter, Buyer shall not be indemnified pursuant to Section 8.2 if the aggregate amount of all Damages for which Buyer has received indemnification pursuant to Section 8.2 has exceeded twenty percent (20%) of the Initial Purchase Price.

(c) Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Damages shall be limited to the amount of any Damages that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, after offsetting against such deduction the net present value of any future policy premium increases that result from the claim by the Indemnifying Party for such indemnity, contribution or similar payment.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e) Seller Parties shall be liable under this Article VIII for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of a Seller Party contained in this Agreement notwithstanding any knowledge by Buyer of such inaccuracy or breach prior to the Closing.

Section 8.5 Indemnification Procedures.

(a) Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party written notice thereof.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or (subject to the limitations set forth in this Section 8.5(a)), by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that prior to assuming the defense of any Third-Party Claim, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third-Party Claim as provided under this Article 8.  The Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgement referred to in the immediately preceding sentence within 30 days of receipt of notice of the Third-Party Claim pursuant to this Section 8.5(a), (ii) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes that an adverse determination with respect to the Third-Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Third-Party Claim relates to Taxes.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third-Party Claim. Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.4) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5(b).  If the Third-Party Claim relates to Taxes, the Indemnified Party shall not enter into settlement of such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

(c) Direct Claims.  Any claim by an Indemnified Party on account of Damages that do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (taking into account the information then available to the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors a reasonable opportunity during normal business hours to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including reasonable access during normal business hours to the Company's premises and personnel and reasonable opportunity to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed conclusively liable for any Damages with respect to such claim, in which case the Indemnified Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.

Section 8.6 Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless other required by applicable law.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement.

Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Either Buyer or Seller may terminate this Agreement at any time prior to the Closing if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal;

(c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing

(i) in the event that any of the Acquired Companies or Seller, as the case may be, has Breached any representation, warranty or covenant contained in this Agreement in a manner that would result in the failure of any condition precedent under Section 7.1 or 7.2, Buyer has provided written notice to Seller of the Breach, the Breach has continued without cure for a period of 15 days after the notice of Breach and the relevant condition precedent is incapable of being satisfied by December 31, 2011 (the “End Date”); or

(ii) if the Closing shall not have occurred on or before the End Date, by reason of the failure of any condition precedent under Section 7.1 or 7.2 (unless the failure results primarily from a Breach of any representation, warranty or covenant made in this Agreement by Buyer); and

(d) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing

(i) in the event Buyer has Breached any representation, warranty or covenant contained in this Agreement in a manner that would result in the failure of any condition precedent under Section 7.1 or 7.3, Seller has provided written notice to Buyer of such Breach, such Breach has continued without cure for a period of 15 days after the notice of Breach and the relevant condition precedent is incapable of being satisfied by the End Date;

(ii) in the event Buyer has given a Financing Notice to Seller as provided in Section 5.8; or

(iii) if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition precedent under Section 7.1 or 7.3 (unless the failure results primarily from a Breach of any representation, warranty or covenant contained in this Agreement made by Seller or an Acquired Company).

(e) Notwithstanding  any other provision of this Agreement, no Party shall be permitted to terminate this Agreement pursuant to this Section 9.1 if such Party has willfully failed to perform any of the covenants and agreements set forth in Article VI, and such failure materially impaired the consummation of the transactions contemplated hereby.

Section 9.2 Effect of Termination.

If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party; provided that if such termination shall result from the (i) willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure to perform a covenant contained in this Agreement or (iii) Breach by a Party of any representation, warranty or covenant as provided in Section 9.1(c)(i) or Section 9.1(d)(i), such Party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such failure or Breach.  The provisions of Sections 10.8, 10.11 and 10.15 shall survive any termination of this Agreement pursuant to Section 9.1.

ARTICLE X

MISCELLANEOUS

Section 10.1 Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

Section 10.2 No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.3 Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 10.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder and (iii) in connection with or following the Closing, to any Person from which Parent or Buyer, or any of their Subsidiaries has borrowed money (in any assignments permitted in the preceding clauses (i), (ii) and (iii) Buyer nonetheless shall remain responsible for the payment and performance of all of its obligations hereunder).

Section 10.5 Counterparts.

This Agreement may be executed in several counterparts, each of which shall be an original, but of all which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronically in a portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.  If a Party elects to deliver a manually executed counterpart of this Agreement by telecopy or electronically, an original manually executed counterpart shall also be delivered to the other Parties.  Counterpart signature pages may be attached to a copy of this Agreement to form a single document containing all of the signatures of the Parties.

Section 10.6 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered to the party personally, when delivered or if its sent to the party by telecopy, upon receipt of “good transmission” or if it is sent by overnight courier or registered or certified mail (return receipt requested) with postage prepaid, upon delivery of such notice to the applicable address, and addressed to the intended recipient as set forth below:

Notices to Parent or Buyer:

Lufkin Industries, Inc. 601 S. Raguet St. Lufkin, TX 75902-0849 Attention: Mark E. Crews Phone: 936.637.5100 Facsimile: 936.637.5272 Email: mcrews@lufkin.com with a copy (which shall not constitute notice) to:

Lufkin Industries, Inc.
601 S. Raguet St.
Lufkin, TX 75902-0849
Attention:     General Counsel
Phone:           936.637.5310
Facsimile:      936.637.5272
Email:            acestero@lufkin,com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Attention: Ralph K. Miller, Jr. Phone: (713) 220-4404 Facsimile: (713) 238-7189 Email: kenmiller@andrewskurth.com
and

Blake, Cassels & Graydon LLP
855 - 2nd Street S.W., Suite 3500
Bankers Hall East Tower
Calgary, Alberta T2P 4J8
Attention:     Scott W. N. Clarke
Phone:           (403) 260-9712
Facsimile:      (403) 260-9700
Email:            scott.clarke@blakes.com

Notice to Seller:
Quinn’s Oilfield Supply Ltd.
6798 – 52nd Avenue
Red Deer, Alberta T4N 5H2
Attention:     Douglas J. Quinn
Phone:           (403) 341-9970
Email:            DQuinn@quinnpumps.com
with a copy (which shall not constitute notice) to:
Johnston Ming Manning LLP
3rd& 4th Floor, Royal Bank Building
Red Deer, Alberta T4N 1Y1
Attention:      David M. Manning, Q.C.
Phone:            (403) 346-5591
Facsimile:       (403) 346-5599
E-mail:            dmanning@jmmlawrd.ca

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the province of Alberta and any federal laws applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the province of Alberta or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the province of Alberta.

Section 10.9 Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, the Acquired Companies and Seller.  No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any, prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability, of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11 Expenses.

Each of the Parties will bear his, her or its own costs and expenses (including investment banking, accounting and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Buyer agrees that the Acquired Companies may pay on behalf of Seller any Seller Expenses incurred in connection with this Agreement, the other Transaction Documents or any of the transactions contemplated hereby prior to or on the Closing Date.

Section 10.12 Rules of Construction.

This Agreement shall be governed by the following rules of construction:

(a) This Agreement was negotiated by the Parties with the benefit of legal counsel and other advisors.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) Any reference to any federal, state, provincial, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “Section,” and “clause” refer to the specified Section and clause of this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”  The word “or” is not exclusive.

(d) All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless otherwise indicated.

(g) The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

(h) Matters disclosed by Seller or the Acquired Companies, as the case may be, in any exhibit or schedule to this Agreement shall be deemed disclosed as to all portions of this Agreement to which such disclosure specifically refers, and shall not require any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(i) Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(j) Unless the context otherwise requires, references hereto: (i) Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and the Schedules and Exhibits attached to, this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Disclosure Schedule, Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.13 Incorporation of Exhibits and Schedules.

The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14 Specific Performance.

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.15 Submission to Jurisdiction.

(a) Except as otherwise provided in Article XI, each of the Parties submits and attorns to the jurisdiction of any provincial or federal court sitting in Calgary, Alberta in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process  to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above.  Each Party agrees that an arbitration award or a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(b) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Appointment of Seller Representative.

(a) Powers of Attorney.  In order to efficiently administer the activities of the Parties under this Agreement and the Escrow Agreement, Seller hereby designates Douglas J. Quinn (“Seller Representative”) as Seller’s true and lawful agent, proxy and attorney-in-fact and hereby grants Seller Representative an irrevocable power of attorney (“Seller Representative Appointment”) and authorizes Seller Representative acting for Seller and in Seller’s name, place and stead, in any and all capacities (i) to do and perform every act and thing required or permitted to be done by Seller or Seller Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement and any of the other Transaction Documents, as fully to all intents and purposes as Seller might or could do in person, including the resolution of indemnity claims under Article VIII of this Agreement and in accordance with the Escrow Agreement, and any transactions contemplated by the Escrow Agreement and the resolution of arbitration claims under Article XI of this Agreement, to exercise all or any of the powers, authority and discretion conferred on Seller under any such agreement, to waive any terms and conditions of any such agreement (other than the consideration to be received by Seller as provided in this Agreement), to give notices on their behalf and to be its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including the defense, settlement or compromise of any claim, action or proceeding for which Buyer may be entitled to indemnification; and (ii) to execute, acknowledge and deliver any instrument under seal or otherwise, and to do all things necessary to carry out the intent hereof, hereby granting Seller Representative full power and authority to act in and concerning the premises as fully and effectually as Seller may do if personally present.  Seller Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.  In so acting, all decisions of the Seller Representative for all purposes of this Agreement and the Escrow Agreement shall be taken by the affirmative vote (or written consent) of a majority of the individuals then holding the title of Seller Representative, on a per capita basis.  This power of attorney is (x) coupled with an interest and is irrevocable; and (y) durable and shall not be affected by any subsequent dissolution or winding-up of Seller.  Seller hereby acknowledges and agrees that any act, consent or thing done by Seller Representative or any delivery by Seller Representative of any waiver or amendment of this Agreement or any other Transaction Document executed by Seller Representative or any decisions made by Seller Representative pursuant to such power of attorney, shall be binding upon Seller and its successors and assigns, whether the same shall have been done either before or after Seller’s dissolution and winding-up, as fully as if Seller had taken such actions, executed and delivered such documents or made such decisions.  Seller agrees that third parties may rely upon the representations of Seller Representative as to all matters relating to any power granted to it under this Agreement, and no Person who may act in reliance upon the representations of Seller Representative or the authority granted to him shall incur any liability to Seller or its successors or assigns as a result of permitting Seller Representative to exercise any power.

(b) Replacement of Seller Representative.  Upon the resignation, death, disability or incapacity of Seller Representative, Seller shall appoint a substitute Seller Representative and shall promptly notify Buyer and Escrow Agent thereof in writing.

(c) Actions of Seller Representative; Liability of Seller Representative.  Seller agrees that Buyer shall be entitled to rely on any action taken by Seller Representative, on behalf of Seller, pursuant to Section 10.16(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if Seller had taken such Authorized Action.  Seller agrees that Seller Representative is not a fiduciary and shall have no liability to Seller for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud, gross negligence or willful misconduct.  Seller agrees to pay, and to indemnify and hold harmless, Buyer from and against any losses that it may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, Seller.  In addition, Seller hereby releases and discharges Buyer from and against any liability arising out of or in connection with Seller Representative’s failure to adhere to this Agreement or to act in accordance with the terms of Seller Representative Appointment.  Seller agrees that Buyer and Escrow Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by or on behalf of Seller Representative, and reasonably believed by Buyer or Escrow Agent, as the case may be, to be genuine and to have been signed and presented by the proper party or parties.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1 Resolution by Parties.

Seller Representative and Buyer shall negotiate in good faith and attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the Breach, interpretation, termination or validity thereof (a “Dispute”) within thirty (30) days after the date that a Party gives written notice of such Dispute to the other Party, other than as provided in Section 2.8(e).  If Seller Representative and Buyer are unable to reach agreement within such thirty (30) day period (or such longer period as Seller Representative and Buyer may agree) then either Seller Representative or Buyer may request the utilization of the services of a professional mediator who is unaffiliated with either Seller Representative or Buyer and is knowledgeable in the field of the Dispute, and the other Party or parties to the Dispute shall cooperate with such request and share the reasonable costs of such mediator.  Such mediation shall be concluded within thirty (30) days of such mediator’s selection.  Without limiting any of the rights of the Members under this Agreement, the mediation procedures herein must be exhausted by a Party prior to the pursuit of binding arbitration in accordance with Section 11.2.  All negotiations pursuant to this Section 11.1 shall be considered confidential settlement discussions, and no Party may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution or litigation proceeding.

Section 11.2 Binding Arbitration.

Any Dispute that is not settled to the mutual satisfaction of the Parties pursuant to Section 11.1 shall be settled by binding arbitration between Seller Representative and Buyer conducted in Calgary, Alberta (or such other location as may be agreed to by Seller Representative and Buyer) and in accordance with the rules adopted by the Arbitration and Mediation Society of Alberta (the “AAMS”) in effect on the date that either Seller Representative or Buyer gives notice of its demand for arbitration under this Section 11.2.  The submitting Party shall submit such Dispute to arbitration by providing a written demand for arbitration to the other Party, and Seller Representative and Buyer shall select a single neutral arbitrator with significant contract resolution experience.  If Seller Representative and Buyer cannot agree on a single neutral arbitrator within fifteen (15) Business Days after the written demand for arbitration is provided, then the arbitrator shall be selected pursuant to the National Arbitration Rules of the ADR Institute of Canada, Inc.  The decisions of the arbitrator shall be final and binding upon the Parties in all respects, and shall be the sole and exclusive remedy between the Parties regarding any Dispute submitted to arbitration pursuant to this Section 11.2.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets.  Each Party shall each bear the cost of preparing and presenting its own case.  The cost of the arbitration, including the fees and expenses of the arbitrator, shall be sole responsibility of the losing Party.  The arbitrator shall be instructed to establish procedures such that a decision can be rendered within sixty (60) calendar days of the appointment of the arbitrator.  All limitations of damages herein shall be binding upon the arbitrator.  This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.  The arbitration conducted pursuant hereto shall be confidential.  A Party shall not disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Parties in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by (i) law, rule, applicable regulation, interrogatories, subpoenas, civil investigative demands or other similar legal process, stock exchange rules or disclosure requirement of a governmental authority, including the Securities and Exchange Commission, or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award.

Section 11.3 Exceptions to Arbitration Obligation.

The obligation to arbitrate shall not be binding upon any Party with respect to (i) requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual Dispute, or (ii) actions to collect payments not subject to a bona fide Dispute.

[This space left blank intentionally – signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Douglas J. Quinn
 Douglas J. Quinn

QUINN HOLDINGS, LTD.

By: /s/ Douglas J. Quinn
    Name: Douglas J. Quinn
    Title: President

(SEAL)

“SELLER”

QUINN’S OILFIELD SUPPLY, LTD.

By: /s/ Douglas J. Quinn
    Name: Douglas J. Quinn
    Title: President

(SEAL)

QUINN PUMPS, INC.

By: /s/ Douglas J. Quinn
    Name: Douglas J. Quinn
    Title: President

(SEAL)

QUINN PUMPS [CALIFORNIA], INC.

By: /s/ Douglas J. Quinn
    Name: Douglas J. Quinn
    Title: President

(SEAL)

By: /s/ Douglas J. Quinn
    Name: Douglas J. Quinn
    Title: President

(SEAL)

GRENCO ENERGY SERVICES LIMITED PARTNERSHIP

BY: Grenco Energy Services, Inc., General Partner

By: /s/ Douglas J. Quinn
    Name: Douglas J. Quinn
    Title: President

(SEAL)

“ACQUIRED COMPANIES”

/s/ Douglas J. Quinn
 Douglas J. Quinn

“SELLER REPRESENTATIVE”

Asset Purchase Agreement
Quinn’s Oilfield supply, LTD.

LUFKIN PUMP ACQUISITION LTD.

By: /s/ Mark E. Crews
    Name: Mark E. Crews
    Title: President

“BUYER”

LUFKIN INDUSTRIES, INC.

By: /s/ Mark E. Crews
    Name: Mark E. Crews
    Title: Vice President

“PARENT”

Asset Purchase Agreement
Quinn’s Oilfield supply, LTD.

Schedule 2.8(a)(i)

Net Working Capital Calculation Example

Net Working Capital Calculation As Of February 28, 2011
(Canadian Dollar Amounts in Thousands)

	Unadjusted Amounts	Adjustments	Adjusted Amounts
Cash And Cash Equivalents	$4,145	$(4,145)	$-
Accounts Receivable	$24,773	$-	$24,773
Inventories	$24,515	$-	$24,515
Income Taxes Recoverable1	$-	$-	$-
Prepaid Expenses	$413	$-	$413
Total Current Assets	$53,846	$(4,145)	$49,701

Bank Indebtedness	$7,148	$(7,148)	$-
Current Portion Of Long-Term Debt	$4,107	$(4,107)	$-
Due To Shareholders	$905	$(905)	$-
Accounts Payable And Accrued Liabilities	$16,151	$-	$16,151
Deferred Income	$510	$-	$510
Income Taxes Payable1	$525	$(525)	$-
Total Current Liabilities	$29,346	$(12,685)	$16,661

Net Working Capital	$24,500	$8,540	$33,040

1To exclude all tax assets and liabilities related to the Tax Act.

Asset Purchase Agreement
Quinn’s Oilfield supply, LTD.

Exhibit A

Form of Escrow Agreement

ESCROW AGREEMENT

THIS AGREEMENT dated the ● day of ●, 20 ●

AMONG:

LUFKIN INDUSTRIES ACQUISITION LTD.
(hereinafter "Lufkin")

- and -

QUINN'S OILFIELD SUPPLY LTD.
(hereinafter "Quinn")

- and -

BLAKE, CASSELS & GRAYDON LLP
(hereinafter "Blakes")

WHEREAS:

A.
Lufkin and Quinn, together with Lufkin Industries, Inc., Quinn Pumps, Inc., Quinn Pumps [California] Inc., Grenco Energy Services Inc., Grenco Energy Services Limited Partnership, Quinn Holdings Ltd. and Douglas J. Quinn, entered into an asset purchase agreement dated September ●, 2011 (the "Main Agreement");

B.	Lufkin and Quinn desire to place the amount of $● (the "Deposit") in escrow with Blakes; and

C.	Blakes is willing to hold the Deposit in escrow on behalf of Lufkin and Quinn subject to the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the sum of $10 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Deposit and Interest.  The Deposit shall be held in escrow by Blakes and deposited in a trust account with Canadian Imperial Bank of Commerce.  If any interest is earned on the Deposit which is credited to such trust account, the interest shall be dealt with in the same manner as the Deposit.  Blakes makes no representation as to the yield available upon the Deposit, shall bear no liability for any failure to achieve the maximum possible yield from the Deposit and shall not be responsible for any failure of Canadian Imperial Bank of Commerce.  The party receiving interest, if any, on the Deposit shall pay all income and other taxes applicable thereto or exigible thereon.

2.
Disposition of Deposit.  Upon receipt by Blakes of a written direction signed by each of Lufkin and Quinn, Blakes is hereby irrevocably authorized and directed to pay the Deposit and interest accrued thereon, if any, in accordance with such written direction.  Blakes shall have no obligation to make any determination as to the validity of any such direction or any claim made by any party for entitlement to the Deposit and Blakes shall be entitled to continue to hold the Deposit until such time as Blakes receives a written direction signed by both Lufkin and Quinn as contemplated in this Section 2 or until Blakes is directed by final judgment of a Court as to the disposition of the Deposit.

3.
Dispute.  Blakes shall have the right at any time to deposit the Deposit and interest earned thereon, if any, with the Accountant of the Alberta Court of Queen's Bench in accordance with the Rules of Civil Procedure respecting interpleader or in such other manner or on such other grounds as such Court may direct.  Blakes shall give written notice of any such deposit to Lufkin and Quinn immediately after such deposit is made.

4.
No Agency.  The parties acknowledge that Blakes is acting solely as a stakeholder at their request and for their convenience and Blakes shall not be deemed to be the agent of either Lufkin or Quinn in respect of the escrow herein referred to.  Blakes shall not be liable to either Lufkin or Quinn for any error in judgment or for any act or omission on its part in respect of the escrow herein referred to unless such error in judgment, act or omission is made, taken or suffered in bad faith or involves gross negligence.

5.
Indemnity.  Lufkin and Quinn hereby jointly and severally agree to indemnify and hold Blakes harmless from and against all costs, claims (including those from third parties) and expenses, including solicitor's fees and disbursements incurred in connection with or arising from the performance of Blakes' duties or rights hereunder; provided that this indemnity shall not extend to actions or omissions taken or suffered by Blakes in bad faith or involving gross negligence on the part of Blakes.

6.
Fees.  Lufkin and Quinn jointly and severally agree to pay to Blakes forthwith upon receipt of an invoice therefor all of Blakes' accounts for time, disbursements and applicable goods and services taxes relating to the performance by Blakes of its duties or rights hereunder or other work incidental to or contemplated pursuant to the terms of this Agreement.  In its discretion, Blakes is entitled to set-off outstanding fees and disbursements against the Deposit and/or interest accrued on the Deposit.

7.
Limitation on Duties.  It is understood and agreed that Blakes' only duties and obligations in respect of the Deposit are expressly set out in this Agreement.  Blakes shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted to be taken by it if Blakes acts in accordance with the advice of such counsel.  Blakes shall be protected if it acts upon any written or oral communication, notice, certificate or other instrument or document believed by Blakes to be genuine and to be properly given or executed without the necessity of verifying the truth or accuracy of the same or the authority of the person giving or executing the same.

8.
Resignation of Blakes.  Blakes may, at any time, resign its obligations under this Agreement and be discharged from all further duties and liabilities hereunder by giving Lufkin and Quinn at least 10 days' notice in writing of its intention to resign or such shorter notice as Lufkin and Quinn may accept as sufficient.  Lufkin and Quinn agree that they shall forthwith upon receipt of such notice appoint a new stakeholder to act in the place and stead of Blakes and if they fail to agree on such appointment, Lufkin or Quinn or Blakes may apply to a Judge of the Alberta Court of Queen's Bench on such notice as such Judge may direct for the appointment of a new stakeholder.  Upon any new appointment, the new stakeholder will be vested with the same powers, rights, duties and obligations as if it had been originally named herein as stakeholder and such new stakeholder shall enter into an agreement with Lufkin and Quinn agreeing to be bound by all of the provisions of this Agreement.

9.
Discharge from Duties.  Upon disposing of the Deposit and interest thereon, if any, in accordance with the provisions of this Agreement, Blakes shall be relieved and discharged from all claims and liabilities relating to the Deposit and interest thereon, if any, and Blakes shall not be subject to any claims made by or on behalf of any party hereto.

10.
No Conflict.  The fact that Blakes is acting as stakeholder under this Agreement shall not in any way prevent it from representing Lufkin and/or or its associates and affiliates in connection with the transactions contemplated in the Main Agreement or any litigation arising from the Main Agreement or this Agreement or from representing Lufkin and/or or its associates and affiliates or any other party in any other capacity or in any other transaction.

11.	Notice. All notices or other communications given pursuant to this Agreement shall be in writing and shall be either delivered by hand or by facsimile transmission addressed as follows:

in the case of Lufkin, to:

Lufkin Industries, Inc.
601 S. Raguet St.
Lufkin, TX 75902-0849
Attention:  General Counsel
Facsimile:  936.637.5272

in the case of Quinn, to:

[Name]
[Address]
Attention:  ●
Facsimile:  ●

in the case of Blakes, to:

Blake, Cassels & Graydon LLP
#3500, 855 – 2nd Street SW
Calgary, Alberta  T2P 4J*
Attention:  Scott W.N. Clarke
Facsimile:  403.260.9700

Any notice or other communication shall conclusively be deemed to have been given and received on the date on which it was delivered or sent if delivered or sent during normal business hours on a business day, and if delivered after normal business hours or on other than a business day, shall be deemed to have been given or sent on the next following business day.  Any party may change its address for notices or other communications by giving notice thereof to the other parties to this Agreement in accordance with this Section 11.

12.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

13.	Modification. This Agreement may only be modified or amended by an agreement in writing signed by all of the parties hereto.

14.	Time. Time shall be of the essence of this Agreement.

15.	Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement.

LUFKIN INDUSTRIES ACQUISITION LTD.

By:  __________________________________
    Name: ___________________________
    Title: ____________________________

QUINN'S OILFIELD SUPPLY LTD.

By:  __________________________________
    Name: ___________________________
    Title: ____________________________

                 BLAKE, CASSELS & GRAYDON LLP

By:  __________________________________
    Name: ___________________________
    Title: ____________________________

Asset Purchase Agreement
Quinn’s Oilfield supply, LTD.

Exhibit B

Form of Employment Agreement

EMPLOYMENT AGREEMENT

This Agreement dated as of the _____day of ______________, 2011.

BETWEEN:

LUFKIN PUMP ACQUISITION LTD., a corporation organized pursuant to the laws of the Province of Alberta (the “Corporation”)

- and -

[EMPLOYEE], an individual residing in [City], Alberta (the “Employee”)

WHEREAS pursuant to the provisions of the Asset Purchase Agreement dated September [●], 2011 (the “APA”), by and among Lufkin Industries, Inc., Lufkin Pump Acquisition Ltd. (the “Buyer”), Douglas J. Quinn, Quinn Holdings Ltd., Quinn’s Oilfield Supply Ltd. (the “Seller”), Quinn Pumps, Inc., [Quinn Pumps California Inc.], Grenco Energy Services Inc., Grenco Energy Services Limited Partnership and The Seller Representative Named, the Buyer has agreed to buy and the Seller has agreed to sell the Purchased Assets (the “Transaction”);

AND WHEREAS the Employee is receiving a bonus from the Seller in connection with the completion of the Transaction;

AND WHEREAS it is a condition of the APA that the Employee and the Corporation execute and deliver this Employment Agreement (“Agreement”) as at the Closing Date;

AND WHEREAS the Corporation and the Employee have agreed that their future relationship will be governed by the terms and conditions of this Agreement, effective and conditional on Closing;

AND WHEREAS the Employee agrees that the Employee’s past service with the Seller has been duly and fairly recognized in the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained in this Agreement, the closing of the Transaction, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Corporation and Employee agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	In this Employment Agreement, including the recitals hereto, the following terms shall have the following meanings, and capitalized terms not defined in this Agreement shall be as defined in the APA:

(a)	“Affiliated” has the meaning set out in the Securities Act (Alberta), as amended from time to time, and an “Affiliate” means one of two or more Affiliated Persons;

(b)	“Agreement” means this Employment Agreement, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(c)
“Applicable Laws” means, in relation to this Agreement all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to the Agreement;

(d)
“Applicable Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(e)	“Base Salary” means the amount paid to the Employee annually by the Corporation pursuant to Section 5.1;

(f)
“Benefits” means those amounts or entitlements provided, or paid for, by the Corporation in respect of the Employee pursuant to Article VI, all of which are subject to the terms of the applicable benefit plan;

(g)	“Board of Directors” means the board of directors of the Corporation;

(h)	“Business” means the manufacture, distribution, service and repair of reciprocating rod pumps and progressing cavity pumps for the energy industry;

(i)
“Cause” means any reason which would entitle the Corporation to terminate the Employee’s employment without notice or payment in lieu of notice at common law, and includes, without limiting the generality of the foregoing:

(i)
fraud, misappropriation of the property or funds of the Corporation, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Employee;

(ii)
the willful allowance by the Employee of his duty to the Corporation and his personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii)	the breach by the Employee of any of his covenants or obligations under this Agreement, including any non-solicitation or confidentiality covenants contained herein;

(j)
“Confidential Information” means any information of a confidential nature which relates to the Corporation, including trade secrets, know-how, show-how, technical information, patents, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, strategic studies, engineering information, client and supplier lists, shareholder data and personnel information.  Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i)	is or becomes public knowledge through no fault of the Employee;

(ii)	is independently developed by the Employee following the Transaction, outside the scope of his employment duties to the Corporation;

(iii)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(iv)	is or becomes lawfully available to the Employee from a source other than the Corporation;

(k)
“Corporate Property” includes any and all Confidential Information, proprietary technology, financial, operating and training information, all works of expression and any copyrights in such works, current or potential business contacts, trade connections, and contract development information, patentable inventions, discoveries, trade secrets, know-how or show-how, and any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation.  For greater certainty, Corporate Property includes any of the above purchased pursuant to the APA or subsequently acquired by the Employee;

(l)	“Notice” means any Notice given by one Party to the other Party in accordance with Article XIV;

(m)	“Original Hire Date” means the date that the Employee was originally hired by Quinn’s Oilfield Supply Ltd., which for greater certainty the Parties agree was [Original Hire Date with Quinn];

(n)	“Party” means one or other of the Employee and the Corporation, and “Parties” means both the Employee and the Corporation;

(o)	“Permanent Disability” means a mental or physical disability whereby the Employee:

(i)
is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Corporation for a cumulative period of 9 months out of 12 consecutive calendar months; or

(ii)	is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs;

(p)	“Person” includes an individual, partnership, association, body corporate, trust, trustee, executor, administrator or legal representative, and “Persons” means a group of more than one Person;

(q)	“Personal Information” means information about an identifiable individual;

(r)	“Remuneration” means the Base Salary and other amounts the Employee is entitled to receive pursuant to Article V;

(s)	“Severance Period” means one (1) month per year of service of the Employee from the Original Hire Date of the Employee, up to a maximum of 18 months;

(t)	“Term” means the period during which this Agreement remains in force pursuant to Article III; and

(u)	“Termination Date” means the last day actively worked by the Employee for the Corporation.

1.2	The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3	All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neuter genders.

1.4	All monetary amounts are in Canadian dollars.

1.5
The word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.6
A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7	A reference to an entity includes any successor to that entity.

1.8	A reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

1.9
A reference to an Article is to an Article of this Agreement and the reference to a Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated.

ARTICLE II

EMPLOYMENT OF EMPLOYEE

2.1
The Corporation agrees to employ the Employee as the [Position] of the Corporation, and the Employee agrees to accept such employment, all in accordance with the terms and conditions of this Agreement.

2.2	The Parties agree that the relationship between the Corporation and the Employee is that of employer and employee.

2.3
The Employee acknowledges and agrees that the Corporation may unilaterally change the Employee’s position, duties, reporting relationships, location of work and/or transfer the Employee’s employment to an Affiliated corporation, at the Corporation's sole discretion, acting reasonably, and that such changes shall not form the basis for a claim of constructive dismissal provided that there is no material decrease to the Employee’s total compensation and that comparable standards of living and working conditions are maintained, and that there are not any material changes to the location of work.  The Employee’s total compensation shall be subject to review and possible increase for cost of living or other adjustments associated with changes to the location of work.

ARTICLE III

TERM OF AGREEMENT

3.1
Conditional on Closing and effective on the Closing Date, the Term and the Employee’s employment with the Corporation shall be for an indefinite term, unless earlier terminated by the Corporation or the employee pursuant to the terms and conditions of this Agreement.

ARTICLE IV

DUTIES OF EMPLOYEE

4.1	The Employee shall, during the Term:

(a)
perform the duties and responsibilities of the [Position] of the Corporation, including all those duties and responsibilities customarily performed by a person holding the same or an equivalent position in entities of a similar size to the Corporation, engaged in Business similar to that of the Corporation, as well as such other related duties and responsibilities as may be assigned to the Employee by the Board of Directors from time to time;

(b)	accept such other office or offices which he may be elected or appointed by the Board of Directors in addition to that of [Position]; and

(c)
devote the whole of his working time, attention, efforts and skill to the performance of his employment duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times.  In particular, and without limiting the generality of the foregoing, the Employee shall not engage in any personal activities or any employment consulting work, trade or other business activity on his own account or on behalf of any other Person which may compete, conflict or interfere with the performance of the Employee’s duties hereunder in any way.

ARTICLE V

REMUNERATION

5.1
During the term of this Agreement, the Corporation shall pay to the Employee a salary of $[•] per annum (the “Base Salary”), less applicable statutory deductions, payable in equal installments in accordance with the Corporation’s payroll practices.  The Employee’s Base Salary will be reviewed annually by the Board of Directors, and may be increased at the sole discretion of the Board of Directors, based upon such factors as the Board of Directors in its sole discretion determines are relevant, which factors may include the performance of the Corporation and the Employee compensation arrangements of other entities of a similar size to the Corporation engaged in a Business similar to that of the Corporation.

5.2
The Corporation may also grant the Employee annual or incentive bonuses in an amount and on such terms and conditions as Board of Directors in its sole discretion may determine from time to time, based upon such factors as the Board of Directors in its sole discretion determines are relevant, which factors may include the Employee’s performance under the terms of this Agreement and the performance of the Corporation.

5.3
The Corporation shall reimburse the Employee for all reasonable out-of-pocket expenses incurred in the performance of his employment duties and in accordance with the applicable policies and procedures of the Corporation, as may be amended by the Corporation at its sole discretion from time to time.  All payments or reimbursements of expenses shall be subject to the submission by the Employee of appropriate vouchers, bills and receipts.

5.4
Upon termination of this Agreement for any reason, the Employee shall only be entitled to receive any Remuneration earned up to the Termination Date, in addition to any other severance or termination payments which are payable under the terms of this Agreement.

ARTICLE VI

BENEFITS

6.1
The Employee shall be entitled to participate in and receive all rights and benefits under any medical and dental, health and accidental plans or programs adopted by the Corporation, and which are generally available to its Employees, from time to time and as amended by the Corporation in its sole discretion, subject to the terms of the policies provided by the relevant insurer.

ARTICLE VII

VACATION

7.1
The Employee shall be entitled to an annual vacation of [●] weeks.  Vacation may be taken in such a manner and at such times as the Employee and the Corporation mutually agree, subject to the business priorities of the Corporation.

7.2	Vacation must be taken in the year in which it is earned and may not be banked for use in a future year.

ARTICLE VIII

TERMINATION BY CORPORATION

8.1	The Corporation shall be entitled to terminate this Agreement and the Employee’s employment with the Corporation at any time, for any reason, upon Notice to the Employee, in which case:

(a)
the Corporation shall pay the Employee, either as a lump sum or as salary continuance at the Corporation’s sole discretion, the Base Salary for a period equal to the Severance Period, plus 10% of the Base Salary for the Severance Period in lieu of all Benefits provided by the Corporation to Employee.  The Parties expressly agree that there will be no obligation on the Corporation to continue Benefits during the Severance Period and the Employee’s Benefits shall cease on the Termination Date;

(b)	the obligation of the Corporation to make payments under this Section 8.1 shall be subject to any and all withholdings and deductions required to be made by the Corporation by law;

(c)	payment under this Section 8.1 shall be subject to the prior execution by the Employee of a Release in substantially the same form as Schedule “A” to this Agreement; and

(d)
the Employee grants the Corporation the right to set-off against any payments to the Employee under this Section 8.1 any amount which the Employee owes to the Corporation, whether immediately due and owing or not.

8.2
The Corporation shall be entitled to terminate this Agreement and the Employee’s employment with the Corporation at any time, without notice or payment in lieu of notice, for Cause.  Upon termination of employment for Cause, the Employee shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date, (ii) reimbursement of all expenses properly incurred up to such date, and (iii) payment for any accrued but unused vacation pay due and outstanding.

ARTICLE IX

TERMINATION BY EMPLOYEE

9.1
The Employee may terminate this Agreement and his employment with the Corporation by providing 90 days’ prior Notice to the Corporation.  Upon receipt of such Notice of termination by the Employee, the Corporation shall only be required to pay the Employee any Remuneration, and provide the Employee with any Benefits, earned up to the Termination Date, and may either require the Employee to continue to perform his duties until the Termination Date, or dismiss the Employee at any time after receipt of the Notice, without additional compensation or obligation to the Employee, except for amounts which otherwise would have been payable to the Employee through the remainder of the 90 days notice period by the Employee to the Corporation.

ARTICLE X

TERMINATION UPON DEATH OR PERMANENT DISABILITY

10.1	This Agreement shall automatically terminate upon the death of the Employee.

10.2
In the event that the Employee suffers a Permanent Disability, the employment of the Employee may be terminated by the Corporation upon 60 days notice to the Employee; except that if the termination of the Employee’s employment would impair his ability to receive long term disability benefits in whole or in part, the Employee shall, in lieu of termination, be placed on an unpaid leave of absence.  The Employee agrees that if the Corporation is forced to terminate the Employee for Permanent Disability, this Agreement will have been frustrated, and in any event the Employee agrees that accommodating a Permanent Disability would impose an undue hardship upon the Corporation.

10.3
Upon termination of employment for Death or Permanent Disability, the Employee or the Employee’s estate shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date, (ii) reimbursement of all expenses properly incurred up to such date, and (iii) payment for any accrued but unused vacation pay due and outstanding.

ARTICLE XI

PROPERTY RIGHTS

11.1
Although the Employee is not expected to be in a technical development role, for clarity, the Employee acknowledges and confirms that the Corporation shall be entitled to own and control all proprietary technology, and financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, that are developed, created, or conceived by the Employee during the course of this Agreement (collectively referred to as “Contract Developments”), to the extent that such Contract Developments relate to the Corporation’s current or potential Business or if such Contract Developments were in any part undertaken in connection with this Agreement.  Accordingly, the Employee hereby agrees to disclose, deliver, and assign all such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright, and further agrees to execute all documents, patent applications, and arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Corporation the full benefit of them.

11.2
The Employee agrees that all copyrightable materials generated or developed under this Agreement, shall be considered works made for hire under the copyright laws of the United States, and shall, upon creation, be owned exclusively by the Corporation in Canada and the United States.  To the extent that any such materials, under applicable law, may not be considered works made for hire, the Employee hereby assigns to the Corporation the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Corporation shall be entitled to register and hold in its own name all copyrights in respect of such materials.

11.3
The Employee hereby waives and agrees to waive any and all moral and other rights the Employee may have in the Contract Developments, including but not limited to: the right to restrain or claim damages for any change or other modification of; the right to restrain use or reproduction of; the right to the integrity of; and the right to be associated with; the Contract Developments in any context and in connection with any product, service, cause or institution, to and in favour of the Corporation and its assignees and licensees.

ARTICLE XII

CONFIDENTIAL INFORMATION, NON-SOLICITATION

AND CORPORATE PROPERTY

12.1
The Employee acknowledges and agrees that in performing the duties and responsibilities of his employment pursuant to this Agreement, he will occupy a position of high fiduciary trust and confidence with the Corporation, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the Business carried on by the Corporation, and the manner in which such Business is conducted.  It is the express intent and agreement of the Employee and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the Business interests of the Corporation, and not in any manner detrimental to them.  The Employee therefore agrees that, so long as he is employed by the Corporation pursuant to this Agreement, he shall not engage in any practice or business that competes with the Business of the Corporation, nor solicit any customers or employees of the Corporation on behalf of any third party.  The Employee further agrees that his fiduciary duties shall survive the termination of his employment for any reason.

12.2
The Employee further acknowledges and agrees that in performing the duties and responsibilities of his employment pursuant to this Agreement, he will become knowledgeable with respect to a wide variety of Confidential Information which is the exclusive property of the Corporation, the disclosure of which would cause irreparable harm to the Corporation.  The Employee therefore agrees that during the Term and following the termination of the Employee’s employment for any reason, he shall treat confidentially all Confidential Information belonging to the Corporation, and shall not disclose the Confidential Information to any unauthorized persons, except with the express consent of the Board of Directors, or otherwise as required by law.  The Employee further agrees that to the extent the Employee has an ownership interest in any of the Confidential Information, any such ownership interest shall be assigned to the Corporation.

12.3
The Employee further acknowledges and agrees that pursuant to the terms of this Agreement, that to the extent he acquires Corporate Property, it shall remain the exclusive property of the Corporation.  Upon termination of the Employee’s employment and this Agreement for any reason, the Employee shall immediately return to the Corporation all Corporate Property, together with any copies or reproductions thereof, which may have come into the Employee’s possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on his personal computer which may contain any Confidential Information or Corporate Property.

12.4	The Employee acknowledges and agrees that the Employee shall not for any reason, either directly or indirectly through any Person, agent, employee, Affiliate or representative:

(a)
during the term and for a period of 12 months following the Termination Date, initiate contact with any customer of the Corporation as at the Termination Date, with whom the Employee had contact as a result of the Employee’s employment, for the purpose of soliciting, inducing, or attempting to solicit or induce, such customers to become a customer of any business venture which directly or indirectly competes with the Business of the Corporation;  or

(b)
during the term and for a period of 12 months following the Termination Date, initiate contact with any employee or executive of the Corporation, or any person who held such position in the 12 months immediately preceding the Termination Date, for the purpose of offering employment or business opportunities with any person or entity other than the Corporation.

12.5
The Employee acknowledges and agrees that the Corporation will suffer irreparable harm if the Employee breaches any of the obligations under this Article XII, and that monetary damages would be impossible to quantify and inadequate to compensate the Corporation for such a breach.  Accordingly, the Employee agrees that in the event of a breach, or a threatened breach, by the Employee of any of the provisions of this Article XII, the Corporation shall be entitled to obtain, in addition to any other rights, remedies or damages available to the Corporation at law or in equity, an interim and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by the Employee, or by any or all of the Employee’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of, or with, the Employee, and that the Corporation shall be entitled to all of its costs and expenses incurred in obtaining such relief including reasonable solicitor and client legal costs and disbursements.

12.6
The Employee hereby agrees that all restrictions contained in this Article XII are reasonable, valid and necessary protections of the Corporation’s proprietary business interests and hereby waives any and all defences to the strict enforcement thereof by the Corporation.  The provisions of this Article XII shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

12.7	For the purposes of this Article XII, “Corporation”, when referred to herein, shall include any associated, affiliated, subsidiary, predecessor, successor or parent corporation of the Corporation.

ARTICLE XIII

OUTSIDE OBLIGATIONS

13.1
The Employee represents and warrants that in performing the Employee’s duties in accordance with the terms of this Agreement, the Employee is not in breach of any obligation or duty owed to any other party, whether contractual or otherwise.

ARTICLE XIV

NOTICES

14.1	Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation:

Lufkin Pump Acquisition Ltd..
c/o Lufkin Industries, Inc.
601 S. Raguet St.
Lufkin, Texas  75902-0849
Attention: Vice President, Human Resources

To the Employee:
________________________________

________________________________

________________________________

Or to the last address recorded in the Employee’s personal file.

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.

14.2	Either Party may change its address for Notice in the aforesaid manner.

ARTICLE XV

PRIVACY

15.1
The Employee acknowledges and agrees that the Employee will take all necessary steps to protect and maintain Personal Information of the employees, consultants or customers of the Corporation obtained in the course of the Employee’s employment with the Corporation.  The Employee shall at all times comply, and shall assist the Corporation to comply, with all Applicable Privacy Laws.

15.2
The Employee acknowledges and agrees that the disclosure of the Employee’s Personal Information may be required as part of the ongoing operations of the Corporation, as required by law or regulatory agencies, as part of the audit process of the Corporation, or as part of a potential business or commercial transaction or as part of the Corporation’s management of the employment relationship (the “Personal Information Disclosure”), and the Employee hereby grants consent as may be required by Applicable Privacy Laws to the Personal Information Disclosure.

ARTICLE XVI

GENERAL

16.1
This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta, and the Parties hereby attorn to the exclusive jurisdiction of Alberta Courts except insofar as a court of another jurisdiction is requested to enforce the restrictive covenants contained herein.  Should provisions in this Agreement fail to comply with the applicable legislation, the Agreement shall be interpreted in accordance with those statutory requirements.

16.2
This Agreement, the Employee Non-Disclosure and Confidentiality Agreement and any other agreements expressly incorporated by reference herein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supercede and replace any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this Agreement.  The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement.  Further, the Employee confirms that ample consideration has been provided for the changes outlined in this Agreement and Employee waives any claim for constructive dismissal on the basis of this Agreement.  In the event of a conflict between this Agreement and any other agreement expressly incorporated by reference herein, the terms of this Agreement shall prevail.

16.3	This Agreement may not be amended or modified in any way except by written instrument signed by the Parties hereto.

16.4	This Agreement shall enure to the benefit of and be binding upon the Parties hereto, together with their personal representatives, successors and permitted assigns.

16.5	This Agreement is a personal services agreement and may not be assigned by either Party without the prior consent of the other Party.

16.6
The waiver by either Party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that Party of any other breach of the same or any other provision of this Agreement.

16.7
The Parties agree to execute and deliver such further and other documents, and perform or cause to be performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

16.8
The Employee agrees that following the termination of the Employee’s employment with the Corporation for any reason, the Employee shall immediately tender his resignation from any position he may hold by virtue of his prior affiliation with the Corporation.

16.9
Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

IN WITNESS WHEREOF the Parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

LUFKIN PUMP ACQUISITION LTD. Per: ________________________________________ Per: ________________________________________
[EMPLOYEE] __________________________________________	Witness ____________________________________________

SCHEDULE “A”

FINAL RELEASE

I, [EMPLOYEE NAME], of the City of [City], in the Province of Alberta, in consideration of the amount of $[•], less statutory deductions required by law, paid to me by LUFKIN PUMP ACQUISITION LTD. (the “Corporation”) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for myself, my executors and assigns hereby remise, release and forever discharge the Corporation, and any associated, affiliated, predecessor or parent corporation of the Corporation and their present and former directors, officers, agents and employees (the “Releasees”), including each of their respective successors, heirs, administrators and assigns, from all manner of actions, causes of action, debts, obligations, covenants, claims or demands, whatsoever which I may ever have had, now have, or can, shall or may hereafter have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection with my relationship with the Releasees, as an employee, officer and/or director, and the termination of my relationship with the Corporation as an employee, officer and/or director, including, but not limited to, any claims related to any entitlement I may have or may have had to any payment or claim either at common law or under the Employment Standards Code, Alberta Human Rights Act, Personal Information Protection Act, or any other applicable legislation governing or related to my employment with the Releasees.

AND FOR THE SAID CONSIDERATION I, [EMPLOYEE NAME], represent and warrant that I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Release, or with respect to which I agree not to make any claim or take any proceeding herein.

IT IS FURTHER ACKNOWLEDGED that the payment to me includes full compensation and consideration for the loss of my employment benefits, as provided by the Releasees, and that all of my employment benefits and privileges shall cease on the date of termination of my employment.  I further acknowledge that I have received all benefits due to me and have no further claim against the Releasees for such benefits.  I further accept sole responsibility to replace such benefits which I wish to continue or to exercise conversion privileges where applicable with respect to such benefits and, in particular any life insurance and long-term disability benefits.  In the event that I become disabled following termination of my employment, I covenant not to sue the Releasees for insurance or other benefits or loss of same and hereby release the Releasees from any and all further obligations or liabilities arising therefrom.

IT IS FURTHER ACKNOWLEDGED that I am in receipt of all wages, overtime pay, vacation pay and general holiday pay and I further reconfirm that there are no entitlements, overtime pay or wages due and owing to myself by the Corporation.  I confirm and agree that I have not received any Employment Insurance benefits from Human Resources and Development Canada, and I further confirm that there are no amounts owed or outstanding by myself or the Corporation for Employment Insurance benefits.  I hereby agree to indemnify and hold harmless the Corporation for any amounts owing for Employment Insurance.  I further agree to indemnify and save harmless the Corporation and shall be liable to the Corporation for any claims in regards to non-deduction or insufficient deduction of taxes or employment insurance monies in regards to the settlement agreed to herein, including any legal costs, interest or penalties as may be assessed or alleged against the Corporation.

IT IS HEREBY AGREED that the terms of this Release will be kept confidential.  No party hereto shall communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with my legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required by law, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release was agreed upon.  The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

I ACKNOWLEDGE that the satisfactory arrangements made between me and the Corporation do not constitute any admission of liability by or on behalf of the Corporation.

I HEREBY DECLARE that I have read all of this Release, fully understand the terms of this Release and voluntarily accept the consideration stated herein as the sole consideration for this Release for the purpose of making a full and final settlement with the Releasees.  I further acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms herein and the covenants mutually exchanged.

DATED this ________day of _____________, 20___.

__________________________________
[EMPLOYEE]

__________________________________
WITNESS (Signature)

__________________________________
WITNESS (Print Name)